UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Definitive Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

COAST FINANCIAL HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $5.00 per share.

(2)	Aggregate number of securities to which transaction applies:

6,509,057 shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$3.40 per share, which is the per share price to be paid in this transaction.

(4)	Proposed maximum aggregate value of transaction:

$22,130,793.80

(5)	Total fee paid:

$697.42

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

September 12, 2007

COAST FINANCIAL HOLDINGS, INC.

1301 – 6th Avenue West, Suite 300

Bradenton, Florida 34205

[                    ] 2007

Dear Shareholder:

On August 3, 2007, Coast Financial Holdings, Inc. and Coast Bank of Florida, a Florida state-chartered bank and our wholly-owned subsidiary, entered into an Agreement and Plan of Merger (“Merger Agreement”) with First Banks, Inc., a Missouri corporation (“First Banks”), pursuant to which Coast Financial Holdings, Inc. will become a wholly owned subsidiary of First Banks.

If we complete the merger, you will be entitled to receive for each of our common shares that you own, an amount equal to (a) the aggregate cash consideration of $22,130,793.80, subject to adjustment under certain circumstances described below, divided by (b) the number of common shares outstanding prior to the consummation of the merger, or approximately $3.40 in cash, subject to adjustment. Under the terms of the Merger Agreement, the price paid to you for your common shares may be reduced if:

•

Our allowance for loan and lease losses plus tangible equity is less than 75% of our non-performing loans and leases plus other real estate owned (the amount by which our allowance plus tangible equity fails to meet this 75% threshold is referred to by us as the “Deficiency”), and

•	The Deficiency is greater than $1 million.

If each of the above conditions exists, then the aggregate cash consideration to be paid by First Banks will be reduced to the nearest $500,000 increment, rounded upward or downward, to the full amount of the Deficiency and the price per common share will be reduced accordingly.

A special meeting of our shareholders will be held at [Insert Place] on [Insert Date], 2007, at [Insert Time] a.m., local time, to vote on a proposal to adopt the Merger Agreement so that the merger can occur. Notice of the special meeting is enclosed.

The enclosed proxy statement gives you detailed information about the special meeting and the terms of the merger, as well as other information relating to Coast Financial and First Banks. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement and the Merger Agreement carefully and in their entirety.

The Kafafian Group, Inc., a financial advisor to financial institutions, has issued a written opinion to our board of directors that the merger is fair, from a financial point of view, to the shareholders of Coast Financial as of the date of the Merger Agreement. Completion of the merger is subject to certain conditions, including receipt of necessary governmental approvals. After careful consideration, our board of directors, by a unanimous vote (i) has determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of, our company and our shareholders, (ii) has approved the Merger Agreement, and (iii) recommends that our shareholders vote “FOR” approval and adoption of the Merger Agreement.

Your vote is important. We cannot complete the merger unless the holders of a majority of all of our outstanding common shares vote to approve and adopt the Merger Agreement, which we sometimes refer to in the proxy statement as the merger proposal. The failure of any shareholder to vote on the merger proposal will have the same effect as a vote against the merger proposal.

Whether or not you plan to attend the special meeting in person, please vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope.

Our board of directors and management appreciate your continuing support, and we hope you will vote in favor of this transaction.

Very truly yours,

Anne V. Lee

Acting President and Chief Executive Officer

COAST FINANCIAL HOLDINGS, INC.

1301 – 6th Avenue West, Suite 300

Bradenton, Florida 34205

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on                     , 2007

TO THE SHAREHOLDERS OF COAST FINANCIAL HOLDINGS, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Coast Financial Holdings, Inc., a Florida corporation will be held on [Insert Date], 2007 beginning at [Insert Time] a.m., local time, at [Insert Place], to consider and act on the following matters:

1. Merger Proposal. A proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 3, 2007 (the “Merger Agreement”), by and among First Banks, Inc., a Missouri corporation (“First Banks”), Coast Financial Holdings, Inc. (“Coast Financial”), and Coast Bank of Florida, a Florida state-chartered bank and wholly-owned subsidiary of Coast Financial (“Coast Bank”), as described in the attached proxy statement, providing for the merger of a wholly-owned subsidiary of First Banks with and into Coast Financial, with Coast Financial becoming a wholly-owned subsidiary of First Banks.

2. Adjournment or Postponement. Any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the Merger Agreement.

3. Transaction of Other Business. The transaction of any other business that may properly come before the special meeting or any adjournments or postponements thereof.

You are urged to carefully review the proxy statement and the copy of the Merger Agreement attached as Annex A to the proxy statement.

We have fixed the close of business on [Insert Record Date], 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and to vote at the special meeting and any adjournment or postponements of the meeting. As of the close of business on [Insert Record Date], 2007, there were              common shares of Coast Financial outstanding and entitled to vote at the special meeting.

Your vote is important, regardless of the number of common shares of Coast Financial that you own. Whether or not you plan to attend the special meeting in person, to ensure that your shares will be represented at the special meeting please sign and date the enclosed proxy card and mail it to us as soon as possible in the enclosed postage-paid envelope. If you attend the special meeting, you may still vote in person.

By Order of the Board of Directors,

Justin D. Locke

Secretary

Bradenton, Florida

[Insert Date], 2007

COAST FINANCIAL HOLDINGS, INC.

1301 – 6th Avenue West, Suite 300

Bradenton, Florida 34207

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

To Be Held                     , 2007

The board of directors of Coast Financial Holdings, Inc. is providing this proxy statement to solicit your vote on the adoption of the merger proposal. Pursuant to the Merger Agreement as described in this proxy statement, the boards of directors of Coast Financial and First Banks have agreed to engage in a transaction whereby First Banks will acquire Coast Financial in a merger transaction.

If the merger is completed, each outstanding common share of Coast Financial will be converted into the right to receive a cash payment in an amount equal to (a) the aggregate cash consideration of $22,130,793.80, subject to adjustment under certain circumstances described below, divided by (b) the number of common shares outstanding prior to the consummation of the merger, or approximately $3.40 in cash, subject to adjustment. Under the terms of the Merger Agreement, the price paid for each of our common shares may be reduced if:

•

Our allowance for loan and lease losses plus tangible equity is less than 75% of our non-performing loans and leases plus other real estate owned (the amount by which our allowance plus tangible equity fails to meet this 75% threshold is referred to by us as the “Deficiency”), and

•	The Deficiency is greater than $1 million.

If each of the above conditions exists, then the aggregate cash consideration to be paid by First Banks will be reduced to the nearest $500,000 increment, rounded upward or downward, to the full amount of the Deficiency and the price per common share will be reduced accordingly. If the Deficiency exceeds $10 million, then Coast Financial or First Banks, respectively, will have the right to terminate the Merger Agreement. As of August [    ], 2007, the last trading day before the announcement of the merger, the closing price of Coast Financial common shares was $[            ] per share.

The merger cannot be completed unless the holders of a majority of the outstanding common shares of Coast Financial approve and adopt the Merger Agreement, which will be considered and voted upon at a special meeting of shareholders to be held by Coast Financial at [Insert Place], Florida, on [Insert Date], 2007 at [Insert Time] a.m., local time.

This proxy statement provides you with detailed information about the merger proposal. For a more complete description of the terms of the Merger Agreement, see “The Merger” beginning on page 9 of this proxy statement. Please also see “Where You Can Find More Information” beginning on page 43 for additional information about Coast Financial on file with the Securities and Exchange Commission. We urge you to read and carefully consider this proxy statement and the Merger Agreement in their entirety.

The board of directors of Coast Financial unanimously recommends that its shareholders vote “FOR” approval and adoption of the Merger Agreement. Regardless of whether you plan to attend the special meeting, please take the time to vote by signing, dating, and mailing the enclosed proxy card to us. YOUR VOTE IS VERY IMPORTANT.

This proxy statement and the enclosed form of proxy are first being sent to shareholders, together with the notice of the special meeting, beginning on or about [                    ], 2007.

SUMMARY TERM SHEET

This summary term sheet summarizes selected information disclosed in greater detail elsewhere in this proxy statement and may not contain all of the information that is important to you. You should carefully read the entire proxy statement and the attached Annexes and other documents to which this proxy statement refers you for a more complete understanding of the matters to be considered at the special meeting. Unless the context otherwise indicates, the terms “Coast Financial”, “we,” “us,” or “our,” means Coast Financial Holdings, Inc. and the term “Coast Bank” means Coast Bank of Florida. When we refer to Common Shares in this proxy statement, we are referring to our common shares.

THE SPECIAL MEETING

Date, Place and Time (See Page 6):	The special meeting will be held at [Insert Time] a.m., local time, on [Insert Date], 2007, at [Insert Place], Florida [zip].

Purpose of the Special Meeting (See Page 6):

At the special meeting, you will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 3, 2007, by and among the Coast Financial, Coast Bank and First Banks (the “Merger Agreement”) which we sometimes refer to in this proxy statement as the merger proposal. The Merger Agreement provides for the merger of a wholly-owned subsidiary of First Banks with and into Coast Financial, with Coast Financial surviving the merger and becoming a wholly-owned subsidiary of First Banks. A copy of the Merger Agreement is attached as Annex A. We urge you to read this document carefully as it is the document that governs the merger.

Record Date and Voting Rights (See Page 6):

Our board of directors has fixed the close of business on [Insert record date], 2007, as the record date for the special meeting and only holders of record of our Common Shares on the record date are entitled to vote at the special meeting. As of the close of business on [Insert Record Date], 2007, there were              Common Shares outstanding and entitled to vote at the special meeting.

Revocation of Proxies (See Page 6):	Until exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•

by delivering written notification to us at our principal executive offices at 1301 – 6th Avenue West, Suite 300, Bradenton, Florida 34205 before [11:59 p.m.], local time, on [Insert Day before the meeting], 2007, or by following the instructions included on your proxy card;

•	by delivering a proxy at a later date by mail in the manner described in this proxy statement; or

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

i

Quorum (See Page 7)	The presence in person or by proxy of a majority of the votes entitled to be cast on the merger proposal constitutes a quorum for the purpose of considering merger proposal.

Vote Required to Adopt the Merger Agreement (See Page 7):

The consummation of the merger requires the affirmative vote of a majority of all of our outstanding Common Shares. Abstentions and “broker non-votes” will have the same effect as a vote against the merger proposal.

THE PARTIES (See Page 5)

Coast Financial Holdings, Inc.:

Coast Financial, a Florida corporation headquartered in Bradenton, Florida, is a bank holding company registered under the Bank Holding Company Act of 1956 and its principal asset is Coast Bank. Through its ownership of Coast Bank, Coast Financial is engaged in a general commercial banking business and its primary source of earnings has been derived from the income generated by Coast Bank. As of June 30, 2007, Coast Financial had, on a consolidated basis, total assets of $741,679,000, total deposits of $681,271,000, and total shareholder equity of $36,056,000. The principal executive offices of both Coast Financial and Coast Bank are 1301 – 6th Avenue West, Suite 300, Bradenton, Florida 32405, and their telephone number is (941) 752-5900.

Coast Bank of Florida:

Coast Bank is a Florida state-chartered banking corporation which engages in a general commercial banking business from its 20 bank offices located in and around Manatee, Pinellas, Hillsborough and Pasco counties, Florida. The business of Coast Bank includes the acceptance of deposits from the general public and the application of those funds to the origination of a variety of commercial, residential real estate, and consumer loans. The principal source of Coast Bank’s income is derived from interest on, and fees received in connection with, its lending activities, from the sales of loans, from interest and dividends from investment securities, and short-term investments.

First Banks, Inc.:

First Banks, a Missouri corporation headquartered in St. Louis, Missouri, is one of the largest privately-held bank holding companies in the United States, with nearly $10.5 billion in total assets and $8.75 billion in total deposits, on a consolidated basis as of June 30, 2007. The primary asset of First Banks is The San Francisco Company, a bank holding company that owns all of the capital stock of First Bank. First Bank is a Missouri state-chartered bank headquartered in St. Louis, Missouri which operates 196 retail banking facilities in California, Illinois, Missouri and Texas.

THE MERGER AND RELATED TRANSACTIONS

Overview:

In accordance with the terms and conditions of the Merger Agreement, a newly formed wholly-owned subsidiary of First Banks will be merged with and into Coast Financial, with Coast Financial continuing as the surviving corporation.

As a result of the merger, the newly formed First Banks subsidiary will cease to exist and Coast Financial will become a wholly-owned subsidiary of First Banks. At the effective time of the merger, you will cease to be a shareholder of Coast Financial and will have no rights as a stockholder of First Banks. Common Shares held by Coast Financial as treasury stock and all Common Shares owned by First Banks or any of its wholly-owned subsidiaries will be canceled at the effective time of the merger.

Merger Consideration (See Page 28):

Pursuant to the Merger Agreement, our shareholders will receive for each Common Share held by them a cash payment equal to (a) the aggregate cash consideration of $22,130,793.80, which is subject to adjustment as described below, divided by (b) the number of outstanding Common Shares on the date established by the Merger Agreement. The aggregate cash consideration payable by First Banks will be calculated without interest. Based on the number of Common Shares outstanding on the date of this proxy statement, if the aggregate cash consideration paid by First Banks in the merger is not adjusted, our shareholders would receive $3.40 per Common Share held by them. The Merger Agreement provides that the aggregate cash consideration payable by First Banks pursuant to the merger shall be reduced if both of the following circumstances exist immediately prior to the closing of the merger:

•

our allowance for loan and lease losses plus tangible equity is less than 75% of our non-performing loans and leases plus other real estate owned (the amount by which our allowance plus tangible equity fails to meet this 75% threshold is referred to by us as the “Deficiency”), and

•	the Deficiency is greater than $1 million.

If both of these conditions exist, then the aggregate cash consideration to be paid by First Banks will be reduced to the nearest $500,000 increment, rounded upward or downward, to the full amount of the Deficiency and the price per Common Share will be reduced accordingly.

If the Deficiency exceeds $10 million, then Coast Financial or First Banks, respectively, will have the right to terminate the Merger Agreement.

See “The Merger—Merger Consideration.”

Treatment of Options (See page 21):

Any options or warrants to purchase Common Shares outstanding immediately prior to the effective time of the merger will be cancelled. All existing stock option and stock incentive plans of Coast Financial will be terminated. See “Company Stock Options and Plans.”

Recommendation of the Board of Directors (See Page 11):	After careful consideration, our board of directors has unanimously:

•	determined that the Merger Agreement and the transaction contemplated thereby are advisable, fair to, and in the best interests of, Coast Financial and our shareholders;

•	approved the Merger Agreement; and

•	recommends that our shareholders vote to approve and adopt the merger proposal.

Our board of directors unanimously recommends that at the special meeting you vote “FOR” the merger proposal and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

For a discussion of the material reasons considered by our board of directors in reaching its conclusions, see “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger.” Our board of directors did not assign relative weight to any of the reasons. In addition, our board of directors did not reach any specific conclusion on each reason considered, but conducted an overall analysis of these reasons. Individual members of our board of directors may have given different weight to different reasons.

Opinion of The Kafafian Group (See Page 15):

Sandler O’Neill & Partners, L.P. served as our financial advisors and provided their services in reviewing our financial alternatives, seeking bidders for Coast Financial, and negotiating certain terms of the Merger Agreement and related documents. The Kafafian Group, Inc. was engaged to provide an independent analysis of the merger proposal. Our board of directors received an opinion dated August 3, 2007 from Kafafian to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth in its opinion, the aggregate cash consideration to be paid by First Banks, as it may be adjusted prior to the closing of the merger, and the resulting cash payment to be received by holders of our Common Shares pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of our Common Shares. The full text of Kafafian’s opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Kafafian in rendering its opinion, is attached to this proxy statement as Annex C.

In addition to providing this opinion to our board of directors for their consideration while deliberating on the proposed merger, Kafafian also provided its opinion for the information and assistance of the special committee of our board of directors in connection with its consideration of the merger. The opinion of Kafafian does not constitute a recommendation as to how any holder of our Common Shares should vote on the merger proposal or any matter related to the merger. We encourage you to read the opinion carefully and in its entirety.

Interests of Directors and Officers in the Merger (See Page 21):

In considering the recommendation of our board of directors that you vote for the merger proposal, you should be aware that some of our executive officers and members of our board of directors have interests in the merger that may be in addition to or different from the interests of our shareholders generally. These interests include the following:

•	First Banks has indicated its intention to retain Anne Lee, our acting President and Chief Executive Officer and member of the board of directors, following the consummation of the merger.

•	Under the terms of her employment agreement, Anne Lee is entitled to receive a cash payment of $448,500 plus benefits having a value of $109,912 upon consummation of the merger.

•

Under the terms of his employment agreement, Brian Grimes, our former President and Chief Executive Officer, may be entitled to receive a cash payment of $555,000 as a result of his termination. Such payments would be subject to the prior approval of the Federal Deposit Insurance Corporation (the “FDIC”). In connection with seeking such approvals, we have submitted a negotiated form of Separation Agreement to the FDIC which, if approved, would revise our payment obligations under the employment agreement to provide for two staged payments. The first payment would be in an amount equal to one year of his base salary of $185,000 and the second payment of $370,000 would be made only upon a change of control. The Separation Agreement will be signed only upon receipt of such FDIC approval.

•	Under various agreements with Coast Financial, approximately $559,500 will be paid to certain of our executive officers (other than Ms. Lee) if the merger is consummated.

•

First Banks has agreed that it will assume and perform Coast Financial’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Coast Financial, Coast Bank and any subsidiaries as provided in the Florida Business Corporation Act, and the articles of incorporation, bylaws, and indemnification agreements of Coast Financial, Coast Bank and any applicable subsidiary.

•

directors’ and officers’ liability insurance coverage for our directors and officers for matters occurring prior to the completion of the merger will, subject to certain limitations, be continued by First Banks after the merger is completed and until April 1, 2012.

v

The members of our board of directors were aware of these interests and considered them at the time they approved and adopted the merger proposal and made their recommendation to our shareholders. See “The Merger—Interests of Directors and Executive Officers in the Merger.”

No Appraisal Rights (See Page 26):

Because our Common Shares are listed on the Nasdaq Global Market as of the record date and only cash will be paid for such shares pursuant to the merger, under Florida law our shareholders do not have appraisal rights whether they vote for or against the merger proposal.

Effective Time (See Page 27):

The merger will become effective as of the date and time that the articles of merger are filed with the Secretary of State of the State of Florida in accordance with the Florida Business Corporation Act, which is expected to occur as soon as practicable after the special meeting, or at such other time as is required by the Merger Agreement. See “The Merger—The Merger Transaction”

U.S. Federal Income Tax Consequences (See Page 25):

The merger will be a taxable transaction for U.S. federal income tax purposes. As a result, assuming you are a U.S. Person (as defined in the Internal Revenue Code of 1986, as amended), the gain, if any, you recognize upon the exchange of your Common Shares for cash in the merger will be subject to U.S. federal income tax and also may be taxed under applicable state, local and other tax laws. If the amount of cash you receive is less than your adjusted basis in the Common Shares, then you will recognize a loss on the transaction, which may or may not be currently deductible against other income. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your own tax adviser as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

Regulatory Approvals (See Page 22):

To complete the merger, First Banks and The San Francisco Company (a wholly-owned registered holding company—subsidiary of First Banks) must first obtain the written approval of the Federal Reserve Board (“FRB”). In addition, the merger of Coast Bank with and into First Bank, a wholly-owned subsidiary of First Banks, referred to as the “bank merger,” also is subject to approval from the FRB, the Missouri Division of Finance (“MDOF”), and the Florida Office of Financial Regulation (“OFR”). The bank merger will occur after the merger of the newly formed subsidiary of First Banks with Coast Financial. The approval of the FRB and the MDOF must be obtained prior to the bank merger and notification of the bank merger must be filed with the OFR. First Banks and its subsidiaries filed its applications for approval with the FRB and the OFR on August 20, 2007, and will file its application with the MDOF in the near future in accordance with applicable laws and regulations.

Conditions to the Merger ( See Page 32):	Coast Financial and First Banks will complete the merger only if certain conditions are satisfied. Some of these conditions include:

•	the approval and adoption of the Merger Agreement by the shareholders of Coast Financial;

•	the receipt of certain regulatory approvals of the merger by applicable banking regulators as described in the Merger Agreement and the expiration of any applicable waiting periods;

•	receipt of all necessary regulatory approvals for the merger of Coast Bank with and into First Bank, a wholly-owned banking subsidiary of First Banks, from applicable banking regulators;

•

the absence of an injunction or regulatory prohibition preventing the completion of the merger, or any pending action seeking to prevent the consummation of the merger, or the enactment or enforcement of any statute, rule, or regulation making the consummation of the merger illegal;

•	Coast Bank shall not have “adversely classified credits” in excess of $175 million or have less than $550 million in total assets;

•	Coast Financial and Coast Bank shall not have been designated as a target of any criminal or civil enforcement action by the Securities and Exchange Commission or other government agency;

•

no material additions or changes shall have been made to the stipulation entered into by Coast Financial and Coast Bank with the FDIC and the OFR on May 25, 2007 or the Cease and Desist Order issued against Coast Financial and Coast Bank by such banking regulators concurrently therewith;

•

no additional class action lawsuits shall have been filed against Coast Financial or Coast Bank other than class action lawsuits arising out of substantially the same facts as those alleged in the class action lawsuits pending on the date of the Merger Agreement and disclosed to First Banks;

•

no third party claims shall have been filed against Coast Financial or Coast Bank other than those that were disclosed to First Banks on the date of the Merger Agreement or those which arise out of or relate to the developments in our residential lending department as a result of the cessation of building activities by Construction Compliance Incorporated or its affiliated entities;

•	the accuracy of the respective representations and warranties of Coast Financial, Coast Bank and First Banks in the Merger Agreement; and

•	the compliance by Coast Financial, Coast Bank and First Banks with their respective covenants and agreements in the Merger Agreement.

The foregoing is only a summary of certain of the conditions to closing and, as such, it is not an exhaustive list of all of the conditions to closing and does not purport to be a full description of the conditions referenced above. Where the law permits, a party to the Merger Agreement could elect to waive a condition to its obligations to complete the merger although the condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed. You are urged to read “The Merger Agreement—Conditions to the Merger” in its entirety.

Termination of the Merger Agreement (See Page 35):

The parties may jointly agree to terminate the Merger Agreement without completing the merger. In addition, either Coast Financial or First Banks can individually terminate the Merger Agreement prior to completion of the merger if:

•	the other party breaches the Merger Agreement and has failed to timely cure the breach.

•	the parties do not obtain the required regulatory approvals.

•	the merger is not consummated by January 30, 2008.

•	the Deficiency exceeds $10 million.

•	Coast Financial shareholders do not approve and adopt the Merger Agreement.

•	the other conditions to the Merger Agreement have not been satisfied.

First Banks also shall have its own separate right to terminate the Merger Agreement prior to closing of the merger if Coast Financial or any of its subsidiaries shall become a party or subject to any written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any government entity, or the FDIC or the OFR takes any action or informs First Banks that it intends to take any action, to close Coast Bank, or to place Coast Bank in conservatorship or receivership, to organize or otherwise be involved in the sale of Coast Bank.

Additionally, under certain circumstances, First Banks may terminate the Merger Agreement if Coast Financial receives and accepts a competing takeover proposal or withdraws, modifies, or changes its recommendation that its shareholders approve and adopt the Merger Agreement. Likewise, Coast Financial may terminate the Merger Agreement if, prior to closing the merger, it determines that a competing takeover proposal is superior to the Merger Agreement.

You are urged to read “The Merger—Termination of the Merger Agreement” in its entirety.

Stock Option Agreement (See Page 37);

Coast Financial granted an option to First Banks that is exercisable by First Banks to purchase up to 1,295,303 Common Shares if the merger is terminated in connection with a competing takeover proposal from a third party which is completed within 6 months after termination of the Merger Agreement. After the stock option becomes exercisable, under certain circumstances First Banks may require Coast Financial to repurchase the stock option or the underlying Common Shares.

Loan Transactions (See Page 39);

Under the terms of the Merger Agreement, First Banks and First Bank had provided loan commitments to Coast Financial and Coast Bank, the definitive terms of which were negotiated and finalized on August 17, 2007.

Separate loan agreements were executed (a) by and between Coast Financial and First Banks whereby Coast Financial was provided a $1 million revolving line of credit and (b) by and between Coast Bank and First Bank whereby a line of credit of up to $75 million (based on the amount and type of collateral furnished by Coast Bank) was made available to Coast Bank. As security for these revolving credit facilities, Coast Financial pledged all of the capital stock of Coast Bank and Coast Bank pledged a first priority security interest in a specified loan portfolio. Each of these loans matures on February 27, 2008. The maturity date of these loans will be accelerated and fully payable upon the occurrence of, among other things, the completion of a competing takeover transaction. As of the date of this proxy statement, approximately $             has been advanced to Coast Financial and approximately $             has been advanced to Coast Bank under their respective revolving credit facilities.

For a more detailed description of the terms and conditions of these lending arrangements, you should read “The Loan Transaction”.

Market Price Data:

Our Common Shares are quoted on The Nasdaq Global Market under the symbol “CFHI.” On August 3, 2007, the last full trading day prior to the public announcement of the merger, the closing price for our Common Shares was $2.28 per share. On [Insert day before mailing], 2007, the last full trading day prior to the date of this proxy statement, the closing price for our Common Shares was $[            ] per share.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting of shareholders to be held for the purpose of considering and voting on the merger proposal. These questions and answers do not address all questions that may be important to you as a Coast Financial shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement before voting on the merger proposal.

Q.	What is the proposed transaction?

A.	You are being asked to vote on a proposal to approve and adopt the Merger Agreement. If the Merger Agreement is approved and the merger consummated, a wholly-owned subsidiary of First Banks will be merged with and into Coast Financial, with Coast Financial being the surviving corporation and becoming a wholly-owned subsidiary of First Banks. This transaction is referred to in this proxy statement as the “merger” and the proposal being submitted to you to approve and adopt the Merger Agreement is referred to as the “merger proposal”. Following the completion of the merger, it is anticipated that Coast Bank will be merged with and into First Bank, an indirect wholly-owned subsidiary of First Banks, with First Bank being the surviving entity.

Q.	If the merger is completed, what will I receive for my Common Shares?

A.	You will have the right to receive a cash payment for your pro rata share of the aggregate cash consideration paid by First Banks in the merger. First Banks has agreed to pay an aggregate cash consideration of $22,130,793.80, or approximately $3.40 per Common Share, which amount may be reduced if we are unable to satisfy certain financial requirements established in the Merger Agreement which relate to the combined amount of our allowance for loan and lease losses and tangible equity, as compared to the amount of our non-performing loans and leases and other real estate owned. If the aggregate cash consideration paid by First Banks is reduced, the amount you will receive for your Common Shares will be reduced accordingly. As a result of the merger, the Common Shares will cease to exist, will cease to be quoted on the Nasdaq Global Market, will not be publicly traded, and will be deregistered under the Securities Exchange Act of 1934.

Q.	Why does Coast Financial want to be acquired by First Banks?

A.	After careful consideration, the board of directors of Coast Financial believes that the merger consideration offered by First Banks is fair to, and in the best interests of, our shareholders, that the merger is in the best interests of our employees, customers, and the communities in which we serve.

Q.	What is the recommendation of the Coast Financial board of directors?

A.	The board of directors of Coast Financial unanimously recommends that you vote “FOR” approval of the merger proposal.

Q.	Why is the board of directors recommending the approval of the merger proposal?

A.	Our board of directors considered, among other things, the recommendation of a special committee of independent directors appointed by it to analyze the available alternatives to enhance shareholder value, the advice of its financial advisors, and the fairness opinion received from The Kafafian Group, Inc. To review in greater detail the reasons of our board of directors for recommending approval of the merger proposal, see page 11.

Q.	When do you expect the merger to be completed?

A.

We are working with First Banks to complete the merger as quickly as possible. We hope to complete the merger in the fourth quarter of 2007, assuming that we receive the required approval of our shareholders at the special meeting. The merger also is subject to the approval of applicable federal banking regulatory authorities and the satisfaction of other closing conditions. We can not assure you as to if, or when, all the conditions to closing will be met, nor can we predict the exact timing of the merger. It also is possible that we will not complete the merger.

Q.	When and where will the special meeting take place?

A.	The special meeting of our shareholders to consider the merger proposal will be held at [Insert Time] a.m., local time, on [Insert Date], at [Insert Place], Florida.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of our Common Shares as of the close of business on [Insert Record Date], 2007, the record date, are entitled to notice of, and to vote at, the special meeting. Each of our shareholders is entitled to one vote for each Common Share owned by them.

Q.	How many shares need to be represented at the meeting?

A.	The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. As of the close of business on [Insert Record Date], 2007, there were [Insert number of outstanding shares] Common Shares outstanding. If you vote by proxy card or in person at the special meeting, you will be considered part of the quorum.

Q.	What vote is required for our shareholders to adopt the merger proposal?

A.	An affirmative vote by at least a majority of the outstanding Common Shares as of the close of business on the record date is required to approve and adopt the Merger Agreement.

Q.	Do I need to attend the special meeting in person?

A.	No. It is not necessary for you to attend the special meeting in person in order to vote your shares.

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your Common Shares as soon as possible by completing and signing the enclosed proxy card and returning it to us, even if you plan to attend the special meeting in person. This will ensure that your shares are represented at and voted at the special meeting. Your proxy card includes detailed information on how to vote. By submitting your proxy card, you will be authorizing and instructing the persons named on the proxy card to vote your Common Shares at the special meeting as you direct. Your vote is very important, regardless of the number of shares that you own.

Q.	If my broker holds my shares in “street name”, will my broker vote those shares for me with respect to the merger proposal?

A.	Your broker will not have the power to vote your Common Shares with respect to the merger proposal unless you provide instructions to your broker on how to vote. Your broker will send you information explaining how you can instruct your broker on how to vote your shares at the special meeting. You must follow the procedures provided by your broker regarding the voting of your shares. If you do not properly and timely instruct your broker how to vote your shares, your shares will not be voted and will have the same effect as a vote cast “AGAINST” the merger proposal.

Q.	How will my shares be voted if I return a blank proxy card?

A.

If you are a record holder of the Common Shares and you sign, date and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the proposals identified in this proxy statement, including in favor of the merger proposal, an adjournment of the special meeting to solicit additional proxies, if necessary, and granting discretionary authority of the persons named as proxies on all other matters presented for a vote at the special meeting. If you return to us a proxy card which has not been signed or dated by you, your proxy card will be invalid and your Common Shares will not be voted at the special meeting, which will have the effect of a vote “AGAINST” the merger proposal.

Q.	What happens if I abstain from voting or do not vote?

A.	If you abstain from voting or do not vote (either in person or by proxy), it will have the same effect as a vote “AGAINST” the merger proposal.

Q.	Can I change my vote after I have mailed my proxy card?

A.	Yes. You may revoke your proxy and can change your vote at any time before your proxy is voted at the special meeting by:

•	signing and submitting another proxy with a later date;

•

giving written notice of the revocation of your proxy to us at Coast Financial at Coast Financial Holdings, Inc., 1301 – 6th Avenue West, Suite 300, Bradenton, Florida 34205, Attention: Corporate Secretary; or

•	voting in person at the special meeting (however, simply attending the special meeting without voting will not revoke your proxy).

Your latest dated proxy or vote will be counted. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote.

Q.	May I vote in person?

A.	Yes. If your shares are not held in “street name” through a broker or bank you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must obtain a properly executed proxy card from your broker or bank in order to attend the special meeting and vote in person. Even if you plan to attend the special meeting in person you should still submit your proxy as soon as possible. You will still be able to vote in person if you choose to attend the special meeting.

Q.	What happens if I sell my Common Shares before the special meeting?

A.	The record date for the special meeting is earlier than the expected date of the merger. If you own Common Shares on the record date, but transfer your shares after the record date but before the merger, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person to whom you transferred your shares.

Q.	What regulatory approvals are required to complete the merger?

A.	To complete the merger, First Banks and The San Francisco Company (a wholly-owned bank holding company subsidiary of First Banks) must first obtain the prior written approval of the Board of Governors of the Federal Reserve System (the “FRB”). In addition, the planned merger of our subsidiary bank, Coast Bank, with and into First Banks’ banking subsidiary (which we refer to as the “bank merger”), requires the approval of the FRB, the Missouri Division of Finance (the “MDOF”), and State of Florida Office of Financial Regulation (the “OFR”). The applications to the FRB and the OFR for these approvals are pending and First Banks will file its application with the MDOF in the near future in accordance with applicable laws.

Q.	What if I oppose the merger? Do I have appraisal rights available?

A.

No. No appraisal rights are available to shareholders of a Florida corporation that is being acquired in a merger transaction if that corporation’s shares are traded on the Nasdaq Global Market and the merger consideration payable to such shareholders consists solely of cash. Our Common Shares are traded on the Nasdaq Global Market and our shareholders are receiving only cash in connection with the merger proposal. As a result, our shareholders will not have any appraisal rights under Florida law.

Q.	Should I send in my stock certificates now?

A.	No. After the merger is completed, you will be sent detailed written instructions for exchanging your stock certificates. You must return your stock certificates as described in those instructions to receive the merger consideration. DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARDS.

Q.	What other matters will be voted on at the special meeting?

A.	We also are soliciting proxies to permit us to (1) vote in your discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date or time, including a postponement or an adjournment to solicit additional proxies in favor of the merger proposal, if there are not sufficient votes for approval of the merger proposal at the special meeting, and (2) consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q.	Where can I find more information about Coast Financial?

A.	Coast Financial files periodic reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information also is available on the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please refer to “Where You Can Find More Information” on page 43 in this proxy statement.

Q.	Who can help answer my questions?

A.

If you would like additional copies, without charge, of this proxy statement or have questions about the merger after reading this proxy statement, including the procedures for voting your shares, please contact us at Coast Financial Holdings, Inc., 1301 – 6th Avenue West, Suite 300, Bradenton, Florida 34205, Attention: Justin D. Locke, Telephone: (941) 752-5900.

THE COMPANIES

Coast Financial and Coast Bank

Coast Financial Holdings, Inc. (“us”, “our”, “we”, “Coast Financial”), headquartered in Bradenton, Florida, is a bank holding company registered under the Bank Holding Company Act of 1956 that owns Coast Bank of Florida (“Coast Bank”). Coast Financial was incorporated in November 2002 under the laws of the State of Florida and became the holding company for Coast Bank in April 2003. Our primary asset is Coast Bank and we conduct our operations through Coast Bank. As of June 30, 2007, we had, on a consolidated basis, total assets of $741,679,000, total deposits of $681,271,000, and total shareholder equity of $36,056,000. Our Common Shares are traded on the Nasdaq Global Market under the symbol “CFHI.” The principal executive offices of both Coast Financial and Coast Bank are located at 1301 – 6th Avenue West, Suite 300, Bradenton, Florida 34205. The telephone number for both of these offices is (941) 752-5900.

Coast Bank, which commenced operation in April 2000, is a Florida state-chartered bank which engages in a full service general commercial banking business from its 20 branches located in and around Manatee, Pinellas, Hillsborough and Pasco counties, Florida. We also operate 67 ATM kiosks located in Manatee, Pinellas, Hillsborough, Pasco, and Sarasota counties branded with the Coast Bank logo. We offer a broad range of deposit services, including checking accounts, savings accounts, and time deposits of various types, as well as residential loans and a full range of short- to intermediate- term personal and commercial loans. Commercial loans include term loans, lines of credit, and equipment receivables financing which are made available to businesses for working capital (including inventory and receivables), business expansion (including acquisitions of real estate and improvements), and the purchase of equipment and machinery, as well as commercial mortgages to finance land and buildings. Coast Bank also makes personal consumer loans directly to its customers for various purposes, including purchases of automobiles, recreational vehicles, boats, home improvements, education and personal investments. Our consumer loan portfolio consists primarily of home equity lines loans with both fixed and variable rate lines of credit. Coast Bank also makes residential mortgage loans and, until recently, a large portion of our lending activities consisted of the origination of residential construction-to-permanent loans throughout the State of Florida, which were used to finance the construction of single-family dwellings. These loans were made for the construction of primary residences and second homes, as well as a significant amount for investment purposes. Construction loans also have been made to contractors to erect single-family dwellings for resale. Because of the loss that we recorded in 2006 due to the failure of a local builder that had been contracted to construct the homes of a substantial number of our borrowers, Coast Bank’s capital position was adversely affected and we decided to discontinue making residential construction loans originated through broker correspondence. The majority of our residential construction-to-permanent loan portfolio was originated through broker correspondence. Coast Bank however, does continue to offer single family residential mortgage loans to its customers primarily in its local market area.

Our revenues are primarily derived from interest on, and fees received in connection with, its lending activities, from the sales of loans, and from interest and dividends from investment securities and short-term investments. The principal sources of funds for our lending activities are deposits, prepayment of loans, sales of loans, and the sale of investment securities. Our principal expenses consist of the interest paid on deposits and operating, general and administrative expenses. Coast Bank does not presently provide trust or appraisal services.

First Banks

First Banks is a bank holding company organized as a Missouri corporation headquartered in St. Louis, Missouri. First Banks is a privately owned corporation. The primary asset of First Banks is the capital stock of The San Francisco Company, a bank holding company headquartered in St. Louis, Missouri, which owns all of the capital stock of First Bank, a Missouri state-chartered bank and member of the Federal Reserve System. First Bank currently operates 196 retail banking facilities in California, Illinois, Missouri and Texas. Deposits in First Bank are insured up to the applicable limits by the FDIC. First Banks and its subsidiaries are subject to extensive regulation, supervision, and examination by federal and state banking authorities as well as other regulatory authorities. As of June 30, 2007, on a consolidated basis First Banks had total assets of approximately $10.5 billion, deposits of approximately $8.75 billion and stockholders’ equity of approximately $832.3 million. The executive offices of First Banks are currently located at 600 James S. McDonnell Boulevard, Hazelwood, Missouri 63042, and its telephone number is: (314) 592-5000.

THE SPECIAL MEETING

This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors for use at the special meeting of our shareholders, which we refer to in this proxy statement as the special meeting. This proxy statement, the enclosed Notice of Special Meeting, and the proxy card are being first sent to you on or about                     , 2007.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:                     , 2007

Time: 10:00 a.m.

Place:                     , Florida

Purpose of the Special Meeting

The purpose of the special meeting is for you to:

•	consider and vote upon a proposal to approve and adopt the Merger Agreement;

•

vote in your discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date or time, including to solicit additional proxies in favor of the merger proposal, if there are not sufficient votes for approval of the merger proposal at the special meeting; and

•	consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

As of the date of this proxy statement, we are not aware of any business that will be presented for consideration at the special meeting other than those matters described in the proxy statement.

Record Date and Voting Rights

Our board of directors has fixed the close of business on                     , 2007 as the record date for the special meeting. Only holders of record of our Common Shares on that date are entitled to notice of, and to vote at, the special meeting. As of the close of business on                     , 2007, there were issued and outstanding and entitled to vote             Common Shares.

Voting and Revocation of Proxies

Shareholders of record may submit proxies by mail. Shareholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished.

All properly signed and dated proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a voting instruction is specified on the proxy, it will be voted in accordance with the instruction. Where no instructions are indicated on a proxy properly signed and dated, such the proxy will be voted “FOR” the approval of the merger proposal and “FOR” the approval of any proposal to postpone or adjourn the special meeting, if necessary, in order to solicit additional proxies in favor of the merger proposal, except that no proxy voted against the merger proposal will be voted in favor of any adjournment or postponement.

The proxies also confer discretionary authority on the persons named on the proxy cards to vote your Common Shares with respect to matters incident to the conduct of the meeting. If any other business is properly presented at the special meeting, proxies will be voted in accordance with the discretion of the proxy holders.

Until your proxy is exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering a later dated proxy in the manner described in this proxy statement; or

•	by delivering written notification of your revocation to us at our principal executive offices at 1301 – 6th Avenue West, Suite 300, Bradenton, Florida 34205, Attention: Corporate Secretary; or

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

Your latest dated proxy will be counted unless you vote in person at the special meeting.

Quorum; Vote Required for Approval

A majority of the outstanding Common Shares issued and outstanding and entitled to vote on the record date must be represented either in person or by proxy at the meeting for a quorum to be present for the purpose of transacting business at the special meeting. Common Shares represented at the special meeting but not voted, including our Common Shares for which proxies have been received but for which shareholders have abstained and “broker non-votes” (as described below), will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Under Florida law, approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of our Common Shares outstanding on the record date that are entitled to vote on the merger proposal. Accordingly, the failure to vote your shares in favor of the merger proposal for any reason whatsoever—whether by voting no, failing to vote, abstaining, or allowing a “broker non-vote”—will have the same effect as a vote “AGAINST” the merger proposal. Approval of other matters submitted to our shareholders at a meeting where a quorum is present (including a postponement or adjournment of the meeting to solicit additional proxies if there are insufficient votes to approve the merger proposal) requires the votes cast in favor of the action exceed the votes cast opposing the action, unless our articles of incorporation or bylaws, or state laws require a greater number of shares. Because abstentions and broker non-votes are neither a vote cast in favor of nor opposing a proposed action, abstentions and broker non-votes will not be counted as a vote cast on such matters and will not affect the outcome of such vote.

If you hold your shares in an account in “street name” with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the merger proposal, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the merger proposal. This is called a “broker non-vote.” Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. If you hold shares of our Common Shares in “street name,” you must request a legal proxy from your broker or bank in order to vote in person at the special meeting.

Solicitation of Proxies

We will pay all the costs associated with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our Common Shares held of record by those persons, and we may reimburse them for their reasonable transaction and clerical expenses. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone, facsimile, email or other means of communication, by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

Do not send in any stock certificates with your proxy cards. As soon as practicable after completion of the merger, the paying agent will mail transmittal forms to you with instructions for the surrender of your Common Share certificates at that time.

Shareholder List

A list of our shareholders entitled to vote at the special meeting will be available for examination by any of our shareholders at the special meeting. For a period of ten days prior to the special meeting of our shareholders, this shareholder list will be available for inspection by shareholders, subject to compliance with applicable provisions of Florida law, during usual business hours at our corporate offices.

THE MERGER

Background of the Merger

In January 2007, the board of directors of Coast Financial was made aware of circumstances that were likely to have a material adverse impact on Coast Bank’s construction-to-permanent residential loan portfolio. A local builder that had been hired by a significant number of Coast Bank’s borrowers to construct single family homes on their properties, Construction Compliance Incorporated (“CCI”) and its affiliates, indicated that it did not have the financial resources to complete its existing construction projects with our borrowers, many of whom had financed both the purchase of the property and the subsequent construction through loan with Coast Bank. The board of directors took immediate steps to review its loan portfolio and assess the impact of these developments on Coast Bank, its borrowers, and our shareholders. To assist us in evaluating these issues and to consider alternatives for resolving or limiting, to the extent practicable, the adverse consequences of these developments, among other things, we engaged the services of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) on January 22, 2007. As our review of the situation continued, we determined that the scope of Sandler O’Neill’s engagement needed to be broadened to include the evaluation and consideration of the strategic alternatives available to Coast Financial for enhancing shareholder value, including a possible sale or business combination transaction. On January 29, 2007, we formally engaged Sandler O’Neill for these purposes.

Between January 27, 2007 and March 23, 2007, Sandler O’Neill contacted over forty parties that it believed may be interested in considering a potential acquisition of Coast Financial, comprised of financial institutions and other strategic buyers, financial buyers, and other investors. Based on these initial contacts, approximately 30 interested parties received confidentiality agreements and those returning executed copies were given access to certain confidential information relating to Coast Financial and Coast Bank. All parties interested in pursing a transaction were instructed to furnish indications of interest to Sandler O’Neill on or before March 27, 2007 which were to include, at a minimum, the price and form of consideration that they would pay for an acquisition of Coast Financial, as well as the proposed form of any transaction.

On March 27, 2007, Sandler O’Neill met with the board of directors to provide an update on the status of the bidding process and to advise the board that several interested parties had requested an extension of the initial bidding process. During this presentation, the board of directors and Sandler O’Neill discussed the process going forward. In order to facilitate the schedules of various of the invited parties, the date for submitting bids was extended to March 30, 2007.

On March 30, 2007, Sandler O’Neill made a presentation to the special committee and the board of directors describing the results of its solicitation of indications of interest and provided an analysis of the values offered. This presentation included a summary of all indications of interest received. The proposals received included both potential mergers and asset acquisition transactions and included all cash deals, cash and stock deals, and a few proposals included escrowed earn-out structures and notes as part of the consideration offered. In addition to the acquisition proposals, Sandler O’Neill also received proposals for recapitalization plans. After receiving and discussing the information provided by Sandler O’Neill, and analyzing the indications of interest received, as well as the prospects of Coast Financial under its current revised business plan, the board of directors authorized Sandler O’Neill to seek formal bids for the acquisition of Coast Financial.

At the March 30, 2007 meeting, the board of directors determined that it was in the best interests of our shareholders to appoint a special committee of independent directors to analyze and review the various bids received, to consider any other alternatives that should be presented to Coast Financial, and to make a recommendation to the board of directors. The board of directors appointed Alex White, James Toomey, and Michael Ruffino to serve on the special committee. In an effort to establish a going concern value for Coast Financial as an independent company, on March 31, 2007, the special committee and the board of directors engaged the services of The Kafafian Group, Inc. (“Kafafian”) to assist management in establishing a business plan on a going forward basis in light of the then–current circumstances. Further, Kafafian also was engaged to render a fairness opinion in the event that Coast Financial should determine that it was interested in accepting a bid received through this bidding process.

Sander O’Neill identified the indications of interest that offered the highest economic values to Coast Financial’s shareholders and, based on the direction given by the special committee, each of these parties were invited to conduct onsite due diligence and submit a bid to Sandler O’Neill on or before May 7, 2007. Because the value offered by First Banks was substantially less than the values of several of the other interested parties, First Banks was not invited to participate in the onsite due diligence or the second round of bidding.

From April 4, 2007 to April 30, 2007, onsite due diligence was conducted by those parties invited to make formal bids. The due diligence review included a detailed examination of the construction-to-permanent residential loan portfolio, including those loans that were affected by the failure of CCI and its affiliates, interviews with senior management, and various legal counsel of Coast Financial.

During the due diligence process, Sandler O’Neill advised the special committee that based on the feedback that it was receiving during the due diligence process and concerns that had been raised with respect to various legal developments, lawsuits and regulatory oversight that Coast Financial was experiencing, it anticipated that the final bids may be substantially lower than the original indications of interest.

In mid-April 2007, a third party (“Recap Party”) interested in pursuing a recapitalization plan preliminarily approached Coast Financial about its interest and on May 1, 2007, made a presentation to Coast Financial which proposed terms that appeared attractive in light of the feedback received from Sandler O’Neill. Depending on the values of the bids received, the special committee indicated that it would be willing to pursue further discussion on the proposal.

Final bids from the interested parties that had been invited to participate in the second round of the bidding process were received on May 7, 2007. The final bids received by Sandler O’Neill reflected a substantial downward adjustment of the financial terms from those that were contained in the initial indications of interest received in March 2007. One party declined to bid and the structure of some of the bids were revised to be undertaken as asset purchase deals, or provided for lower cash payments if a merger transaction was involved. Based on the values received, First Banks’ initial indication of interest was competitive with the final bids received. The special committee discussed the recapitalization plan presented to them, the possibility of seeking increased offers from the bidding groups, and the addition of First Banks to the bidding process. The special committee authorized Sandler O’Neill to seek a bid from First Banks and agreed to pursue the recapitalization plan further.

From May 8, 2007 to May 20, 2007, both First Banks and the Recap Party were permitted onsite due diligence review. Several other parties again approached Sandler O’Neill about participating further in the process and also were given the opportunity to conduct due diligence. Final bids were due no later than May 30, 2007. On May 22, 2007, First Banks presented a formal bid to acquire Coast Financial at a price of $3.25 per share. This price was substantially less than its original indication of interest. On May 24, 2007, the FDIC and the OFR entered a Cease and Desist Order against Coast Financial and Coast Bank (“Cease and Desist Order”) and, in connection therewith, Coast Bank executed and entered into a Stipulation with the FDIC and the OFR (the “Stipulation”) and, without admitting or denying the alleged facts, charges of unsafe and unsound banking practices, and violations of law and regulations, Coast Financial and Coast Bank agreed to the issuance of a Cease and Desist Order by the FDIC and the OFR (“Cease and Desist Order”). After completing its due diligence and conducting extensive discussion with the Recap Party, the Recap Party advised the special committee on May 30, 2007, that it would be unable to offer a recapitalization proposal to Coast Financial. Sandler O’Neill was requested to seek the final and best price from all interested parties prior to the meeting to be held on May 31, 2007. On May 31, 2007, First Banks submitted its formal bid in which it increased its offer to $3.40 per share.

On May 31, 2007, the special committee received a presentation from Sandler O’Neill describing each of the final bids. In its presentation it summarized the terms and conditions of each of the offers and its assessment of the value of each of the offers. Sandler O’Neill also addressed the stand alone value of Coast Financial and the impact that the Cease and Desist Order would likely have on its ability to continue as an independent corporation. Based on the foregoing, Sandler O’Neill recommended acceptance of the bid submitted by First Banks. After due deliberation, discussion and consideration of the various proposals, the special committee voted to recommend that the First Banks bid be accepted and that Coast Financial move forward in negotiating the final terms of a definitive agreement. The board of directors which convened shortly after the special committee meeting was given a full presentation of the bids received, the processes employed, the matters considered and the special committee’s recommendation. The board of directors unanimously approved the special committee’s recommendation and authorized the special committee to negotiate the definitive agreement.

The parties entered into a letter of intent on June 1, 2007 and on June 11, 2007 First Banks delivered to us its first draft of the definitive merger documents. From June 11, 2007 through July 9, 2007, representatives of the parties and their respective counsel negotiated the terms and conditions of the proposed merger. On July 12, 2007, Coast Financial determined that it had reached an impasse with First Banks as it related to, among other things, certain closing conditions that Coast Financial deemed to be unacceptable, as well as the termination fee being requested.

On July 18, 2007, First Banks offered additional changes to the proposed Merger Agreement, including changes to the proposed closing conditions and the elimination of the termination fee in exchange for a stock option agreement. From July 18, 2007 through July 24, 2007, the parties continued to negotiate the terms of the proposed Merger Agreement.

On July 25, 2007, the special committee reviewed the proposed terms of the offer with Sandler O’Neill. Kafafian indicated that it was willing to issue a fairness opinion. The special committee agreed to recommend approval subject to certain revisions being made to the final documentation.

First Banks and Coast Financial continued to negotiate the final terms of the merger documentation in accordance with the direction of the special committee. On August 1, 2007, Coast Financial provided to First Banks its operating results for the second quarter, as well as certain information relating to operations through July 31, 2007. First Banks also was aware Coast Financial’s intention to record a valuation allowance in the second quarter against its deferred tax asset. As a result, First Banks indicated a concern relating to the ability of Coast Financial to achieve the financial covenants established a condition to consummation of the merger.

From August 1, 2007 to August 3, 2007, the parties negotiated a new financial condition provision and provided for a purchase price adjustment rather than a termination of the transaction. A threshold was established prior to triggering a purchase price adjustment and limits were placed on the level of such adjustments. On August 3, 2007, Sandler O’Neill advised the special committee of the revised terms of the transaction and recommended that it be accepted. Kafafian provided its written fairness opinion. The special committee unanimously approved the Merger Agreement and recommended that the board of directors vote to approve it. Based on the foregoing, the board of directors unanimously approved the Merger Agreement and the transactions contemplated thereby.

On August 3, 2007, we and First Banks executed the Merger Agreement after the close of the market and a press release was issued that evening.

Recommendation of Our Board of Directors and Reasons for the Merger

After careful consideration, our board of directors unanimously determined that the merger proposal is fair to, and in the best interests of Coast Financial and our shareholders, and that First Banks is a sound merger partner. Additionally, our board of directors believes that the merger will have a positive effect on our employees, customers, and the communities that we serve. Accordingly, on August 3, 2007, our board of directors unanimously approved the Merger Agreement and unanimously determined to recommend that our shareholders vote “FOR” the approval and adoption of the Merger Agreement and the merger.

In reaching its decision that the merger proposal is advisable, fair to, and in the best interests of our shareholders, and to recommend that our shareholders approve and adopt the Merger Agreement and the merger, our board of directors relied on its knowledge of our business and the information provided by our officers, considered the recommendation of the special committee and the reasons for its recommendation to the board of directors, consulted with its financial advisor, Sandler O’Neill, and considered the short-term and long-term interests and prospects of Coast Financial and our shareholders. In the course of reaching its determinations, the board of directors consulted with legal counsel with respect to their legal duties and the terms of the Merger Agreement. The board members also consulted with Coast Financial’s financial advisors with respect to the financial aspects of the transaction, and with an independent financial consultant, Kafafian, as to the fairness of the merger consideration from a financial point of view. In reaching their decision to approve and recommend the merger proposal, both the special committee and our board of directors considered a number of factors, including, but not limited to, the following:

Financial Considerations. Our board of directors and its special committee considered, among other things, the following financial factors:

•

the recent depressed trading prices of our Common Shares and the fact that $3.40 in cash per share to be paid under the merger proposal represents a premium of $1.12, or 49.1%, over the closing sale of our Common Shares on the Nasdaq Global Market on August 3, 2007 (the last trading day before the public announcement of the Merger Agreement), as well as the fact that our Common Shares have not closed at or above $3.40 per share since the announcement of the merger and, taking into account the current market conditions and current financial condition of Coast Financial, it did not appear likely that our Common Shares would approach a higher level of trading prices in the foreseeable future.

•

the special committee’s belief that, after lengthy negotiations with First Banks (which, among other things, led to an increase in First Banks’ post-due diligence offer price of $3.25 per share to $3.40 per share), the merger consideration represented the highest price per share and best terms that First Banks is willing to pay.

•

the form of the consideration to be paid to our shareholders under the merger proposal will consist entirely of cash, eliminating any uncertainties in valuing the merger consideration to be received by our shareholders.

•

the possible adjustment to the purchase price to be paid for our Common Shares, rather than a termination of the Merger Agreement, if our allowance for loan and lease losses plus tangible equity is less than 75% of our non-performing loans and leases plus other real estate owned (the amount by which our allowance plus tangible equity fails to meet this 75% threshold is referred to by us as the “Deficiency”), and the likelihood that such an adjustment will occur. The board of directors and the special committee also considered the fact that such an adjustment would not be made unless the Deficiency exceeds $1 million and that any such adjustment to the aggregate cash consideration to be paid by First Banks would be reduced to the nearest $500,000 increment, rounded upward or downward, to the full amount of the Deficiency.

•	the ability of Coast Financial to terminate the Merger Agreement if the Deficiency exceeds $10 million.

•

the financial presentation of Kafafian, including the fairness opinion of Kafafian (attached as Annex C to this proxy statement), to the effect that consideration to be received by our shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to our shareholders, as more fully described below, and the special committee’s adoption of the conclusions and analyses of Kafafian contained in its fairness opinion.

•

the fact that since the proposed merger was publicly announced (and more than          months have passed), no third party has expressed any interest to the special committee or its financial advisor in acquiring us or our assets.

•	their view of First Banks’ financial condition, the lack of any financing condition to First Banks’ requirement to complete the merger, and First Banks’ ability to complete the merger.

•

their judgment, after consultation with management and Sandler O’Neill, that an alternative transaction providing greater value to our shareholders was unlikely to be available, while the terms and conditions of the Merger Agreement would permit our board of directors to consider an alternative transactions, as described below.

•

the sale or merger of the entire corporation would be preferable to an asset sale followed by a liquidating dividend because a single sale would involve lower transactional expenses, reduced operating performance risks, and an accelerated monetization of our shareholders’ investments in us.

•

the agreement of First Banks and its banking subsidiary to provide both Coast Financial and Coast Bank with revolving credit lines to provide the funds necessary to continue our ongoing operations and consummate the transactions contemplated by the Merger Agreement, as well as providing an additional source of liquidity for Coast Bank.

•

the risk to our shareholders that we may not be able to continue as a going concern if a transaction is not completed, or to satisfy the requirements established under the Cease and Desist Order and the Stipulation.

Business Considerations. Our board of directors and its special committee considered, among other things, the following business factors:

•

current and historical information concerning our business, including financial performance and condition, operations, management, and competitive position, including among other things, the following:

•

for the fiscal years ended December 31, 2006 and 2005, we generated revenues of $41.6 million, and $27.8 million, respectively, and for each of such years sustained net losses of $17.3 million and $0.6 million, and the fact that we have sustained net losses in four of the past five fiscal years.

•

for the six months ended June 30, 2007, we incurred a net loss of $21.1 million, or a loss of $3.25 per share, compared to a net loss of $1.02 million, or a net loss per share of $0.16, during the same period in 2006 and that further losses are projected for the foreseeable future.

•

the impact on our construction-to-permanent loan portfolio by the downturn in the Florida real estate market and the failure of Construction Compliance Incorporated (“CCI”) and its affiliates with which a substantial number of our borrowers had entered into contracts for the construction of their homes (the “Affected Loans”), including the need to substantially increase our allowance for loan loss reserves during the past year based on our analysis of our residential construction loan portfolio, as well as the impact that the current local residential real estate market conditions may have on the willingness of our borrowers to comply with their obligations.

•

the significant professional fees and expenses incurred during the past [nine] months in connection with (a) the workout of the Affected Loans and loans with similar characteristics, including expenses related to the negotiation of the workouts and, in certain circumstances, the prosecution of foreclosure actions, (b) defending legal actions brought against us and Coast Bank which relate to, are the result of, or based on the facts surrounding the impairment to our residential construction loan portfolio that we experienced in the first quarter of 2007, including the Affected Loans and other loans with similar characteristics (the “Loan Impairment”), (c) the investigation undertaken by a special committee of the board of directors charged with reviewing the facts and circumstances underlying the Loan Impairment, including the Affected Loans and other loans with similar characteristics, (d) regulatory compliance matters relating to the Loan

Impairment, including those related to the Cease and Desist Order and the corrective actions required thereby, and (e) our evaluation of the strategic alternatives available to us and our shareholders, including the process of soliciting, reviewing, evaluating and considering such alternatives, which expenses included those associated with due diligence reviews and the negotiation of potential transaction.

•	our board of directors’ view of the financial condition, future prospects and future value as an independent publicly traded company, including among other things, the following:

•

the impact that the Cease and Desist Order and the Stipulation, each as more fully described in “Cease and Desist Order,” will have on the ability of Coast Financial to maintain its branching structure, asset size, and otherwise maintain its current level of operations and service.

•

the likelihood of our complying with the financial requirements set forth in the Cease and Desist Order and the Stipulation within the limited time frame mandated thereunder and the potential severity of the regulatory actions that might be taken if we do not satisfy those requirements, including a possible regulatory takeover of the institution.

•

the time, effort, cost, and additional expense that will be required to resolve the Affected Loans and other loans with similar characteristics, and to resolve outstanding legal proceedings and regulatory actions, including compliance with the Cease and Desist Order, and the impact that these ongoing costs and expenses will have on our ability to achieve profitable operations or to continue as a going concern.

Other Transaction Considerations. Our board of directors and its special committee also considered certain transaction-related factors:

•

the provisions of the Merger Agreement permitting us, under certain circumstances, to provide non-public information to, and engage in discussions with, a third party that proposes an alternative transaction and which permit us to terminate the Merger Agreement to accept a superior acquisition proposal.

•

after consultation with counsel, consideration of the likelihood that the merger will be approved by the requisite banking regulatory authorities without significant material conditions that may delay or prevent the merger or cause either party to exercise its right to terminate the Merger Agreement.

•	the likelihood of the consummation of the merger, the proposed structure of the transaction, and anticipated closing date of the merger.

•	the belief that the Merger Agreement should not unduly discourage superior third party offers.

•

the process used to solicit and identify transactions designed to obtain the highest values for our shareholders and the procedural process implemented to ensure the fairness of the evaluation of all transactions and alternatives presented to us, including, without limitation, the following:

•

the special committee, consisting solely of directors who are not officers or employees of Coast Financial or Coast Bank, was given exclusive authority to consider, negotiate and evaluate the terms of the Merger Agreement or any similar or competing proposed transaction.

•

our financial advisor, Sandler O’Neill, conducted a thorough bidding process to solicit bids from a broad array of strategic and financial buyers, and entertained all expressions of interests, including those involving non-merger acquisitions and restructuring and recapitalization proposals.

•

Kafafian, a third party firm unaffiliated with us or Sandler O’Neill, was engaged to advise the special committee and our board of directors as to the fairness, from a financial point of view, of the merger consideration to be received by our shareholders is fair to such shareholders.

•

The merger consideration to be received by our shareholders and the other terms and conditions of the Merger Agreement resulted from arm’s-length bargaining between First Banks and the special committee.

In their deliberations, the special committee and our board of directors also recognized the following additional adverse factors associated with the merger:

•	that we will no longer exist as an independent company and our shareholders will no longer participate in any future growth of revenues or benefit from any increase in the value of our franchise.

•	that certain provisions of the Merger Agreement and the transactions contemplated thereby may have the effect of discouraging proposals by third parties, including:

•	the restriction on our ability to solicit (as opposed to responding to) proposals for alternative transactions;

•

the requirement that we give First Banks the right to obtain information with respect to third party proposals received by us and the right to negotiate further with us before accepting a superior proposal;

•	the right of First Banks to exercise its Stock Option under certain circumstances if we should terminate the Merger Agreement in favor of a superior offer; and

•	the requirement that we immediately repay any amounts owed under the revolving credit lines extended to us and Coast Bank by First Banks and its banking subsidiary.

•

the fact that gains from an all cash transaction will be taxable to our shareholders for U.S. federal income tax purposes and that many of our shareholders may realize a loss on their investment in our Common Shares.

•	the circumstances under which First Banks has the right to terminate the Merger Agreement.

•

the potential for the diversion of management and employee attention and for employee attrition prior to completion of the merger, and the potential effect on our business and relations with our customers, whether or not the merger is consummated.

During its consideration and deliberation of the merger proposal, our board of directors also was aware that some of our directors and executive officers may have interests in the merger that are different from or in addition to those of our shareholders generally as described under “The Merger—Interests of Directors and Executive Officers in the Merger.”

The discussion of the information and factors considered by our board of directors and the special committee is not intended to be exhaustive, but is believed to address the material information and factors that they considered. In view of the variety of factors and the amount of information considered, neither our board of directors nor the special committee found it practicable to, and did not specifically, make assessments of, quantify or otherwise assign relative weights to the various factors and analyses considered in reaching their determinations. Rather, the determination to approve the merger proposal was made after consideration of all of the factors and analyses as a whole. Individual directors may have given different weight to different factors. After considering all of the foregoing material factors, the special committee and our board of directors each concluded that the positive material factors favoring the approval of the merger proposal outweighed the negative material factors, and that approval of the merger proposal is in the best interests of our shareholders.

Opinion of The Kafafian Group, Inc.

We engaged Kafafian to render an opinion to the special committee and our board of directors as to the fairness, from a financial point of view, of the merger consideration offered to our shareholders under the terms of the Merger Agreement. Kafafian delivered its written opinion dated August 3, 2007 to the special committee and, later that same day, to our board of directors. Kafafian’s opinion stated that, as of August 3, 2007, it was of the view that the aggregate cash consideration to be paid by First Banks in the amount of $22,130,793.80, less any adjustment amount as set forth in the Merger Agreement, divided by the number of Common Shares outstanding, provides a price per Common Share which was fair, from a financial point of view, to the holders of our Common Shares. Except as discussed herein, no limitations were imposed by the special committee or our board of directors upon Kafafian with respect to investigations made or procedures followed in rendering this opinion.

As part of its financial advisory business, Kafafian is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. In the ordinary course of business Kafafian provides consulting services to financial institutions, including performance measurement, profitability outsourcing, strategic planning and various investment banking advisory services. We decided to engage Kafafian to provide the fairness opinion to us because of Kafafian’s experience as a financial advisor on a wide variety of transactions involving financial institution parties, including mergers and acquisitions, its overall understanding of operational and financial issues affecting financial institutions, its general financial advisory and consulting experience in the financial services industry, and, with respect to the merger proposal, its independence and lack of conflicts of interests with our officers and directors and Sandler O’Neill. Kafafian also previously reviewed Coast Bank and was familiar with its operations.

The full text of Kafafian’s written opinion is attached to this proxy statement as Annex C and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations of Kafafian’s analyses. The merger consideration was determined by negotiation between First Banks and Coast Financial and was not determined by Kafafian.

KAFAFIAN’S OPINION REGARDING THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW WAS DIRECTED ONLY TO THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS. IT IS NOT A RECOMMENDATION ON HOW A SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

In rendering its opinion, Kafafian, among other things:

•	reviewed the Merger Agreement;

•	analyzed regulatory filings, and other financial information concerning Coast Financial since 2004;

•	analyzed regulatory filings and other financial information concerning First Banks since 2004;

•	discussed past, present, and future financial performance and operating philosophies with the senior management of both Coast Financial and First Banks;

•	reviewed certain internal financial data and projections of Coast Financial;

•	compared the financial condition and financial performance, and market trading multiples of Coast Financial to similar financial institutions;

•	compared the financial condition and financial performance of First Banks to similar financial institutions;

•	reviewed reported price and trading activity for the Common Shares and compared it to the price and trading activity for similar financial institutions;

•	reviewed reported price and trading activity of financial institutions similar to First Banks;

•	compared the consideration to be paid to Coast Financial pursuant to the Merger Agreement with the consideration paid by other acquirers in comparable acquisitions of other financial institutions;

•

reviewed the pro forma impact of the merger on the earnings and book value of the combined company and compared the contributions of each institution in a number of key financial categories to the combined company;

•	reviewed summaries of non-binding offers to purchase or recapitalize Coast Financial that resulted from the bidding process undertaken on behalf of Coast Financial by Sandler O’Neill;

•	reviewed the Cease and Desist Order and the Stipulation; and

•	considered other financial studies, analyses, and investigations and reviewed other information deemed appropriate to render this opinion.

Kafafian met with certain members of senior management and other representatives of Coast Financial and First Banks to discuss the foregoing as well as matters Kafafian deemed relevant. As part of its analyses, Kafafian took into account its assessment of general economic, market and financial conditions, its experience in similar transactions, as well as its experience in and knowledge of the banking industry. Kafafian’s opinion is necessarily based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to Kafafian through the respective dates thereof.

Kafafian has assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed and/or discussed for the purposes of its opinion, without independent investigation. Kafafian assumed that financial forecasts provided by Coast Financial were reasonably prepared on bases reflecting the best currently available estimates and judgments of its senior management, and are based on reasonable assumptions, estimates and judgments. Any estimates contained in the analyses performed by Kafafian are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold.

Kafafian did not make any independent evaluation or appraisals of the assets or liabilities of Coast Financial or First Banks nor was it furnished with any such appraisals. Further, Kafafian did not review the loans or loan loss reserves or any individual loan files of Coast Financial or First Banks and it also assumed, without independent verification, that the aggregate allowances for loan losses for Coast Financial and First Banks were adequate. Kafafian also assumed that the conditions to the Merger Agreement would be satisfied and that the merger would be consummated on a timely basis as contemplated by the Merger Agreement.

In order to determine the fairness of the consideration to be received in the merger by Coast Financial shareholders, as outlined in the Merger Agreement, Kafafian considered the viability of Coast Financial as an independent company. Kafafian considered the possibility that if Coast Financial remained independent, regulatory authorities having jurisdiction over Coast Financial and Coast Bank could seek receivership, or other remedy if Coast Bank was unable to satisfy the requirements established by such regulatory authorities with respect to its operations, financial condition, and capital requirements. Kafafian recognized the possibility that shareholder value, as determined by the merger consideration to be received for each Common Share, as outlined in the Merger Agreement, could be impaired if such regulatory authorities were to take any of the aforementioned actions. Kafafian also considered the values and the nature of the consideration of all other offers received by Coast Financial at the time the Merger Agreement was recommended for approval by the special committee and approved by the board of directors of Coast Financial.

Kafafian’s opinion was for the use of the special committee and our board of directors in its consideration of the merger proposal, and Kafafian’s opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transactions or opportunity that may be available to Coast Financial.

In preparing its opinion, Kafafian performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, the opinion is not readily susceptible to summary description. Kafafian believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the opinion. However, in view of the relatively unique circumstances of Coast Financial, Kafafian did give significant weight to capital deterioration analysis. Taken as a whole, Kafafian believes these analyses support the conclusion that the consideration to be paid to our shareholders under the terms of the Merger Agreement is fair, from a financial point of view.

The following is a summary of the material financial and comparative analyses performed by Kafafian in connection with the delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Kafafian’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Kafafian’s financial analyses.

Valuation Methodologies and Range of Values. The following table summarizes the material valuation methodologies and the range of values of the Common Shares used by Kafafian in arriving at its opinion. The values for peer group and comparable transactions were arrived at by applying Coast Financial data to median peer group trading and comparable transaction acquisition multiples. The valuation methodologies are described below in greater detail. Kafafian noted that the deterioration of Coast Financial’s financial condition is relatively unique and makes comparisons to peer and comparable transactions difficult.

Implied Value per Common Share
Capital deterioration analysis
on a trading basis	$3.29 - $3.46
on an acquisition basis	$4.84 - $5.19

Peer group analysis
regional peers	$7.46 - $7.83
underperforming peers	$5.32 - $5.40

Comparable transaction analysis
unprofitable banks transactions	$10.64 - $12.15
banks with cease & desist orders	$7.87 - $14.94

Value of merger consideration	$3.40

Contribution Analysis. Kafafian reviewed the contribution made by each of Coast Financial and First Banks to various balance sheet items of the combined company based on balance sheet data at June 30, 2007. The analysis showed that:

•	Coast Financial would contribute 6.6% of total assets of the combined company;

•	Coast Financial would contribute 6.6% of net loans of the combined company;

•	Coast Financial would contribute 7.2% of total deposits of the combined company; and

•	Coast Financial would contribute 4.2% of shareholders’ equity of the combined company.

Capital Deterioration Analysis. Kafafian performed a capital deterioration analysis based on future operating losses of Coast Financial using projected earnings for the remainder of 2007 and 2008 based on management’s forecasts. Using these projections and price-to-tangible book multiples from comparable underperforming institutions between 95% and 100%, Kafafian calculated a range of values of the Common Shares. This analysis assumed Coast Financial was not acquired but remained independent for the projection period. The analysis showed a value per share of Common Shares between $3.29 - $3.46.

Using the aforementioned projections, Kafafian used acquisition multiples from comparable merger transactions of banks with credit problems and under a Cease and Desist order between 140% to 150% of tangible book value. This analysis assumed Coast Financial was to be acquired at similar tangible book multiples as comparable merger transactions. The analysis showed a value per share of the Common Shares between $4.84 and $5.19. Kafafian noted that if Coast Financial’s reserves to non-performing loans ratio was equivalent to that of the comparable transactions, Coast Financial’s tangible book value would be less than zero.

The capital depreciation analysis relies on numerous assumptions, including balance sheet and earnings growth rates and market trading multiples that may ultimately be materially different than those used in the analysis. Therefore, this analysis does not purport to be indicative of the actual values or expected values of the Common Shares.

Peer Group Analysis: Coast Financial. Kafafian compared selected balance sheet, asset quality, capitalization, profitability, and market trading ratios using financial data at or for the twelve months ended June 30, 2007 and market data on or near the date of the August 3, 2007 fairness opinion for Coast Financial and two groups of similar financial institutions. Group 1 includes 8 publicly traded commercial banks in Florida established between January 1, 1996 and December 31, 2003 (the “Regional Peers”). Group 2 includes 8 poorly performing publicly traded commercial banks with non-performing asset to total asset ratios greater than 1% and established earlier than January 1, 2003 (the “Underperforming Peers”). For purposes of this analysis, non-performing assets include non-accrual loans, restructured loans, other real estate owned, and loans greater than 90 days past due but still accruing. Peer statistics are medians.

Financial Data at or for the period ended June 30, 2007	Coast Financial	Regional Peers	Underperforming Peers
Loans/Deposits (%)	85.30	98.97	88.89
Tangible Equity/Assets (%)	4.86	10.17	8.15
NPAs/Assets (%)	8.74	0.86	2.34
Reserves/NPAs (%)	41.13	82.85	50.55
Net Interest Margin (%)	2.11	4.10	3.32
Non-interest Income/Avg. Assets (%)	0.32	0.44	0.57
Non-interest Expense/Avg. Assets (%)	3.71	3.24	3.32
Efficiency Ratio (%)	160.62	81.12	80.83
Return on Avg. Assets (%)	-5.11	0.52	-0.11
Return on Avg. Equity (%)	-59.59	4.16	-1.86
Price to Earnings (x)	NM	18.10	NM
Price to Book Value (%)	27.00	134.60	96.10
Price to Tangible Book Value (%)	27.00	141.40	97.50
Current Dividend Yield (%)	0.00	0.59	0.00

Peer Group Analysis: First Banks. Kafafian compared selected balance sheet, asset quality, capitalization, profitability, and market trading ratios using financial data at or for the twelve months ended June 30, 2007 and market data on or near the date of the August 3, 2007 fairness opinion for First Banks and two groups of similar financial institutions. Group 1 includes 10 publicly traded commercial banks in the Midwest region with assets between $5 billion and $15 billion and a return on average assets, or ROAA, greater than 0.80% (the “FB Regional Peers”). Group 2 includes 14 publicly traded commercial banks nationwide with total assets between $5 and $ 15 billion, ROAA greater than 0.80%, and construction loans to total loans greater than 15% (the “FB National Peers”). For purposes of this analysis, non-performing assets include non-accrual loans, restructured loans, other real estate owned, and loans greater than 90 days past due but still accruing. First Banks is not a publicly traded company, and therefore there are no market trading multiples stated for them. Peer statistics are medians.

Financial Data at or for the period ended June 30, 2007)	First Banks	FB Regional Peers	FB National Peers
Loans/Deposits (%)	91.26	92.41	94.14
Tangible Equity/Assets (%)	5.06	6.40	6.55
NPAs/Assets (%)	0.68	0.61	0.36
Reserves/NPAs (%)	199.87	149.33	212.72
Net Interest Margin (%)	4.24	3.47	3.85
Non-interest Income/Avg. Assets (%)	1.08	1.41	1.10
Non-interest Expense/Avg. Assets (%)	3.31	2.95	2.65
Efficiency Ratio (%)	64.97	62.49	57.26
Return on Avg. Assets (%)	0.99	0.95	1.16
Return on Avg. Equity (%)	12.63	11.17	10.32
Price to Earnings (x)	NA	12.30	13.60
Price to Book Value (%)	NA	156.00	132.70
Price to Tangible Book Value (%)	NA	211.30	249.20
Current Dividend Yield (%)	NA	4.45	3.27

Comparable Transaction Analysis. Kafafian reviewed the pricing of two groups of merger and acquisition transactions. Group 1 was composed of transactions where the target was an unprofitable commercial bank with assets between $250 million and $2 billion and where the transaction announcement date was after April 1, 2002. The criteria resulted in a list of 7 merger and acquisition transactions (the “Unprofitable Target Transactions”). Group 2 was composed of 5 transactions announced after January 1, 2005, where the target institution was a commercial bank that was under a regulatory Cease and Desist order and nonperforming assets to total assets was equal to or greater than 1% (the “C&D Transactions”). For purposes of this analysis, premium as a percent of core deposits equates to the amount paid over book value, or premium, divided by the target’s core deposits, or all deposits less time deposits greater than $100,000. Transaction multiples are calculated at the time the transactions were announced.

	First Banks/Coast	Unprofitable Target Transactions	C&D Transactions
Price/Book (%)	40.24	196.47	142.10
Price/Tangible Book (%)	40.24	219.26	142.10
Price/LTM Earnings (x)	NM	NM	NM
Price/Deposits (%)	2.98	10.17	14.27
Premium/Core Deposits (%)	NA	7.57	4.37

No company or transaction in the preceding Peer Groups and Comparable Transaction analyses is identical to First Banks, Coast Financial, or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not mathematically precise; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. The ranges of valuation resulting from any particular analysis described above should not be taken to be Kafafian’s view of the actual value of Coast Financial or First Banks.

We engaged Kafafian on March 31, 2007, to render a fairness opinion for the proposed merger transaction. We paid Kafafian a fee of $100,000 upon the rendering of the written fairness opinion. We also have agreed to indemnify Kafafian against certain liabilities. In March 2007, Kafafian was engaged by us to provide Coast Bank with advisory services relating to the development of a strategic plan for Coast Bank in light of the Cease and Desist Order. Kafafian was paid approximately $40,000 for these services.

Company Stock Options and Plans

We have agreed to take all actions necessary to cause, at the effective time of the merger, all of our existing stock options and equity incentive plans to be terminated and for each outstanding option, stock equivalent right or other right to acquire our Common Shares issued thereunder to be cancelled. All of our outstanding options held by our current and former directors and officers are exercisable at prices substantially in excess of the price being paid for our Common Shares pursuant to the Merger Agreement. Accordingly, it is not anticipated that any options will be exercised prior to the merger or that our options will have any impact on the final merger consideration paid to our shareholders. Other than our outstanding stock options, we do not have any other stock incentive awards issued and outstanding under our existing or stock option or equity incentive plans.

Interests of Directors and Executive Officers in the Merger

Members of our board of directors and certain of our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of our shareholders generally. You should keep this in mind when considering the recommendation of our board of directors for the approval of the merger proposal. The members of our board of directors were aware of these interests and considered them at the time they approved the merger proposal. These interests include the following:

•

under the employment agreement dated July 26, 2006, with Anne V. Lee, our acting President and Chief Executive Officer, she is entitled to receive a cash payment of $448,500, plus benefits having a value of $109,912 upon completion of the merger.

•	First Banks has indicated its intention to retain Ms. Lee following the consummation of the merger.

•

under change of control agreements entered into by us with certain of our executive officers, upon consummation of the merger, Justin D. Locke, Paul Nidasio, and James V. Dugger, will be entitled to receive cash payments in the amounts of $165,000, $187,500, and $207,000, respectively. Mr. Dugger’s payments will be made in a lump sum at the time of the closing. Messrs. Locke and Nidasio will receive their payments over an 18-month period following the later of the consummation of the merger or their respective termination or resignation.

•

under the employment agreement dated July 26, 2006, with Brian F. Grimes, our former President and Chief Executive Officer and director, he is entitled to receive a cash payment of $550,000 upon termination of his employment. However, due to the current status of Coast Bank, any request for post-termination payments require the approval of the FDIC. In connection with seeking such approvals, we have submitted to the FDIC a negotiated form of Separation Agreement (to be signed only upon receipt of such approvals) which, if approved, would revise our payment obligations under the employment agreement to provide for two staged payments. The first payment would be in an amount equal to one year of his base salary of $185,000 and the second payment of $370,000 would be made only upon a change of control.

•

First Banks has agreed to assume and perform Coast Financial’s obligations with respect to indemnification and exculpation now existing in favor of our directors, officers and employees and has agreed to maintain directors’ and officers’ liability insurance coverage of our directors and officers for matters occurring prior to the completion of the merger through April 1, 2012.

The following table sets forth the cash proceeds that each of our directors and executive officers will receive from the conversion of their Common Shares and their outstanding options to purchase Common Shares at the closing of the merger based on his or her beneficial ownership:

Interested Party	Shares (#)	Options (#) (1)	Total Cash Proceeds (2)
James V. Dugger	—	10,750	$—
Joseph Gigliotti	36,200	29,932	$123,080
Brian F. Grimes	9,000	—	$30,600
Anne V. Lee	2,315	21,750	$7,871
Kennedy Legler, III	24,110	30,605	$81,974
Justin D. Locke	390	4,000	$1,326
Paul Nidasio	—	2,000	$—
Thomas M. O’Brien	25,565	30,065	$86,921
John R. Reinemeyer	20,975	27,622	$71,315
Michael T. Ruffino	—	30,880	$—
James K. Toomey	325,599	26,000	$1,107,036
M. Alex White	—	9,258	$—

(1)	The exercise price of all of the outstanding options is in excess of the price to be paid in the merger transaction. Accordingly, no cash will be received for such options and no additional issuances of Common Shares are anticipated in connection with exercises thereof.
(2)	Based on the payment of $3.40 per share. The per share price paid in the merger transaction may be reduced under certain circumstances and, if so, the total cash proceeds set forth hereunder would be reduced accordingly.

The above chart reflects the beneficial ownership of all equity by all directors and executive officers as defined in Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

Financing of the Merger

The merger is not conditioned upon any financing arrangements. The maximum amount of total funds to complete the merger is $22,130,793.80. This amount may be reduced if we are unable to satisfy certain financial requirements established in the Merger Agreement which relate to the combined amount of our allowance for loan and lease losses and tangible equity, as compared to the amount of our nonperforming loans and leases and other real estate owned. Please refer to “The Merger—Merger Consideration” for a more complete description of the amount of the merger consideration that will be paid by First Banks in connection with the Merger.

Effects of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Florida law, at the effective time of the merger, a newly formed wholly-owned subsidiary of First Banks will be merged with and into Coast Financial. Coast Financial will survive the merger and become a wholly-owned subsidiary of First Banks and will continue its corporate existence under Florida law. As a result of the merger transaction, First Banks shall commence the business of banking in the State of Florida. Our shareholders will receive the merger consideration payable pursuant to the Merger Agreement and will no longer have any ownership interests in us or rights as holders of the Common Shares.

Regulatory Approvals

The merger is subject to the prior approval by the FRB under the Bank Holding Company Act of 1956 (“BHCA”) and the OFR pursuant to applicable provisions of the Florida Banking Code. It is contemplated that the bank merger will occur after the merger of the wholly owned subsidiary of First Banks with Coast Financial. The approval of the FRB and the MDOF must be obtained prior to the bank merger. In addition, notification of the bank merger must be filed with the OFR. Applications for appropriate regulatory approvals by the FRB and the OFR were filed with such agencies by First Banks on August 20, 2007. First Banks will file its application with the MDOF in the near future in accordance with applicable laws and regulations.

The Bank Merger

Federal Reserve Approval. Pursuant to Section 3 of the BHCA, and the regulations promulgated pursuant thereto, the approval of the FRB must be obtained prior to the merger of the wholly owned subsidiary of First Banks with Coast Financial. The FRB must withhold approval of the merger if it finds that the transaction will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. In addition, the FRB may not approve the merger if it finds that the effect thereof may be substantially to lessen competition in any section of the country, or tend to create a monopoly, or would in any other manner be in restraint of trade, unless it finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the merger in meeting the convenience and needs of the communities to be served. The FRB will also take into consideration the financial condition and managerial resources of First Banks, its subsidiaries, any banks related to First Banks through common ownership or management, and First Bank. Finally, the FRB will consider the compliance records of First Banks’ subsidiaries under the Community Reinvestment Act.

In addition, the FRB is expressly permitted to approve applications under Section 3 of the BHCA for a bank holding company that is adequately capitalized and adequately managed to acquire control of a bank located in a state other than the home state of such bank holding company (an “Interstate Acquisition”), without regard to whether such transaction is prohibited under the law of any state. However, if the law of the state in which the target bank is located requires the target bank to have been in existence for some minimum period of time, the FRB is prohibited from approving an application by a bank holding company to acquire such target bank if such target bank does not satisfy this state law requirement, so long as the state law specifying such minimum period of time does not specify a period of more than five years.

Also, the FRB is prohibited from approving an Interstate Acquisition if the acquiring bank holding company controls, or upon consummation of the acquisition, would control, more than 10% of the total amount of deposits or insured depository institutions in the United States. Finally, subject to certain exceptions, the FRB may not approve an application pertaining to an Interstate Acquisition if, among other things, the bank holding company, upon consummation of the acquisition, would control 30% or more of the total amount of deposits of insured depository institutions in the state where the target bank is located.

The BHCA provides for the application of notice and public comment on the application and authorizes the FRB to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the merger. Section 11 of the BHCA imposes a waiting period which prohibits the consummation of the merger, in ordinary circumstances, for a period ranging from 15 to 30 days following the FRB’s approval of the merger. During such period, the United States Department of Justice, should it object to the merger for antitrust reasons, may challenge the consummation of the merger.

Pursuant to Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”), the FRB’s approval also must be obtained prior to the bank merger. The FRB is prohibited from approving the bank merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the Untied States. In addition, the FRB is prohibited from approving the bank merger if its effect, in any section of the country, would be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless it finds that the anti-competitive efforts of the bank merger are clearly outweighed in the public interest by the probable effect of the bank merger in meeting the convenience and needs of the community to be served. The FRB is required to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the community to be served.

In that the bank merger constitutes an interstate bank merger, certain additional requirements are applicable to the bank merger. For example, subject to certain exceptions, the FRB is prohibited from approving the bank merger if First Bank materially fails to comply with filing requirements imposed by the OFR for interstate bank merger transactions. In addition, the FRB is prohibited from approving the bank merger if the bank resulting from the bank merger, including all insured depository institutions which are affiliates of such resulting bank, upon consummation of the transaction, would control more than 10% of the total amount of deposits of insured depository institutions in the United States. The FRB is also prohibited from approving the bank merger if either party to the bank merger has a branch in any state in which any other bank involved in the bank merger has a branch, and the resulting bank, upon consummation of the bank merger, would control 30% or more of the total amount of deposits of insured depository institutions in any such state. Finally, the FRB may approve the interstate bank merger only if each bank involved in the transaction is adequately capitalized as of the date the application is filed, and the FRB determines that the resulting bank will continue to be adequately capitalized and adequately managed upon consummation of the bank merger.

The Bank Merger Act imposes a waiting period which prohibits consummation of the bank merger, in ordinary circumstances, for a period ranging from 15 to 30 days following the FRB’s approval of the bank merger. During such period, the United States Department of Justice, should it object to the bank merger for antitrust reasons, may challenge the consummation of the bank merger.

Florida Department Approval. The OFR must approve the change of control of Coast Bank which would be effected by the merger. Under the Florida Banking Code, the OFR shall issue a Certificate of Approval for a change of control of a Florida state bank only after it has made an investigation and has determined that the proposed new owner of a controlling interest is qualified by reputation, character, experience and financial responsibility to control and operate the bank in a legal and proper manner and that the interest of the other shareholders, if any, and the depositors and creditors of the bank and the interest of the public generally will not be jeopardized by the proposed change in ownership, controlling interest or management.

In addition, pursuant to the Florida Banking Code, the OFR shall not permit the merger unless the bank has been in existence and continuously operating, on the date of its acquisition, for more than three years. Also, the OFR shall not permit the merger if, upon consummation of the transaction, First Banks, including all of its insured depository institutions that would be “affiliates,” as defined in 12 U.S.C. § 1841(k), would control 30% or more of the total amount of deposits held by all insured depository institutions in the State of Florida.

Missouri Division of Finance Approval. Under Missouri law, the director of the MDOF must approve the merger of a Missouri state chartered bank with another bank upon the filing of an application that includes a copy of the proposed merger agreement and certain other information including verified copies of the proceedings of the banks’ directors and shareholders approving such merger.

The Merger Agreement provides that the obligation of each of First Banks and Coast Financial to consummate the merger is conditioned upon the receipt of all necessary regulatory approvals. There can be no assurance that the applications necessary for First Banks to consummate the merger with Coast Financial will be approved, and, if such approvals are received, that such approvals will not be conditioned upon terms and conditions that would cause the parties to abandon the merger.

Any approval received from bank regulatory agencies reflects only their view that the merger does not contravene applicable competitive standards imposed by law, and that the merger is consistent with regulatory policies relating to safety and soundness. THE APPROVAL OF THE BANK REGULATORY AGENCIES IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER.

First Banks is not aware of any governmental approvals or actions that may be required for consummation of the merger except for the FRB, the MDOF and the OFR approvals described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

Material Federal Income Tax Consequences of the Merger to Shareholders

The following discussion summarizes the material U.S. federal income tax consequences of the merger to our shareholders. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations promulgated under the Code, Internal Revenue Service rulings and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. This discussion does not address all aspects of federal income taxation that may be relevant to a holder of our Common Shares in light of the shareholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of Common Shares subject to special rules, such as shareholders who are not citizens or residents of the United States, shareholders whose functional currency is not the U.S. dollar, shareholders who are financial institutions or broker-dealers, tax-exempt organizations, insurance companies, dealers in securities, foreign corporations or trusts, shareholders who acquired their Common Shares through the exercise of options or similar derivative securities or shareholders who hold their Common Shares as part of a straddle or conversion transaction. This discussion does not address the federal income tax consequences to holders of options to acquire our Common Shares, nor does it address foreign, state or local tax consequences of the merger. This discussion assumes that holders of the Common Shares hold their shares as capital assets within the meaning of the Code.

The receipt of cash for Common Shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder will generally recognize gain or loss equal to the difference, if any, between the amount of cash received and the shareholder’s adjusted tax basis for the shares surrendered for cash pursuant to the merger. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that is surrendered for cash pursuant to the merger.

Capital gains recognized by non-corporate taxpayers from the sale of common stock held for more than one year will generally be subject to U.S. federal income tax at a rate not to exceed 20%. Capital gains recognized by non-corporate taxpayers from the sale of common stock held for one year or less will be subject to tax at ordinary income tax rates. Capital gains recognized by a corporate taxpayer will be subject to tax at the tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of net capital losses against ordinary income, and unused losses may be carried forward to subsequent tax years.

Certain non-corporate shareholders of our Common Shares will be subject to backup withholding at a rate of 28% on cash payments received pursuant to the merger unless the holder provides certain certifications required by the Internal Revenue Service. Backup withholding will not apply to a shareholder of our Common Shares who furnishes a taxpayer identification number, or TIN, and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the transmittal letter or who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding.

The information included in this proxy statement regarding U.S. Federal Income Tax consequences of the merger is not binding on the Internal Revenue Service or the Courts. The preceding discussion does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular shareholder. You are urged to consult with your own tax advisors regarding the specific tax consequences to you as a result of the merger, including the applicability and effect of foreign, state, local and other tax laws.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Delisting and Deregistration of Our Common Shares

If the merger is completed, our Common Shares will be delisted from the Nasdaq Global Market and will be deregistered under the Exchange Act.

Appraisal Rights

Pursuant to the Florida Business Corporation Act, because our Common Shares are listed on the Nasdaq Global Market and the consideration to be paid in the merger consists solely of cash, our shareholders do not have appraisal rights in connection with the merger, regardless on whether the vote for or against the merger.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the Merger Agreement in its entirety because it is the primary legal document that governs the merger.

Introductory Note

The Merger Agreement has been included to provide information regarding the terms of the merger. Except for its status as the contractual document that establishes and governs the legal relations among us, Coast Bank, and First Banks with respect to the merger, the Merger Agreement is not intended to be a source of factual, business or operational information about us, Coast Bank, First Banks, or their respective subsidiaries or affiliates.

The Merger Agreement contains representations and warranties that Coast Financial and Coast Bank, on the one hand, and First Banks, on the other hand, made to each other as of the date of the Merger Agreement or other specific dates, and such representations and warranties should not be relied upon by any other person. The assertions embodied in those representations and warranties were made solely for purposes of the contract among us, Coast Bank, and First Banks and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The confidential disclosures contain information that has been included in Coast Financial’s general prior public disclosures, as well as potential additional non-public information. While Coast Financial does not believe that the confidential disclosures contain information required to be publicly disclosed under the securities laws other than information that has already been so disclosed, the confidential disclosures contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, the representations, warranties and covenants may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, you are not a third party beneficiary under the Merger Agreement and should not rely on the representations and warranties as accurate or complete or characterizations of the actual state of facts as of any specified date since they are modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

The Merger Transaction

The Merger Agreement provides for the merger of a newly-formed wholly owned subsidiary of First Banks (referred to herein as “Newco”) with and into Coast Financial upon the terms, and subject to the conditions, of the Merger Agreement. Coast Financial will be the surviving corporation in the merger and will continue as a wholly-owned subsidiary of First Banks. The separate corporate existence of Newco will terminate at the effective time of the merger. The merger will be effective upon the acceptance of the articles of merger by the Secretary of the State of Florida. We expect to complete the merger as promptly as practicable after our shareholders approve the Merger Agreement and we receive the required regulatory approvals for the merger.

First Banks or we may terminate the Merger Agreement before completion of the merger in certain circumstances, whether before or after approval of the merger proposal by our shareholders. Additional detail on the termination of the Merger Agreement is described in “—Termination of the Merger Agreement.”

Merger Consideration

At the effective time of the merger, all issued and outstanding Common Share will be canceled and converted into the right to receive an aggregate payment of $22,130,793.80 (“Initial Aggregate Purchase Price”) less the Adjustment Amount as described below.

On the date that it is determined that all conditions for closing have been satisfied, to the extent that the sum of our allowance for loan and lease losses plus our tangible equity on the effective date of the merger (the “Reserve Plus Equity Amount”) is less than the amount (the “Deficiency Amount”) that would be required to be added to the Reserve Plus Equity Amount for such amount to equal at least seventy-five percent (75%) of the sum of our non-performing loans and leases plus other real estate owned as of the effective date of the merger (the “NPL Plus OREO Amount”) and this Deficiency Amount is greater than One Million Dollars ($1,000,000), then the Initial Aggregate Purchase Price will be adjusted downward.

The actual adjustment will be computed determining the amount that would be required to be added to the Reserve Plus Equity Amount to allow the Reserve Plus Equity Amount to equal exactly seventy-five percent (75%) of the NPL Plus OREO Amount. The amount determined in the immediately preceding sentence will then be rounded, upward or downward, to the nearest $500,000 increment, with the rounded number being the actual adjustment to the Initial Aggregate Purchase Price (this rounded amount being referred to as the “Adjustment Amount”). The Initial Aggregate Purchase Price less the Adjustment Amount is referred to as the “Final Aggregate Purchase Price”. For these purposes, the allowance for loan and lease losses, tangible equity, non-performing loans and leases and other real estate owned will be determined in accordance with our past practices, consistently applied.

The amount that will be paid for each Common Share will be determined by dividing the Final Aggregate Purchase Price by the number of Common Shares issued and outstanding immediately prior to the effective time of the merger (the “Per Share Merger Price”).

Stock Options and Stock Option Plans

We have agreed to take all actions necessary to cause, at the effective time of the merger, each outstanding option or warrant to acquire our Common Shares granted under our stock option and equity incentive plans to be cancelled. All stock option and equity incentive plans also will be terminated.

Directors and Officers

Upon completion of the merger, the directors and officers of Newco immediately prior to the effective time of the merger shall, from and after the effective time, be the directors and officers of the surviving corporation.

Payment for Common Shares

At or prior to the completion of the merger, First Banks will designate a paying agent to make payment of the merger consideration as contemplated by the Merger Agreement and will deposit in trust with the paying agent the funds appropriate to pay the merger consideration to our shareholders.

As of the effective time of the merger, the stock transfer ledger with respect to our Common Shares shall be closed and after that time there will be no transfer of our Common Shares on the stock transfer books of the surviving corporation.

Following the effective time of the merger, the paying agent will send you a letter of transmittal and instructions advising you of the procedure to surrender your certificates in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have (1) surrendered your certificates to the paying agent and (2) provided to the paying agent your signed and completed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The paying agent will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your certificates properly endorsed or accompanied by appropriate stock powers or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer to the paying agent or establish to the paying agent’s satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by First Banks or the surviving corporation, post a bond in an amount that First Banks or the surviving corporation, as the case may be, reasonably directs as indemnity against any claim that may be made against them in respect of the certificate.

Representations and Warranties

Our Representations and Warranties to First Banks

We have made various representations and warranties in the Merger Agreement to First Banks relating to, among other matters, the following:

•	our and Coast Bank’s organization, standing, and capital structure;

•	our corporate power and authority to enter into and consummate our obligations under, and the enforceability of, the Merger Agreement and compliance with state and federal rules and regulations;

•	the accuracy of our filings with the U.S. Securities and Exchange Commission (including our financial statements) as well as our filings with banking regulators;

•	the absence of material changes since March 31, 2007;

•	the status of certain banking regulatory enforcement matters;

•	certain tax matters;

•	identification of all litigation threatened or pending against us or Coast Bank;

•	the status of all property owned or leased by us, certain business contracts, employee benefit plans and other specific agreements to which we are a party;

•	the status of our loan portfolio and our investment portfolio;

•	our compliance with labor and ERISA laws;

•	our title to properties (including intellectual properties) licenses and insurance;

•	material transactions between us and certain of our officers;

•

our compliance with applicable laws and regulations, including environmental laws (and the absence of any suits or liabilities with respect thereto), and accuracy of the statements made by our management.

First Banks’ Representations and Warranties to Us

The Merger Agreement also contains various representations and warranties by First Banks to us, relating to, among other matters:

•	its organization and standing, as well as that of Newco;

•	the corporate authority of First Banks and Newco to enter and consummate their obligations under the Merger Agreement and the enforceability of the Merger Agreement;

•	the status of litigation to which it is a party; and

•	the veracity and completeness of information it provided in connection with the Merger Agreement.

Please see Sections 2 and 3 of the Merger Agreement for a full statement of the representations and warranties of the parties. The representations and warranties terminate upon the completion of the Merger.

Conduct of Business Pending Merger

We agreed in the Merger Agreement that, until the effective time of the merger, unless expressly contemplated or permitted by the Merger Agreement or is required by the Cease and Desist Order or the Stipulation we will, and will cause our subsidiaries to, operate our business and operations in the ordinary course of business.

Capital Structure and Bank Deposits

In addition, subject to the exceptions identified above, we have specifically agreed that we will not, and will not permit out subsidiaries to:

•	declare or pay any dividends on or make other distributions in respect of any of our subsidiaries’ capital stock, other than cash dividends payable by a subsidiary to us or one of our subsidiaries;

•

except upon the exercise of options outstanding, issue any shares of our capital stock of any class, options, warrants or other rights to acquire any such shares or any other capital stock or any securities convertible into or exchangeable for any capital stock;

•	redeem, purchase or otherwise acquire our Common Shares or any other capital stock of Coast Financial;

•	redeem or repurchase any options to purchase our Common Shares;

•	effect a reclassification or recapitalization, split-up, exchange of shares or readjustment or similar change in or to our capital stock;

•	increase the amount of “brokered deposits” of Coast Bank; or

•	amend our articles of incorporation, bylaws or enter into an agreement to merge or consolidate with, or sell a significant portion of our assets.

Indebtedness or Obligations

Except as required under the Cease and Desist Order, we have agreed that we will not take any of the following actions without the written consent of First Banks, and First Banks has agreed to not unreasonably withhold or delay such consent:

•

other than severance agreements currently under consideration by the FDIC, grant any increase in the compensation payable to officers or salaried employees (other than ordinary and normal), adopt or make any change to any bonus, insurance, pension, or other employee plan, arrangement or agreement;

•	borrow or agree to borrow any funds or directly or indirectly guarantee any obligations of others, except in the ordinary course of business;

•

other than pursuant to any existing loan agreement, make or commit to make any new loan or letter of credit or any new or discretionary advance in principal amounts exceeding $250,000 or that would increase aggregate credit outstanding to a single borrower in excess of $500,000;

•	purchase or otherwise acquire any investment security (other than U.S. government obligations) having an average remaining life to maturity of greater than three years;

•	enter into any material agreement, contract or commitment having a term in excess of three months;

•	place any mortgage, pledge, lien, charge or other encumbrance on any material assets or properties, other than in the ordinary course of business;

•	other than in the ordinary course of business, cancel or accelerate any material indebtedness owing to Coast Financial or Coast Bank or waive any material rights of substantial value;

•

sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property, other than properties acquired in foreclosures or otherwise in the ordinary collection of indebtedness;

•	foreclose upon or otherwise take title to or possession of control of any real property without first obtaining a Phase I environmental audit;

•	violate any law, statute, rule, government regulation or order, which violation would have a material adverse effect;

•	purchase any real or personal property (other than through foreclosure actions) or make any capital expenditure in excess of $75,000; or

•	increase or decrease rates paid on deposit accounts at Coast Bank.

Efforts to Complete the Merger

In the Merger Agreement, we have agreed to a number of additional agreements, including agreements relating to:

•	providing First Banks with prompt notice of any breach of the Merger Agreement or any material failure to comply with or satisfy with any covenant.

•

the preparation and filing with the SEC of this proxy statement and, as soon thereafter as possible, prepare for a meeting of our shareholders, cause such meeting to be held and, to the extent possible, obtain shareholder approval of the merger and Merger Agreement.

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providing First Banks reasonable access during normal business hours to our properties, books, documents, papers and records relating to our assets, stock ownership, properties, operations and obligations.

•	using commercially reasonable efforts to obtain all material consents of third parties, including the approval of the applicable banking regulatory authorities.

•	providing to First Banks as soon as reasonably available, (i) monthly unaudited consolidated financial statements, and (ii) all reports filed with the SEC pursuant to the Exchange Act.

•	cooperating with First Banks in its efforts to arrange for the employment of Anne Lee and such other employees as First Banks shall identify.

•	providing First Banks, to the extent permitted by law, copies of all correspondence with and to the FDIC, FRB, and OFR and the SEC.

•	providing Phase I environmental reports for all of our real properties, whether owned or leased.

The Merger Agreement also contains a number of mutual agreements by Coast Financial and First Banks, including the following:

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to inform each other of any communication, written or oral, from any governmental entity regarding the Merger Agreement, the merger and the other transaction contemplated thereby, unless prohibited by applicable law.

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to endeavor in good faith to provide as promptly as practicable and after consultation with the other party an appropriate response to any request received from any governmental entity for additional information or documentary material with respect to the transactions contemplated by the Merger Agreement.

•

to consult with each other with respect to, provide any necessary information with respect to, and, subject to the advice of counsel, provide the other parties hereto (or their respective counsel) with copies of, all filings made by such parties with any governmental entity or any other information supplied by such party to a governmental entity in connection with the Merger Agreement and the transactions contemplated thereby.

•	to do all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement.

•	to use their commercially reasonable efforts to have the bank merger approved by the applicable bank regulatory authorities as soon as practicable.

•

to negotiate in good faith and to finalize the definitive agreements relating to the revolving lines of credit to be made available to Coast Financial and Coast Bank by First Banks and First Bank, respectively.

Conditions to the Merger

Our obligation to effect the merger is subject to a number of conditions, including the following:

•	the representations and warranties of First Banks shall be true and correct, except for such breaches and warranties as would not have a material adverse effect on First Banks.

•	First Banks shall have performed and complied in all material respects with all obligations under the Merger Agreement.

•

no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other person seeking any of the foregoing be pending, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger which makes the consummation illegal.

•

First Banks shall have obtained all necessary approvals, consents and authorizations required for consummation of the merger, including but not limited to all board and shareholder consents and regulatory consents and all waiting periods required by law have expired.

•	we shall have received all documents required to be received by First Banks.

The obligation of First Banks to effect the merger is subject to a number of conditions, including the following:

•	our representations and warranties shall be true and correct, except for breaches that would not have a material adverse effect on us.

•	we shall have performed and complied in all material respects with all of our obligations under the Merger Agreement.

•

no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect, nor shall any proceeding by any banking regulatory authority or other person seeking any of the foregoing be pending, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger which makes the consummation illegal.

•

all necessary approvals, consents and authorizations required by law for consummation of the merger, including but not limited to all shareholder and board approvals and regulatory consents, have been obtained and all waiting periods required by law shall have expired.

•	we shall have received all documents required to be received by First Banks.

•	the banking merger between Coast Bank and First Bank shall have been authorized by all necessary parties and all approvals from banking regulatory authorities required by law shall have been obtained.

•	there shall not have been any material addition or other material changes to the Stipulation and Cease and Desist Order that are adverse to us.

•	we shall not have been designated by the SEC or any other governmental agency with jurisdiction over our business, assets or property as the target of any criminal or civil enforcement action.

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except as previously disclosed to First Banks prior to the date of the Merger Agreement, there shall not have been any additional class action lawsuits filed against us, Coast Bank or any subsidiary, except for class action lawsuits arising out of substantially the same facts as those alleged or may be alleged in the class action lawsuit previously identified to First Banks.

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we shall have purchased the required insurance coverage and such policy shall be in place as of the closing date, and all material claims made under existing insurance policies shall have been filed in a timely fashion and there shall not have been any denial of any material amount.

•	Coast Financial and Coast Bank shall have, as of the closing of the merger, (i) adversely classified credits not exceeding $175 million, and (ii) total assets of at least $550 million.

•

there shall not be any third party claims filed against us or Coast Bank, other than those claims (i) previously disclosed to First Banks prior to the date of the Merger Agreement, or (ii) which arise from or relate to the developments in the residential lending department as a result of the cessation of building activities by CCI or its affiliated entities.

•	First Banks shall have received the environmental reports required under the Merger Agreement.

No Solicitation of Other Offers

We have agreed, before the merger becoming effective, to certain limitations on our ability to take action with respect to other acquisition proposals. Notwithstanding these limitations, we may respond to certain acquisition proposals that we reasonably believe will lead to a superior proposal. Under the terms of the Merger Agreement:

•	the term “acquisition proposal” means any proposal or offer relating to any transaction or series of transactions involving any:

•	acquisition or purchase from Coast Financial by any person or “group” of more than a 25% interest in the total outstanding voting securities of Coast Financial or any subsidiary of Coast Financial;

•	exchange or tender offer involving Coast Financial which, if consummated, would result in any person beneficially owning 25% or more of any class of outstanding voting securities of Coast Financial;

•	merger, consolidation, business combination or similar transaction involving Coast Financial;

•

sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 25% of the business or assets of Coast Financial;

•	dissolution or liquidation of Coast Financial; or

•	other transactions similar to the foregoing with respect to Coast Financial or any subsidiary of Coast Financial.

•

the term “superior proposal” means a bona fide, written acquisition proposal made by such entity or group on an unsolicited basis which the board of directors determines, in good faith after consultation with its legal and financial advisors, is (i) not subject to any condition related to financing or, if so subject, that the board of directors of Coast Financial has determined in good faith judgment that it is reasonably likely to be financed, (ii) reasonably likely to be consummated (taking into account the legal aspects of the acquisition proposal, the person making the acquisition proposal and approvals required in connection therewith), and (iii) more favorable, taken as a whole, than the merger consideration to Coast Financial’s shareholders from a financial point of view.

We have agreed not to, and to authorize or permit our officers, directors, employees, investment bankers, attorneys, accountants or other agents not to, directly or indirectly:

•

initiate, solicit or knowingly encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or which would be reasonably likely to lead to any third-party acquisition proposal;

•	enter into any agreement with respect to any acquisition proposal; or

•

in the event of an unsolicited acquisition proposal, engage in negotiations or discussions with, or provide any information or data to, any person (other than First Banks or its affiliates) relating to an acquisition proposal.

We have agreed to promptly, and in any event within two business days, notify First Banks if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with Coast Financial or its representatives, in each case, in connection with an acquisition proposal. Such notice will identify the person indicating such acquisition proposal interest and the material terms and conditions of the acquisition proposal.

Nothing, however, will prohibit us or our board of directors from taking (and disclosing to our shareholders) any position with respect to a tender or exchange offer by a third party in compliance with Rules 14d-9 or 14e-2 under the Exchange Act or making such other disclosures to our shareholders if, in the good faith judgment of our board of directors, after consultation with outside legal counsel, such disclosure is necessary for our board of directors to comply with its fiduciary duties.

Notwithstanding the restrictions just described, prior to receipt of the approval of our shareholders to the merger proposal, we may furnish, pursuant to a confidentiality agreement with terms no less favorable to us than those contained in the confidentiality agreement with First Banks (subject to applicable law, including without limitation the fiduciary obligations of our board of directors), information concerning our business, properties or assets and such other information as we deem relevant to any person making an acquisition proposal that did not result from a breach of the Merger Agreement and that our board of directors determines in good faith (after consultation with outside counsel and its financial advisors) could be reasonably expected to lead to a superior proposal, and may negotiate and participate in discussions and negotiations with such person concerning the acquisition proposal if in the good faith opinion of our board of directors, after consultation with outside legal counsel to Coast Financial, it is determined that providing such information or access or engaging in such discussions or negotiations is in the best interests of Coast Financial and our shareholders and necessary in order for our board of directors to discharge its fiduciary duties to our shareholders under applicable law. We are required to notify First Banks of such determination relating to a possible superior proposal and shall promptly provide to First Banks any material non-public information regarding Coast Financial provided to any other party, which was not previously provided to First Banks.

Except as described in the next paragraph, neither our board of directors nor any committee thereof shall (i) withdraw or modify the approval or recommendation by the board of directors of the merger proposal, (ii) approve or recommend any acquisition proposal, or (iii) enter into any agreement with respect to any acquisition proposal.

Prior to the earlier of the termination of the Merger Agreement or the completion of the merger, our board of directors may (subject to the terms of this and the following sentence) withhold, withdraw or modify its approval or recommendation of the Merger Agreement and the merger, approve or recommend a superior proposal, or enter into an agreement with respect to a superior proposal, in each case any time after the fifth business day following Coast Financial’s delivery to First Banks of a notice of its determination that an acquisition proposal constitutes a superior proposal; provided, however, that we will not terminate the Merger Agreement and enter into an agreement with respect to a superior proposal unless (i) prior to any such termination we have provided First Banks with notice with respect to such superior proposal, (ii) within five business days following the delivery of the notice, First Banks does not propose to amend the Merger Agreement or enter into an alternative transaction, in either case which our board of directors determines in its good faith judgment in consultation with its legal and financial advisors to be as favorable to our shareholders, from a financial point of view, as such superior proposal, and (iii) at least five full business days after we have provided the notice, we deliver to First Banks a written notice of termination of the Merger Agreement.

Indemnification and Insurance

First Banks has agrees that from and after the effective time it will assume and perform Coast Financial’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Coast Financial, Coast Bank and their subsidiaries as provided in the Florida Business Corporation Act and the articles of incorporation, bylaws, and indemnification agreements of Coast Financial, Coast Bank and their subsidiaries or otherwise in effect as of the date of the Merger Agreement with respect to matters occurring at any time prior to the effective time. First Banks also has agreed that it will permit Coast Bank to purchase an extension of its directors and officers liability insurance policy for all present and former directors and officers of Coast Financial, Coast Bank and their subsidiaries, which extension will extend through April 1, 2012.

Termination of the Merger Agreement

Either First Banks or we may terminate the Merger Agreement at any time before the effective time of the merger, whether before or after approval of the matters presented to our shareholders in connection with the merger, if any of the following occurs:

•	there is a material breach of any of the representations, warranties or agreements which is not cured within 30 days after notice of an event of default;

•	there is a failure to meet any of the conditions;

•	any regulatory application filed pursuant to the Merger Agreement should be finally denied or disapproved by a regulatory authority;

•	the closing of the merger shall not have occurred by January 30, 2008;

•	if our shareholders fail to vote the approval of the Merger Agreement and this merger, or conditions precedent to closing cannot be satisfied or fulfilled by January 30, 2008; or

•	the Deficiency exceeds $10 million.

First Banks may terminate the Merger Agreement if any of the following occurs:

•

Coast Financial or any subsidiary shall become a party or subject to any written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any government entity, or the FDIC takes any action or informs First Banks that it intends to take any action, to close Coast Bank, to close Coast Bank or to place Coast Bank in conservatorship or receivership, to organize or otherwise be involved in the sale of Coast Bank.

•

our board of directors shall have withdrawn, modified, or changed its recommendation to our shareholders with respect to approval of the Merger Agreement or the merger or we enter into or our board approves another acquisition proposal.

Upon the authorization of the special committee or our board of directors, we may terminate the Merger Agreement if we enter into a written agreement with respect to a competing transaction that the special committee or our board of directors has determined is a superior proposal; provided that we give five-day advance notice to First Banks identifying the person or entity making the superior proposal and providing First Banks the opportunity to revise its proposal.

Upon termination, the Merger Agreement will become void and there shall be no liability or obligation on the part of any party. However, no party shall be relieved from any liability for any breach of the Merger Agreement.

Fees, Expenses and Other Payments

Each party shall pay its own costs and expenses incurred in connection with the Merger Agreement including but not limited to all fees and expenses or attorneys, accountants, brokers, financial advisors and other professionals.

Amendment to the Merger Agreement

The Merger Agreement may be amended by the parties to the Merger Agreement in writing, at any time before or after the adoption and approval by our shareholders of the merger proposal. However, once our shareholders have adopted and approved the merger proposal, no amendment may be made to any provision relating to the manner or the basis in which Common Shares will be exchanged for the Per Share Merger Price or any other change that, by law, requires the approval of shareholders, without obtaining that approval.

THE STOCK OPTION AGREEMENT

Concurrently with the execution of the Merger Agreement, we entered into a Stock Option Agreement with First Banks (the “Stock Option Agreement”) pursuant to which we granted First Banks an option to purchase up to 1,295,303 shares of our authorized but unissued Common Shares (representing approximately 19.9% of our currently outstanding Common Shares without giving effect to the exercise of all the currently existing outstanding options to purchase our Common Shares) at a price, subject to certain customary anti-dilution rights and adjustments, equal to the Per Share Merger Price to be paid for our Common Shares under the terms of the Merger Agreement (except that the calculation of any Adjustment Amount to be used to determine Final Aggregate Purchase Price for such purposes shall be calculated as of the date of an Exercise Event (defined below)). The stock option was granted by Coast Financial as an inducement and condition to First Banks’ willingness to enter into the Merger Agreement.

The stock option is exercisable, in whole or in part, only upon the occurrence of both a “Triggering Event” (as defined in the Stock Option Agreement) and an “Exercise Event” (as defined in the Stock Option Agreement) prior to termination of the stock option.

The Stock Option Agreement will expire upon the earlier of any of the following:

•	the effective time of the merger, or

•	termination of the Merger Agreement prior to the occurrence of a Triggering Event, or

•

termination of the Merger Agreement due to the breach of, or a default under, the Merger Agreement by First Banks or its affiliates or the failure of First Banks or its affiliates to satisfy a condition to closing of the Merger Agreement, or

•	termination of the Merger Agreement occurring after the occurrence of a Triggering Event if no Exercise Event has occurred within six months of the occurrence of the Triggering Event.

A “Triggering Event”, as defined in the Stock Option Agreement, is an event, the occurrence of which serves as a condition precedent to the exercise of the Stock Option, occurs if:

•

any offer or proposal is made to us or Coast Bank by any person other than First Banks or an affiliate of First Banks, without having received First Banks’ prior written consent, to enter into any transaction or series of transactions that generally would constitute an acquisition proposal (as used in the Merger Agreement);

•

any acquisition is made by any person (excluding the officers and directors of Coast Financial or its subsidiaries) other than First Banks, any affiliate of First Banks, or any of our subsidiaries acting in a fiduciary capacity, of beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding Common Shares

•

any recommendation is made by our board of directors that our shareholders approve or accept any acquisition proposal other than as contemplated by the Merger Agreement, or any withdrawal is made by our board of directors of its recommendation or any failure to recommend that our shareholders approve the Merger Agreement, or

•

a filing of any application or notice is made with the FDIC or other federal or state bank regulatory authority by any person other than First Banks or an affiliate of First Banks, other than in connection with a transaction to which First Banks has given its prior written consent, which application or notice has been accepted for processing, for approval to engage in an acquisition proposal.

Notwithstanding the occurrence of a Triggering Event, the stock option will become exercisable only if an Exercise Event has occurred prior to the termination of the stock option. An “Exercise Event” generally includes an acquisition by a third party of 50% or more of our outstanding Common Shares or the consummation of an acquisition proposal, except that the percentage referred to above shall be 50%.

As more fully set forth in the Stock Option Agreement, First Banks has the right under specified circumstances to require us to repurchase the stock option or the Common Shares issued upon exercise of the stock option. In addition, the Stock Option Agreement provides the holders of the stock option with certain rights to require us to register the Common Shares acquired by or issuable upon the exercise of the stock option under the Securities Act of 1933, as amended.

The foregoing is a summary description of the Stock Option Agreement and does not purport to be complete and is qualified in its entirety by reference to the complete text of the Stock Option Agreement which is attached hereto as Annex B.

THE LOAN TRANSACTIONS

On August 17, 2007, Coast Financial and Coast Bank entered into lending arrangements with First Banks and First Bank pursuant to which we were furnished with a $1 million revolving line of credit and Coast Bank was furnished with revolving line of credit of up to $75 million.

Coast Financial Line of Credit

In connection with these lending arrangements, we entered into a revolving credit note with First Banks pursuant to which First Banks has agreed to provide us with a $1 million line of credit (the “Company Note”). All amounts advanced under the Company Note bear interest at an annual rate equal to the LIBOR rate plus 2.5% and such interest is payable monthly in arrears. The Company Note matures on the earlier of February 27, 2008 or the occurrence of an event of default (as defined in the Company Note). Among other things, an event of default shall be deemed to have occurred if (a) we should merge, consolidate or transfer a substantial portion of its properties or assets other than pursuant to the Merger Agreement, (b) we or Coast Bank should be in default under the Merger Agreement, or (c) the merger should not be consummated (collectively the “Merger Events”). The Company Note is secured by a stock pledge agreement pursuant to which all of the outstanding capital stock of Coast Bank is pledged to First Banks as collateral for our obligations under the Company Note. As of the date of this proxy statement, approximately $             has been advanced to us under the Company Note.

Coast Bank Line of Credit

Concurrently with the execution of the documents providing for the Coast Financial line of credit with First Banks, Coast Bank entered into a revolving credit note with First Bank pursuant to which the Coast Bank was provided with a line of credit of up to $75 million (the “Coast Bank Note”). The amount that may be advanced to Coast Bank under the Coast Bank Note may not exceed the lesser of $75 million or the then-current borrowing base (which amount is based on a percentage of the principal balances of the Pledged Loans (defined below) furnished by Coast Bank as collateral for the Coast Bank Note under the terms of a collateral pledge agreement, which Pledged Loans are weighted for borrowing base purposes according to certain characteristics identified in the Coast Bank Note). As of the date of this proxy statement, the amount of credit available to Coast Bank under the Coast Bank Note is estimated to be approximately $[56.9] million, of which approximately $             have been advance to Coast Bank. All amounts advanced to Coast Bank under the Coast Bank Note bear interest at an annual rate equal to the LIBOR plus 2.25% and such interest is payable monthly in arrears. The Coast Bank Note matures on the earlier of February 27, 2008 or the occurrence of an event of default (as defined in the Coast Bank Note). An event of default includes, among other things, the Merger Events. The Coast Bank Note is secured by a collateral pledge agreement pursuant to which Coast Bank has granted to First Bank a first priority security interest in a loan portfolio held by Coast Bank (the “Pledged Loans”). This security interest encumbers, among other things:

•	the promissory notes payable to the order of Coast Bank with respect to such Pledged Loans (the “Pledged Notes”);

•	all security deeds, mortgages and/or deeds of trust in favor of Coast Bank which secure the payment of any or all of the Pledged Notes (a “Pledged Mortgage”);

•	all security interests, mortgages and/or other liens on personal or real property securing any of the Pledged Notes and/or any of the Pledged Mortgages;

•	all supporting obligations for any of the Pledged Notes and/or any of the Pledged Mortgages; and

•	all cash and non-cash proceeds of any of the foregoing.

The foregoing summaries of the Company Note, the stock pledge agreement, the Coast Bank Note, and the collateral pledge agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Company Note, the stock pledge agreement, the Coast Bank Note, and the collateral pledge agreement, copies of which are filed as Exhibits 10.14, 10.15, 10.16, and 10.17, respectively, to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2007 and which are incorporated herein by reference.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of Coast Financial’s outstanding Common Shares as of August 31, 2007 by: (a) each person known by us to beneficially own 5% or more of our Common Shares, (b) each director of Coast Financial and each Named Executive Officer of Coast Financial, and (c) all directors and executive officers of Coast Financial as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all of the Common Shares owned by them.

	Current Beneficial Ownership
Name of Beneficial Owner	Number (1)	Percentage (2)
Directors and Named Executive Officers

James K. Toomey (3)	351,599	5.4%
Brian F. Grimes	9,000	*
James V. Dugger (4)	10,750	*
Joseph Gigliotti (5)	66,132	1.0%
Anne V. Lee (6)	24,065	*
Kennedy Legler, III (7)	54,715	*
Justin D. Locke (8)	4,390	*
Paul Nidasio (9)	2,000	*
Thomas M. O’Brien (10)	55,630	*
John R. Reinemeyer (11)	48,597	*
Michael T. Ruffino (12)	30,880	*
M. Alex White (13)	9,258	*
All directors and executive officers as a group (12 persons) (14)	667,016	9.9%

Other Beneficial Holders

St. Denis J. Villere & Company L.L.C. (15)	1,086,059	16.7%
Oz Management, LLC/Daniel S. Och (16)	577,683	8.9%
Private Capital Management, LP (17)	473,300	7.3%
Membrino Arbitrage Fund, LP/James Membrino (18)	326,000	5.0%

*	Less than 1%
(1)	For purposes of this table, a person is deemed to be the beneficial owner of a security if he or she (a) has or shares voting power or dispositive power with respect to such security, or (b) has the right to acquire such ownership within sixty days. “Voting power” is the power to vote or direct the voting of shares, and “dispositive power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares.
(2)	In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of Common Shares outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.
(3)

Includes (a) 20,525 Common Shares held by Mr. Toomey’s spouse as custodian for minor children, as to which Mr. Toomey disclaims any beneficial ownership, (b) 70,000 Common Shares owned by Tectonics, Inc., a family-owned corporation in which Mr. Toomey and his spouse own 38.2% of the outstanding equity interests and for which Mr. Toomey serves as a director and his spouse serves as the president, and by reason thereof Mr. Toomey may be deemed to be the beneficial owner of such shares, and (c) currently exercisable options to purchase 26,000 Common Shares. 224,000 of Common Shares have been pledged as collateral for a loan. Mr. Toomey’s address is 6425 28th Avenue East, Bradenton, FL 34208.

(4)	Includes currently exercisable options to purchase 10,750 Common Shares
(5)	Includes currently exercisable options held by such person to purchase 29,932 Common Shares.
(6)	Includes currently exercisable options to purchase 21,750 Common Shares.

(7)	Includes currently exercisable options to purchase 30,605 Common Shares.
(8)	Includes currently exercisable options to purchase 4,000 Common Shares.
(9)	Includes currently exercisable options to purchase 2,000 Common Shares.
(10)	Includes (a) 13,000 Common Shares owned by C&D Fruit & Vegetable, a company in which Mr. O’Brien is the President and a majority owner; and by reason of his position and ownership, Mr. O’Brien may be deemed the beneficial owner of those shares, (b) 1,100 Common Shares held by Mr. O’Brien’s spouse, to which Mr. O’Brien disclaims any beneficial ownership, and (c) currently exercisable options to purchase 30,065 Common Shares.
(11)	Includes (a) 20,000 Common Shares owned by Reinemeyer Data Centers, Inc., a company in which Mr. Reinemeyer is the President and co-owner with his spouse; and by reason of his position and ownership, Mr. Reinemeyer may be deemed the beneficial owner of those shares, and (b) currently exercisable options to purchase 27,622 Common Shares.
(12)	Includes currently exercisable options to purchase 30,880 common shares.
(13)	Includes currently exercisable options to purchase 9,258 Common Shares.
(14)	Includes currently exercisable options to purchase 222,862 Common Shares.
(15)	Based on information provided in Schedule 13G/A filed on April 4, 2007 by St. Denis J. Villere & Company, LLC (“SDV”). The business address of SDV is 601 Podras Street, Suite 1808, New Orleans, LA 70130.
(16)

Based on information provided in Amendment No. 2 to Schedule 13G filed on February 14, 2007, Mr. David S. Och and OZ Management LLC (“OZ”) may be deemed to own 577,683 Common Shares, including 547,377 Common Shares owned by OZ Master Fund, Ltd. (“OZMD”). Mr. Och is the Senior Managing Member of OZ, which company serves as an investment manager to a number of investment accounts over which it has voting and disposition authority, including these shares owned by OZMD. The business address of (a) Mr. Och and OZ is: 9 West 57th Street, 39th Floor, New York, NY 10019, and (b) OZMD is c/o Goldman Sachs (Cayman) Trust, Limited, P. O. Box 896, G.T. Harbour Centre, Second Floor, North Church Street, Grand Cayman, Cayman Islands.

(17)	Based on information provided in Schedule 13G filed with the SEC on February 14, 2007, by Private Capital Management, L.P. (“PCM”). The business address of PCM is 8889 Pelican Bay Boulevard, Suite 500, Naples, FL 34108.
(18)	Based on information provided in Schedule 13G filed with the SEC on June 21, 2007 by Membrino Arbitrage Fund, L.P. a a Delaware limited partnership (“MAF”). Membrino Investments, LLC, a Delaware limited liability company (“MI”), and Mr. James R. Membrino may be deemed to be beneficial owners of these Common Shares due to their positions of control over the Common Shares held by MAF. MI is the general partner and principal investment manager to MAF and has voting and dispositive authority over the Common Shares held by MAF. Mr. Membrino, as the managing member of MI, may be deemed to control MI and, therefore control decisions relating to MI’s exercise of its voting and dispositive authority over the Common Shares held by MAF. The business address of MAF, MI, and Mr. Membrino is 6 Fairfield Boulevard, Suite 11, Ponte Vedra Beach, FL 32082.

CEASE AND DESIST ORDER

On May 24, 2007, Coast Bank executed and entered into, without admitting or denying the alleged facts, charges of unsafe and unsound banking practices, and violations of law and regulations, the Stipulation and agreed to the issuance of the Cease and Desist Order. The Cease and Desist Order is based on the findings of the examination of Coast Bank by the FDIC and the OFR as of January 29, 2007.

Among other things, the Cease and Desist Order requires Coast Bank to cease and desist from the following:

•	operating with a board of directors that has failed to provide adequate supervision over and direction to the active management of Coast Bank;

•	operating with inadequate management;

•	operating with inadequate equity capital in relation to the volume and quality of assets held;

•	operating with inadequate allowance for loan lease losses (“ALLL”);

•	operating with ineffective audit programs;

•	operating with inadequate oversight of the loan portfolio and concentrations of credit;

•	operating with an excessive volume of poor quality loans;

•	following hazardous lending practices and operating with an inadequate loan policy;

•	operating with inadequate liquidity and funds management;

•	operating with inadequate strategic planning;

•	operating in such a manner as to produce low earnings;

•	operating with excessive exposure to interest rate risk; and

•	operating with an information security program, risk assessment of the Information Technology (“IT”) area, IT audit, and a Disaster Recovery Plan that are inadequate.

The Cease and Desist Order also requires Coast Bank to take a number of steps, including, among other things:

•	assessing the qualifications of management to comply with Cease and Desist Order and to operate Coast Bank in a safe and sound manner,

•

retaining management with the necessary qualifications and experience necessary for their assigned duties and responsibilities, including at a minimum, a chief executive officer with proven ability in implementing lending and investment policies and a senior lending officer with experience in upgrading low quality loans,

•

within 180 days of the Cease and Desist Order, in addition to having a fully funded ALLL, having Tier I Capital equal to or exceeding 7.5% of Coast Bank’s total assets and maintaining such minimum thresholds,

•	developing a capital plan to maintain total risk based capital ratio of at least 10%,

•	reviewing the adequacy of the ALLL,

•	reviewing and amending, as necessary, Coast Bank’s internal and external audit policies,

•	adoption of a revised written lending policy and collection policy to address issues identified by the regulators,

•	development of a written program to reduce the level of credit risk in Coast Bank,

•	conducting a risk segmentation analysis and reducing concentrations of risk over time in relation to tier I capital,

•	eliminating or significantly reducing certain assets classified as “loss”, “doubtful”, or “substandard”,

•	implementing a plan to evaluate certain “Special Mention” assets and correcting certain deficiencies,

•	establishing a plan to eliminate Coast Bank’s reliance on brokered deposits,

•	formulating of a plan to improve Coast Bank’s earnings,

•	reviewing and amending, as necessary, Coast Bank’s interest rate risk policy, and

•	developing of an adequate Consumer Information Safety Program.

This summary description of the Cease and Desist Order does not purport to fully describe Cease and Desist Order and Stipulation and is qualified in its entirety by reference to the complete text of the Cease and Desist Order, which is attached as Annex D to this proxy statement and incorporated into this proxy statement by reference.

SHAREHOLDER PROPOSALS

If the merger is consummated, we will be a privately held corporation and you will no longer be able to participate in any future meetings of our shareholders. However, if the merger is not consummated, our public shareholders will continue to be entitled to attend and participate in our shareholders’ meetings. Except as may otherwise be permitted under applicable law and our bylaws, proposals must be received by the Secretary no later than December 3, 2007 for inclusion in next year’s proxy statement and proxy card. Under the our bylaws, any such proposal shall be accompanied by a statement of the reasons for conducting such business at the annual meeting, the name and record address of the shareholder submitting the proposal, a representation that such shareholder is a holder of record of Common Shares entitled to vote at the meeting and that such shareholder intends to appear at the meeting in person or by proxy, a statement of the class and number of shares of the Company beneficially owned by the shareholder, and a description of any material interest such shareholder may have with respect to such proposal. A shareholder is eligible to present proposals if, at the time he or she submits the proposals, the shareholder owns at least 1% or $2,000 in market value of Common Shares and has held such shares for at least one year, and the shareholder continues to own such shares through the date of the 2008 annual meeting. After such date, notice to us of a shareholder proposal submitted for consideration at the 2008 annual meeting of shareholders, which is not submitted for inclusion in our proxy statement and form of proxy, will be considered untimely and the persons named in the proxy solicited by our board of directors for the 2008 annual meeting of shareholders may exercise discretionary voting power with respect to any such proposal. Shareholder proposals may be mailed to Coast Financial Holdings, Inc., 1301 – 6th Avenue, Suite 300, Bradenton, Florida 34205.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

We also maintain a website at www.coastbankflorida.com and in the “SEC Filings” subsection of “Investor Relations,” you may obtain copies of documents filed by us with the SEC.

OTHER BUSINESS

We know of no other business to be acted upon at the special meeting. However, if any other business properly comes before the special meeting, it is the intention of the persons named on the enclosed proxy card and to vote on such matters in accordance with their best judgment. The prompt return of your proxy will be appreciated and helpful in obtaining the necessary note. Therefore, whether or not you expect to attend the special meeting, please sign the proxy and return it in the enclosed envelope.

By Order of the Board of Directors

Justin D. Locke,
Secretary

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

FIRST BANKS, INC.,

a Missouri corporation,

COAST FINANCIAL HOLDINGS, INC.,

a Florida corporation,

and

COAST BANK OF FLORIDA,

a Florida state bank

August 3, 2007

i

Exhibit A	Bank Merger Agreement
Exhibit B	Option Agreement
Exhibit C	Environmental Matters

ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of August 3, 2007, is made and entered into by and among First Banks, Inc., a bank holding company organized as a Missouri corporation (“First Banks”); to be joined in by a company to be formed as a wholly-owned subsidiary First Banks (“Newco”); Coast Financial Holdings, Inc., a bank holding company organized as a Florida corporation (“Coast”); and Coast Bank of Florida, a Florida state bank which is a wholly-owned direct subsidiary of Coast (the “Bank”). This Agreement and Plan of Merger is hereinafter referred to as the “Agreement.”

In consideration of the mutual representations, warranties, agreements and covenants contained herein, parties hereby agree as follows:

ARTICLE I

TERMS OF THE MERGER & CLOSING; EXCHANGE OF SHARES

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Newco will merge with and into Coast (the “Merger”) in accordance with the provisions of the Florida Business Corporation Act (the “FBCA”). This Agreement also contemplates that, immediately following the Effective Time (as defined in Section 1.05 hereof), the Bank Merger (as such term is defined in Section 4.08) will occur.

Section 1.02 Effects of the Merger.

(a) At the Effective Time, (i) the separate corporate existence of Newco will cease, (ii) Coast shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Florida, and (iii) the separate corporate existence of Coast with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger will be consummated pursuant to the terms of this Agreement, which has been approved by the respective boards of directors of the First Banks and Coast. From and after the Effective Time, the Merger shall have the effects set forth in the FBCA.

(b) Pursuant to the Merger, at the Effective Time, the articles of incorporation and bylaws of Newco in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation until otherwise amended or repealed in accordance with applicable law. The directors and officers of Newco immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.03 Conversion of Shares.

(a) At the Effective Time, subject to the remaining provisions of this Section 1.03, by virtue of the Merger and without any action on the part of holders of shares of Coast Stock (as defined in Section 2.01(b)), all of shares of Coast Stock issued and outstanding immediately prior to the Effective Time (other than shares of Coast Stock cancelled in accordance with Section 1.03(d)) shall be converted for an aggregate cash payment of Twenty-Two Million One Hundred Thirty Thousand Seven Hundred Ninety-Three Dollars and Eighty Cents ($22,130,793.80) (the “Initial Aggregate Purchase Price”), less the “Adjustment Amount” (as defined in Section 1.03(b) below).

(b) To the extent that the sum of Coast’s allowance for loan and lease losses plus Coast’s tangible equity on the Effective Date (the “Reserve Plus Equity Amount”) is less than the amount (the “Deficiency Amount”) that would be required to be added to the Reserve Plus Equity Amount for such amount to equal at least seventy-five

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percent (75%) of the sum of Coast’s non-performing loans and leases plus other real estate owned as of the Effective Date (the “NPL Plus OREO Amount”) and this Deficiency Amount is greater than One Million Dollars ($1,000,000), then the Initial Aggregate Purchase Price will be adjusted downward. The actual adjustment will be computed determining the amount that would be required to be added to the Reserve Plus Equity Amount to allow the Reserve Plus Equity Amount to equal exactly seventy-five percent (75%) of the NPL Plus OREO Amount. The amount determined in the immediately preceding sentence will then be rounded, upward or downward, to the nearest $500,000 increment, with the rounded number being the actual adjustment to the Initial Aggregate Purchase Price (this rounded amount being referred to as the “Adjustment Amount”). For purposes of this Section 1.03(b), allowance for loan and lease losses, tangible equity, non-performing loans and leases and other real estate owned will be determined in accordance with Coast’s past practices, consistently applied.

(c) Each share of Coast Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a cash payment that will be finally determined by Coast and First Banks as of the Determination Date (as defined in Section 1.05) by subtracting the Adjustment Amount from the Initial Aggregate Purchase Price, and dividing the difference by the number of shares of Coast Stock issued and outstanding immediately prior to the Effective Time (the resulting dollar amount being referred to as the “Per Share Merger Price”).

(d) At the Effective Time, all shares of Coast Stock owned by Coast as treasury stock, held by any direct or indirect subsidiary of Coast immediately prior to the Effective Time, or owned by First Banks, Newco, or any wholly-owned subsidiary thereof, shall be cancelled and retired and no consideration shall be delivered in exchange therefore.

(e) The stock transfer books of Coast shall be closed, and no share transfers will be permitted after the Effective Time. From and after the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all of the shares of Coast Stock existing immediately prior to the Effective Time shall cease to be outstanding and shall be deemed canceled, and certificates previously representing such shares of Coast Stock shall thereafter represent solely the right to receive the consideration payable pursuant to this Agreement. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in Section 1.07.

(f) At the Effective Time, the outstanding shares of common stock of Newco shall be converted into an equal number of shares of the Surviving Corporation, so that immediately following the Effective Time, the number of outstanding shares of common stock of Surviving Corporation shall be equal to the number of outstanding shares of common stock of Newco immediately prior to the Merger. Each certificate evidencing ownership of Newco common stock immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of the Surviving Corporation.

(g) Any options or warrants to purchase shares of Coast Stock which are outstanding immediately prior to the Effective Time shall be canceled as of the Effective Time.

Section 1.04 The Closing. The closing of the Merger (the “Closing”) shall take place at the location mutually agreeable to the parties hereto at 10:00 a.m. local time on the Closing Date described in Section 1.05 of this Agreement.

Section 1.05 The Closing Date. The Closing shall take place on a date occurring not earlier than three (3) business days or later than five (5) business days after the Determination Date, which day shall be specified by notice from First Banks to Coast (such notice to be at least one day in advance of such closing date), or on such other date or at such other place and time as the parties hereto may mutually agree (the “Closing Date”). The Merger shall be effective on the date the articles of merger (“Articles of Merger”) have been accepted for filing by the Secretary of State of the State of Florida in accordance with the FBCA (the “Effective Time”). For purposes of this Agreement, “Determination Date” shall mean the date on which the later of the following

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occurs: (i) the effective date (including the expiration of any applicable waiting period required by law) of the last required consent, order, or approval required by any regulatory authority having authority over and approving the Merger, (ii) the date on which the shareholders of Coast approve this Agreement, and (iii) the date upon which all conditions to closing identified in Article VI are satisfied, except for the document delivery requirements set forth in Section 6.01(f). Unless Coast and First Banks otherwise mutually agree in writing, the parties to this Agreement shall use their commercially reasonable efforts to cause the Effective Time to occur on the Closing Date or the next business day.

Section 1.06 Actions At Closing.

(a) At the Closing, Coast and the Bank shall deliver to First Banks:

(i) certified copies of the Articles of Incorporation and Bylaws of Coast and the Bank and each subsidiary of Coast or the Bank;

(ii) certificates, dated as of the Closing, signed on their behalf by the chief executive officer of Coast and the Bank to the effect that (A) the representations and warranties contained in ARTICLE II, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect shall be true and accurate in all respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on or as of the Closing Date, except to the extent expressly made as of an earlier date and except wherein the failure of such representations or warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Coast, and (B) Coast and the Bank shall have performed and complied in all material respects with all of its obligations and agreements required to be performed and complied with prior to the Closing.

(iii) copies of resolutions of the Boards of Directors of Coast and the Bank and of the shareholders of Coast certified by their respective corporate secretaries, establishing the requisite approvals under applicable corporate laws of this Agreement, the Merger and the other transactions contemplated hereby;

(iv) documentation reasonably satisfactory to First Banks, issued by the Secretary of State of the State of Florida with respect to Coast and each of its subsidiaries, dated a recent date, stating that all fees due to the Office of the Secretary of the State of Florida have been paid and establishing that such corporations are in active status; and

(v) a copy of the Fairness Opinion from The Kafafian Group, Inc., as described in Section 4.14, along with a certificate from the chief executive officer of Coast indicating that the opinion has not been withdrawn or materially modified since the date it was issued; and

(b) At the Closing, First Banks shall deliver to Coast:

(i) certificates signed by an authorized officer of First Banks stating that (A) each of the representations and warranties contained in Article III is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at the Closing, and (B) all of the conditions set forth in Section 6.02 have been satisfied or waived as provided therein;

(ii) copies of resolutions of the Boards of Directors of First Banks and Newco and of the shareholder of Newco certified by their respective corporate secretaries, establishing the requisite approvals under applicable corporate laws of this Agreement, the Merger and the other transactions contemplated hereby;

(iii) documentation reasonably satisfactory to Coast, issued by the Secretary of State of their jurisdiction of incorporation or organization, with respect to First Banks and Newco, dated as of a recent date, establishing that such corporations are in good standing or active status, as the case may be;

(iv) evidence that the Aggregate Merger Consideration (defined in Section 1.07) has been deposited with the Paying Agent (defined in Section 1.07); and

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Section 1.07 Exchange Procedures; Surrender of Certificates.

(a) Prior to the Effective Time, First Banks shall designate a national bank or trust company (which shall be reasonably acceptable to Coast) to act as agent for the holders of shares of Coast Stock in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of shares of Coast Stock shall become entitled pursuant to Section 1.03(a). At or prior to the Closing Date, First Banks shall deposit with the Paying Agent, for exchange, in accordance with this Section 1.07, an amount of cash sufficient to pay the Per Share Merger Price on all outstanding shares of Coast Stock (“Aggregate Merger Consideration”). Such deposited funds shall be referenced to herein as the “Exchange Fund.” Notwithstanding the foregoing, the Exchange Fund shall be invested by the Paying Agent as directed by First Banks or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Coast Stock; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Earnings from such investments shall be the sole and exclusive property of First Banks and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of the Coast Stock.

(b) Promptly, but in no event more than ten (10) business days after the Effective Time, First Banks shall cause the Paying Agent to mail to each record holder of shares of Coast Stock (i) a letter of transmittal in customary form reasonably satisfactory to Coast (which shall specify that delivery shall be effected, and risk of loss and title to certificates representing shares of Coast Stock (“Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of certificates in exchange for payment of the Per Share Merger Price. After the Effective Time, upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by First Banks, together with such transmittal materials, properly and duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Merger Price for each share of Coast Stock formerly represented by such Certificate or Certificates, and the Certificate or Certificates so surrendered shall forthwith be cancelled, and the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the aggregate Per Share Merger Price that such holder has the right to receive pursuant to the provisions hereof. If payment of the Per Share Merger Price is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Per Share Merger Price to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 1.07(b), neither First Banks nor the Surviving Corporation shall be obligated to deliver the Per Share Merger Price to the holder of shares of Coast Stock.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in a form reasonably satisfactory to First Banks) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue, in each case, in exchange for such affidavit, the appropriate amount of Per Share Merger Price deliverable in respect thereof as determined in accordance with Section 1.03(a); provided, that the person to whom the Per Share Merger Price is paid shall, as a condition precedent to the payment thereof, upon the request of First Banks or the Surviving Corporation, indemnify the Surviving Corporation and First Banks in a manner reasonably satisfactory to them (by the posting by such person of such bond and security as the Surviving Corporation and First Banks may reasonably request) against any claim that may be made against the Surviving Corporation and First Banks with respect to the Certificate claimed to have been lost, stolen or destroyed.

(d) Subject to applicable law, any portion of the Exchange Fund (including the proceeds of any investments thereof) which had been made available to the Paying Agent pursuant to Section 1.07(b) of this Agreement that

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remain unclaimed by the former stockholders of Coast for one year after the Effective Time shall be paid to First Banks. Any former stockholders of Coast who have not theretofore complied with this Section 1.07 shall thereafter look only to First Banks (subject to abandoned property, escheat or similar laws) for payment of the Per Share Merger Price, without any interest thereon. Any other provision of this Agreement notwithstanding, none of First Banks, Newco, Coast, the Bank, the Surviving Corporation, or the Paying Agent shall be liable to a holder of the Coast Stock for any amount paid or property delivered in good faith to a public official pursuant to any abandoned property, escheat, or similar law. Any amounts remaining unclaimed by any holder of Coast Stock immediately prior to the time when such amounts would otherwise escheat to or become the property of a federal, state, or local government authority or court or administrative or regulatory agency, shall, to the extent permitted by law, become the property of First Banks, free and clear of all claims or interest of any person previously entitled thereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF COAST AND THE BANK

Except as set forth in the disclosure schedule, dated as of the date of this Agreement, that has been delivered by Coast to First Banks prior to or upon the execution and delivery of this Agreement and executed by First Banks to acknowledge receipt (the “Disclosure Schedule”), Coast and the Bank each represent and warrant to First Banks as follows:

Section 2.01 Organization and Capital Stock; Standing and Authority.

(a) Coast is a corporation, and the Bank is a state chartered bank, duly organized, validly existing and in active status under the laws of the State of Florida. Each of Coast and the Bank has the power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now carried on.

(b) As of the date hereof, the authorized capital stock of Coast consists solely of 20,000,000 shares of common stock, $5.00 par value (“Coast Stock”), of which 6,509,057 shares are issued and outstanding, and 5,000,000 shares of preferred stock, $0.01 par value, of which no shares are issued and outstanding. Except for the Coast Stock, Coast has not issued, and there are not outstanding, any Coast securities or other interests with the right to vote on any matter submitted to Coast shareholders. All of the outstanding shares of Coast Stock are validly issued, fully paid and non-assessable.

(c) As of the date hereof, the authorized capital stock of the Bank consists solely of: (A) 20,000,000 shares of common stock, $5.00 par value per share (“Bank Stock”), of which 1,350,450 are outstanding, and (B) 5,000,000 shares of preferred stock. $1.00 par value per share, none of which are issued or outstanding. All outstanding shares of Bank Stock are validly issued, fully paid and non-assessable.

(d) None of the outstanding shares of Coast Stock or Bank Stock has been issued in violation of any preemptive rights.

(e) Except for the Option Agreement (defined in Section 4.16 hereof) or as disclosed in Section 2.01(e) of the Disclosure Schedule, there are no existing outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, or any other contracts, commitments, understandings or arrangements of Coast or the Bank obligating either of them to issue additional shares of capital stock.

(f) The Bank is authorized under the laws of Florida to transact the business of banking at its offices in Florida and, except as set forth in Section 2.01(f) of the Disclosure Schedule, Coast and the Bank are in material

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compliance with all written agreements and orders of the Board of Governors of the Federal Reserve System (“Federal Reserve”), the Federal Deposit Insurance Corporation (“FDIC”), the Florida Department of Financial Services (the “Florida Department”), and all other banking regulatory authorities having jurisdiction over their business, assets and properties. The Federal Reserve, the FDIC, the Florida Department and the other banking regulatory authorities are referred to herein collectively as the “Banking Regulators”. Neither the scope of the business of the Bank, nor the location of its properties, requires it to be authorized or licensed to do business in any jurisdiction other than the State of Florida or the United States of America. The deposits of the Bank are insured by the FDIC to the maximum extent permitted by applicable laws and regulations. Coast is a bank holding company registered pursuant to the Bank Holding Company Act, as amended.

Section 2.02 Authorization; No Defaults.

(a) Coast and the Bank have all requisite corporate power and authority to execute and deliver this Agreement. The Board of Directors of Coast has approved this Agreement and the Merger, and they have authorized the execution and delivery hereof on behalf of Coast and the Bank by duly authorized officers and, subject to the requisite approval and adoption of this Agreement by their respective shareholders, the performance of their respective obligations hereunder. Subject to the receipt of the requisite approval and adoption of this Agreement by the shareholders of Coast and the Bank, nothing in the articles of incorporation or bylaws of Coast or the Bank, or any agreement or instrument, decree, or proceeding (except as specifically referred to in this Agreement) by or to which either entity is bound or subject would prohibit either of such corporations from consummating this Agreement and the Merger on the terms and conditions herein contained.

(b) Other than (i) in connection or compliance with the provisions of applicable state corporate and securities laws, federal securities laws, and rules of Nasdaq, (ii) consents required from, or notification, to or filings with Bank Regulators, and (iii) notices to or filings with the Internal Revenue Service, or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the Hart-Scott-Rodino Act, no notice to, registration, declaration, or filing with, order, authorization, or permit of, exemption or waiver by, or consent of, or any action by any court, governmental, regulatory, or administrative agency, commission, authority, or instrumentality, (a “Governmental Entity”) is necessary for the consummation by Coast or the Bank of this Agreement or any of the transactions contemplated hereby, other than such notices, registrations, declarations, filings, authorizations, permits, exceptions, waivers, consents, or actions, which if not made, obtained, or taken would not have or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Coast.

(c) This Agreement has been duly and validly executed and delivered by Coast and the Bank and constitutes a legal, valid and binding obligation of Coast and the Bank, as the case may be, enforceable against each of them in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws, rules or regulations affecting creditors’ rights generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which any proceedings are brought (the “Bankruptcy and Equity Exceptions”)). Neither Coast nor the Bank is in material conflict with, or in material default under, or in material violation of, any provision of its articles of incorporation, or bylaws, or any material promissory note, indenture, evidence of indebtedness (or security therefor), lease, contract, purchase or other material commitment or agreement.

Section 2.03 Subsidiaries. The list of subsidiaries filed as Exhibit 21.1 to the most recently filed Coast SEC Document on Form 10-K for the fiscal year ended December 31, 2006, is a true and complete list of all of Coast’s subsidiaries, direct and indirect, as of the date hereof (excluding the Bank each, a “Coast Subsidiary” and collectively the “Coast Subsidiaries”). Each Coast Subsidiary is duly organized, validly existing and in active status under the laws of the State of Florida, and each Coast Subsidiary has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as now being conducted. All of the issued and outstanding shares of capital stock of each Coast Subsidiary are owned by Coast, the Bank or a Coast Subsidiary, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any

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nature whatsoever, except as disclosed in Section 2.03 of the Disclosure Schedule. Except as disclosed in Section 2.03 of the Disclosure Schedule, there are no options, warrants or rights outstanding to acquire any capital stock of any Coast Subsidiary, and no person or entity has any other right to purchase or acquire any unissued shares of stock of any Coast Subsidiary, nor does any Coast Subsidiary have any obligation of any nature with respect to its unissued shares of stock. Neither Coast nor any Coast Subsidiary is a party to any partnership or owns an equity interest in any other business or enterprise.

Section 2.04 Coast SEC Documents; Financial Statements.

(a) Except as set forth in Section 2.04 of the Disclosure Schedule, Coast has made available to First Banks complete and correct copies of (i) Coast’s annual reports on Form 10-K or 10-KSB for its fiscal years ended December 30, 2006, 2005 and 2004, including any amendments thereto, (ii) its quarterly reports on Form 10-Q for its fiscal quarter ended March 31, 2007, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Coast since January 1, 2006, and (iv) all reports, schedules, forms, filings, registration statements and other documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed or submitted by it, including all reports filed by it on Form 8-K with the Securities and Exchange Commission (“SEC”), since January 1, 2006 (the documents referred to in this Section 2.04(a) above, together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Coast SEC Documents”). Except as set forth in Section 2.04 of the Disclosure Schedule, Coast has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since October 4, 2005, with the SEC. All such reports, registrations and statements comply, as of their respective dates of filing with the SEC, in all material respects, with applicable requirements and with the published rules and regulations of the SEC with respect thereto. No Coast SEC Document, as of its filing date or effective date, as appropriate, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (except to the extent corrected, amended, revised, or superseded by a Coast SEC Document filed prior to the date of this Agreement). None of the Coast Subsidiaries is required to file or submit any forms, reports, or other documents with the SEC.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Coast included in the Coast SEC Documents (the “Financial Statements”), including in each case, any related notes: (i) comply, as of their respective dates of filing with the SEC, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis during the period involved (or except as may be stated in the notes thereto) and (iii) fairly present, in all material respects (except as may be stated in the notes thereto), the consolidated financial position at the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Coast and its consolidated subsidiaries for the periods referred to therein, subject, with respect to interim unaudited financial statements, to normal and recurring year-end adjustments that are not reasonably likely to be material in amount.

Section 2.05 Absence of Changes. Since March 31, 2007 (the “Balance Sheet Date”), other than those set forth in Section 2.05 of the Disclosure Schedule, there has been no change in the financial condition, the results of operations or the business of Coast or the Bank except for such changes which would not have a Material Adverse Effect on Coast. As used in this Agreement, “Material Adverse Effect” means, with respect to an entity, a material adverse change or effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5) on (i) the financial condition, business or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) the ability of such entity to consummate the Merger or the other transactions contemplated hereby without material delay; provided, however, that a Material Adverse

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Effect shall not be deemed to result from the following: (A) any changes in banking or similar laws of general applicability or interpretations thereof by a Governmental Entity, or other changes affecting depository institutions (including banks and bank holding companies) generally, (B) any change or effect resulting from changes in general economic, market or political conditions including changes in prevailing interest and deposit rates, unless such change or event causes an effect on the entity significantly greater than that applicable to banks or bank holding companies generally; (C) any changes in GAAP or regulatory accounting requirements applicable to banks and bank holding companies generally; (D) any changes or effects resulting from actions taken in connection with this Agreement, including without limitation, any actions or changes resulting from the public announcement or the pendency of the Merger and any transaction expenses incurred in connection therewith (such as legal, accounting, investment banker or other professional fees and any reasonable costs of litigation defending the transactions contemplated by this Agreement); (E) the payment by Coast or a Coast Subsidiary of amounts due to, or provision of other benefits to, any officers or employees in accordance with the terms of employment agreements or employee benefit plans, such agreements and plans which are identified in Section 2.09 of the Disclosure Schedule; (F) any changes in the trading price or trading volume of the capital stock of the entity, as applicable (it being understood, however, that this clause shall not preclude any effect giving rise to or contributing to such changes in the trading price or trading volume of such capital stock from constituting or giving rise to a Material Adverse Effect and any such effect may be taken into account in determining whether a Material Adverse Effect has occurred); (G) any actions taken or omitted to be taken by the entity by or at the written request or with the written consent of the other parties to this Agreement; (H) any action taken under, or in accordance with, the Cease and Desist Order (defined in Section 2.20) or the Stipulation (defined in Section 2.09)); and (I) any changes in any applicable law or any accounting regulations or principles. Any failure by Coast to meet any projections, forecasts, guidance, estimates, milestones, budgets or published financial or operating predictions for or during any period ending (or for which results are released) on or after the date hereof shall not in and of itself constitute a Material Adverse Effect with respect to Coast; provided, further, however, that with respect to the fiscal quarter of Coast ended June 30, 2007, neither the failure of Coast to meet such projections, forecasts, guidance, estimates, milestones, budgets or published financial or operating predictions, shall constitute a Material Adverse Effect with respect to Coast or be taken into account in determining whether a Material Adverse Effect with respect to Coast has occurred or shall have occurred in the future (it being understood, however, that this clause shall not preclude a Material Adverse Effect being based upon the underlying facts and circumstances giving rise to or contributing to such failure of Coast to meet such projections, forecasts, guidance, estimates, milestones, budgets or published financial or operating predictions and such underlying facts and circumstances may be taken into account in determining whether a Material Adverse Effect has occurred).

Section 2.06 Regulatory Enforcement Matters. Except as disclosed in Section 2.06 of the Disclosure Schedule, neither Coast nor any Coast Subsidiary, to its knowledge, is subject to, or has been informed that it may become subject to, any investigation, order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of financial institutions or financial institution holding companies, or engaged in the insurance of bank deposits, or any other governmental agency having supervisory or regulatory authority with respect to Coast or any of the Coast Subsidiaries.

Section 2.07 Tax Matters.

(a) Coast and the Coast Subsidiaries have timely filed all material federal, state, local and foreign income, franchise, excise, sales, use, real and personal property, payroll, employment, withholding, social security and other tax returns required to be filed. All such tax returns so filed are true, correct and accurate in all material respects. All provisions for accrued but unpaid taxes contained in the Financial Statements were made in accordance with GAAP and in the aggregate do not materially fail to provide for potential tax liabilities. As of the date of this Agreement, Coast is not subject to of any audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Coast or any Coast Subsidiary and no claim has been made by any governmental authority or body in a jurisdiction where Coast or any Coast Subsidiary do not

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file tax returns that Coast or any Coast Subsidiary is subject to taxation in that jurisdiction. Coast and each Coast Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b) Coast has not (i) executed an extension or waiver that is currently in effect with respect to any statute of limitations on the assessment or collection of any tax; (ii) entered into any tax sharing or tax allocation agreement or been a part of a consolidated group filing a consolidated tax return (other than a group of which Coast is the parent); (iii) become liable for a tax of any other person or entity pursuant to Regulation §1.1502-6 under the Code (or any similar provision of state, local or foreign laws) as a transferee or successor or by contract or otherwise; or (iv) made any payment, become obligated to make any payment or been party to a contract or agreement that would obligate it to make any payment that would be disallowed as a deduction under §§280G or 162(m) of the Code.

(c) There has not occurred during or after any taxable period in which Coast incurred a net operating loss that carries over to any taxable period ending after December 31, 2006 either (i) a direct ownership change of Coast as defined in §382(g) of the Code or (ii) to the best of Coast’s or the Bank’s knowledge, an ownership change in any entity owning capital stock of Coast that would cause there to have been an ownership change of Coast, as defined in such section.

(d) All material elections with respect to taxes affecting Coast have been and will be timely made.

Section 2.08 Litigation. Except as disclosed in Section 2.08 of the Disclosure Schedule, there is no litigation, claim or other proceeding pending or, to the knowledge of Coast and the Bank, threatened against Coast, the Bank, or any of the Coast Subsidiaries, or of which the property of Coast, the Bank or any of the Coast Subsidiaries is or would be subject.

Section 2.09 Properties, Contracts, Employee Benefit Plans and Other Agreements. Section 2.09 of the Disclosure Schedule specifically identifies the following:

(a) All real property owned by Coast, the Bank, or any Coast Subsidiary, and the principal buildings and structures located thereon, and each lease of real property to which Coast or any Coast Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered.

(b) All loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by Coast, the Bank or a Coast Subsidiary, exclusive of agreements, contracts and other instruments and commitments evidencing deposit liabilities of the Bank, agreements for the purchase of federal funds and repurchase agreements, sales of certificates of deposits, advances from the Federal Reserve Bank or the Federal Home Loan Bank, and other agreements, contracts, and other instruments, commitments and understandings made by the Bank in the ordinary course of its business (collectively “Ordinary Banking Arrangements”).

(c) Other than Ordinary Banking Arrangements, all agreements, loans, contracts, leases, guaranties, letters of credit, lines of credit or commitments of Coast, the Bank, or any Coast Subsidiary not referred to elsewhere in this Section 2.09 (including, without limitation, the agreements referenced in Sections 2.09(d) and (f) below) which:

(i) involve payment by Coast, the Bank, or any Coast Subsidiary of more than $50,000 (other than loans, loan commitments or letters of credit);

(ii) involve payments based on profits of Coast, the Bank, or any Coast Subsidiary;

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(iii) relate to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes;

(iv) were not made in the ordinary course of business (except for such agreements or contracts that relate to the Cease and Desist Order or the Stipulation (as defined in Section 2.09(h)) or the workout of loans involving the building activities of Construction Compliance Incorporated (“CCI”) or its affiliated entities); or

(v) require the consent or approval of any third party (other than a Governmental Entity) for the Merger to be consummated.

(d) All material contracts, agreements, plans and arrangements by which any profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, deferred compensation, stock bonus, stock purchase, collective bargaining agreements, contracts or arrangements under which pensions, deferred compensation or other retirement benefit are being paid, or plans or arrangements established or maintained, sponsored or undertaken by Coast or any Coast Subsidiary for the benefit of officers, directors or employees, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA (as defined below), any current financial or actuarial reports and any currently effective IRS private ruling or determination letters obtained by or for the benefit of Coast or any Coast Subsidiary.

(e) All leases, subleases or licenses with respect to personal property, whether as lessor, lessee, licensor or licensee, with annual rental or other payments due thereunder in excess of $25,000.

(f) All agreements for the employment, retention or engagement of, or payment of severance to, any officer, employee, agent, consultant or other person or entity by Coast or the Bank, other than those that are terminable by Coast or a Coast Subsidiary on thirty (30) days’ written notice without any material payment or fund obligation to Coast or the Bank.

(g) The name and annual compensation as of March 31, 2007 of each director or employee of Coast or any Coast Subsidiary with annual compensation in excess of $75,000.

(h) Other than the Cease and Desist Order and the Stipulation entered into with the FDIC and the Florida Department by Coast and the Bank in connection therewith (the “Stipulation”), all agreements, arrangements or commitments, whether written or oral, express or implied, containing covenants which limit the ability of Coast or any Coast Subsidiary to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, Coast or any Coast Subsidiary may carry on its business

Section 2.10 Reports. Since January 1, 2006, Coast, the Bank, and the Coast Subsidiaries have at all times filed all reports and statements, together with any amendments or supplements required to be made with respect thereto, required to be filed with the Banking Regulators (such reports and statements, the “Regulatory Filings”). As of the dates indicated thereon, each of such Regulatory Filings has been filed on the appropriate form and prepared in all material respects in accordance with such form’s instructions, the rules and regulations of the applicable Banking Regulators, and applicable law, and each of such Regulatory Filings, when so filed, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the Banking Regulator with which they were filed, and were true, accurate and complete in all material respects when filed (except to the extent corrected, amended, revised or superseded by a Regulatory Filing filed prior to the date of this Agreement).

Section 2.11 Investment Portfolio. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by Coast, the Bank, or any Coast Subsidiary, as reflected in the latest consolidated balance sheet of Coast included in the Financial Statements, are carried in accordance with GAAP.

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Section 2.12 Loan Portfolio.

(a) Except as disclosed in Section 2.12(a) of the Disclosure Schedule, all loans and discounts reflected in the Financial Statements as of the Balance Sheet Date or which were or will be entered into after the Balance Sheet Date have been made for good, valuable and adequate consideration in the ordinary course of the business of Coast and the Coast Subsidiaries, in accordance with the current policies of the Bank as disclosed to the Banking Regulators, as applicable, in connection with the Cease and Desist Order and the Stipulation, and to the knowledge of Coast and the Bank, they are not subject to any defenses, setoffs or counterclaims including, without limitation, as are afforded by usury or truth in lending laws, other than as provided by the Bankruptcy and Equity Exceptions. Section 2.12(a) of the Disclosure Schedule sets forth a complete list, as of the date three (3) business days prior to the date of this Agreement, of all loans held by the Bank which are 90 days or more past due and/or on non-accrual status;

(b) Except as disclosed in Section 2.12(b) of the Disclosure Schedule, the notes and other evidences of indebtedness evidencing such loans referenced in Section 2.12(a) hereof and all forms of pledges, mortgages and other collateral documents and security agreements are and, to the knowledge of Coast and the Bank, will be, enforceable in all material respects (subject to the exceptions enumerated in Section 2.12(a)), valid and genuine obligations owed to Coast or the Bank;

(c) Except as disclosed in Section 2.12(c) of the Disclosure Schedule: (i) Coast and the Coast Subsidiaries have complied with, and will through the Closing Date comply with, all material laws and regulations relating to the loans referenced in Section 2.12(a) hereof, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any material loan, (ii) all loans and loan commitments extended by the Bank and any extensions, renewals or continuations of such loans and loan commitments were made in accordance with its customary lending standards in the ordinary course of business, and (iii) such loans are evidenced by appropriate documentation based upon customary and ordinary past practices of the Bank; and

(d) The allowance for loan losses reflected in the Financial Statements as of the Balance Sheet Date was, based on the determination made as of the Balance Sheet Date, adequate under the requirements of GAAP to provide for losses on loans reflected on the Financial Statements as of the Balance Sheet Date.

Section 2.13 Labor Matters and ERISA.

(a) Neither Coast nor any Coast Subsidiary has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Coast or any Coast Subsidiary and, there is no present effort nor, to their knowledge, existing proposal to attempt to unionize any group of employees of Coast or any Coast Subsidiary.

(b) (i) Coast and the Coast Subsidiaries have been and are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any laws respecting employment discrimination and occupational safety and health requirements, and neither Coast nor any Coast Subsidiary is engaged in any unfair labor practice, except to the extent that any non-compliance or unfair labor practice would not result in a Material Adverse Effect on Coast; (ii) there is no unfair labor practice complaint against Coast or any Coast Subsidiary pending or, to Coast’s knowledge, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage pending or, to Coast’s knowledge, threatened against or directly affecting Coast or any Coast Subsidiary; and (iv) neither Coast nor any Coast Subsidiary has experienced any work stoppage or other material labor difficulty during the past five years.

(c) Except as disclosed in Section 2.13(c) of the Disclosure Schedule, neither Coast nor any Coast Subsidiary maintains, contributes to, or participates in, or has any liability under, any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or

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any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of Coast or any Coast Subsidiary (collectively, the “Employee Plans”). No present or former employee of Coast or any Coast Subsidiary has been charged through any legal proceeding with breaching a fiduciary duty under any Employee Plan. Neither Coast nor any Coast Subsidiary participates in, nor has it in the past five years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as disclosed in Section 2.13(c) of the Disclosure Schedule, neither Coast nor any Coast Subsidiary maintains, contributes to, or participates in any plan that provides health, major medical, disability, life insurance, severance, salary continuation or other benefits to one or more former employees or consultants.

(d) All liabilities of the Employee Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and no Employee Plan, at the end of any plan year or at December 31, 2006, had an accumulated funding deficiency. No actuarial assumptions have been changed since the last written report of actuaries on the Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Except as reflected in the Financial Statements, Coast and the Coast Subsidiaries have no contingent or actual liabilities under Title IV of ERISA. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any Employee Plan, whether or not waived. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Plan as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending or, to Coast’s knowledge, threatened or imminent with respect to any Employee Plan (other than routine claims for benefits as to which plan administrative review procedures have not been exhausted) for which Coast or any Coast Subsidiary would be liable, except as is reflected in the Financial Statements. Coast and the Coast Subsidiaries have no liability for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Employee Plan. All Employee Plans have in all material respects been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA.

Section 2.14 Title to Properties; Licenses; Intellectual Property; Insurance.

(a) Except as set forth in Section 2.14(a) of the Disclosure Schedule, Coast and the Coast Subsidiaries have marketable title to all of the real properties owned by them, insurable at standard rates (other than OREO properties), free and clear of all liens, charges and encumbrances, except for Permitted Liens. For purposes of this Agreement, “Permitted Liens” shall include (i) liens disclosed on the balance sheet of the most recent Financial Statements, (ii) liens or imperfections of title which are not individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or interfere with the contemplated use of the assets subject thereto or affected thereby, (iii) mechanics’, materialmen’s, carrier’s, warehousemen’s, landlord’s and similar liens securing obligations not yet delinquent or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Balance Sheets, and (iv) liens for current taxes not yet due and payable or which are being contested in good faith in an appropriate proceeding, and, (for which adequate accruals or monies have been established for the most recent Financial Statements of Coast).

(b) All leasehold interests in real property and any leased material personal property used by Coast or a Coast Subsidiary in its business are held pursuant to lease agreements which are valid and enforceable in all material respects in accordance with their terms except to the extent provided by the Bankruptcy and Equity Exceptions.

(c) All material real or leased property held by Coast or any Coast Subsidiary complies in all material respects with all applicable private agreements relating to land use, zoning requirements and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or, to Coast’s knowledge, threatened with respect to any of such properties.

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(d) (i) Section 2.14(d) of the Disclosure Schedule sets forth a true and correct list of all Intellectual Property (as defined below) which is necessary to operate or conduct the business of Coast or the Bank. Coast, the Bank, and all Coast Subsidiaries own or possess all material licenses or other rights necessary to use its material Intellectual Property, free and clear of all liens, royalties or other payment obligations (except for royalties and payments with respect to off-the-shelf software at standard commercial rates and Permitted Liens), and the material Intellectual Property owned by Coast, the Bank, or the Coast Subsidiaries is valid and has not been canceled, forfeited, expired or abandoned, and neither Coast nor the Bank or any of the Coast Subsidiaries has received notice challenging the validity or enforceability of the material Intellectual Property. The conduct of the business of Coast, the Bank, and the Coast Subsidiaries does not, to Coast’s knowledge, violate, misappropriate or infringe upon the intellectual property rights of any third party. The Surviving Corporation shall have substantially the same rights to own or use the material Intellectual Property following the consummation of the Merger as Coast, the Bank, and the Coast Subsidiaries had prior to the consummation thereof.

(ii) For purposes of this Agreement, the term “Intellectual Property” means: (A) trademarks, service marks, trade names, internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all good will, registrations and applications and related to the foregoing; (B) patents and industrial designs (including any continuations, divisionals, continuations in part, renewals, reissues, and applications for any of the foregoing); (C) copyrights (including any registrations and applications for any of the foregoing); (D) computer programs, whether in source code or object code form (including any and all software implementation, algorithms, models and methodologies), data base compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials) related to the foregoing; and (E) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

(e) Section 2.14(e) of the Disclosure Schedule sets forth a complete list of the insurance policies of Coast and the Coast Subsidiaries insuring material insurable properties owned or held by Coast or a Coast Subsidiary, the amounts and terms of such policies, the name of each insurer and a description of the coverages provided thereby.

Section 2.15 Environmental Matters. (i) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Coast’s knowledge, threatened before any court, governmental agency or board or other forum against Coast or any Coast Subsidiary for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law (as defined below) or relating to the presence of or release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by Coast or any Coast Subsidiary; (ii) to Coast’s knowledge, the properties currently owned or operated by Coast or any Coast Subsidiary (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law; (iii) neither Coast nor any Coast Subsidiary has received any notice, demand letter, executive or administrative order, directive, request or other communication (written or oral) for information from any federal, state, local or foreign Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law; (iv) to Coast’s knowledge, (A) there are no underground storage tanks on, in or under any properties owned or operated by Coast or any Coast Subsidiary and (B) no underground storage tanks have been closed or removed from any properties owned or operated by Coast or any Coast Subsidiary; (v) to Coast’s knowledge, during the period of Coast’s or any Coast Subsidiaries’ ownership or operation of any of their respective current properties, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties; and (vi) to Coast’s knowledge, prior to the period of Coast’s or any Coast Subsidiaries’ ownership or operation of any of their respective current properties, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties; except, in each case of claims (i) through (vi) above, to the extent the existence thereof would not have a Material Adverse Effect on Coast.

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“Environmental Law” means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement by or with any Governmental Entity relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety, including, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called “Superfund” or “Superlien” law, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

Section 2.16 No Undisclosed Liabilities. Neither Coast nor the Bank or any Coast Subsidiary has any material liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due that is required by GAAP to be reflected on a consolidated balance sheet or in the notes with respect to a consolidated financial statement of Coast that would, individually or in the aggregate, have a Material Adverse Effect on Coast, except for (a) liabilities reflected in the Financial Statements (or footnotes thereto), and (b) liabilities and obligations (i) incurred in the ordinary course of business since the Balance Sheet Date, (ii) arising under this Agreement or in connection with the transactions contemplated hereby (including, without limitation, liabilities relating to any legal, investment banking, or other professional advisory fees and expenses (in the case of the fees and expenses of Coast’s financial advisors, pursuant to Coast’s engagement letter with such financial advisor in effect as of the date hereof) incurred by Coast or any of the Coast Subsidiaries), (iii) as disclosed in Section 2.16 of the Disclosure Schedule, and (iv) relating to the performance of obligations of Coast or any of the Coast Subsidiaries pursuant to the express terms of any contract or agreement to which Coast or any such Coast Subsidiary is a party as of the date hereof.

Section 2.17 Material Interest of Certain Persons.

(a) Except as disclosed in Section 2.17 of the Disclosure Schedule and other than those transactions referenced in Section 2.17(b) hereof, no related person of Coast or Bank (as such term is defined in Instruction 1 to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”))

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has been involved in any transaction or any currently proposed transaction with Coast or any Coast Subsidiary in which such person was or is to be a participant of and the amount involved exceeds $60,000.

(b) All outstanding loans from Coast or any Coast Subsidiary to any present officer, director, or any related interest of any such person, and any employees, to the extent required by applicable law or regulation of the Bank Regulators, have been approved by or reported to the Board of Directors of the applicable entity in accordance with all applicable laws and regulations.

Section 2.18 Conduct to Date. From and after December 31, 2006, except as disclosed in Section 2.18 of the Disclosure Schedule, neither Coast nor the Bank or any Coast Subsidiary has done the following:

(a) failed to conduct its business in the ordinary and usual course consistent with past practices;

(b) issued, sold, granted, conferred or awarded any common or other stock, or any corporate debt securities properly classified under GAAP applied on a consistent basis as long-term debt on the balance sheets of Coast or the Bank, other than securities issued and sold pursuant to Coast’s stock option and equity incentive plans;

(c) effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization;

(d) declared, set aside or paid any cash or stock dividend or other distribution in respect of Coast’s capital stock, or purchased, redeemed, retired, repurchased, or exchanged, or otherwise directly or indirectly acquired or disposed of any of its capital stock;

(e) incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or subjected to lien any of its assets or properties (except for Permitted Liens), other than in the ordinary course of business consistent with past practice (it being understood in each case, with reference to the Bank, that in the ordinary course of business includes, among other things, Ordinary Banking Arrangements);

(f) discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in accordance with its terms in the ordinary course of business;

(g) sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its material properties or assets other than for a fair consideration in the ordinary course of business;

(h) except as required by contract (i) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with existing policies, (ii) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance or other similar contract, (iii) entered into, terminated or substantially modified any of the Employee Plans or (iv) agreed to do any of the foregoing;

(i) suffered any material damage, destruction or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, taking of property by any governmental authority, flood, windstorm, embargo, riot, act of God, act of war or other casualty or event, whether or not covered by insurance;

(j) canceled or compromised any debt of Coast in excess of $25,000;

(k) entered into any material transaction, contract or commitment outside of the ordinary course of its business, except for such contracts or commitments that relate to or related to the Cease and Desist Order or the Stipulation or the workout of loans involving the building activities of CCI or its affiliated entities; or

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(l) made or guaranteed any loan to any of the Employee Plans.

Section 2.19 Violations of Bank Secrecy Act and Patriot Act. Neither Coast nor any Coast Subsidiary has received any order, decree, notice or other communication from any governmental authority asserting or claiming that Coast or any Coast Subsidiary is, and to Coast’s knowledge, no facts or circumstances exist which would cause it or any of the Coast Subsidiaries to be deemed to be, (i) operating in violation of the Bank Secrecy Act, the USA PATRIOT ACT of 2001 and the regulations promulgated thereunder (the “Patriot Act”), any order issued with respect to anti-money laundering by the U.S. Department of Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statutes, rule or regulation, except where such violation would not have a Material Adverse Effect; or (ii) not in satisfactory compliance, with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, Title V of the Gramm Leach Bliley Act, as well as the provisions of the information security program adopted pursuant to 12 C.F.R. Part 40, except where the failure to so comply would not have a Material Adverse Effect. Coast (or where appropriate the Coast Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Coast (or such other of the Coast Subsidiaries) has complied in all material respects, except where the failure to comply would not have a Material Adverse Effect, with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

Section 2.20 Compliance with Laws and Regulations. Subject to the terms and conditions of the Cease and Desist Order entered against the Bank by certain of the Regulatory Authorities on May 25, 2007 (“Cease and Desist Order”) and the Stipulation, Coast and the Coast Subsidiaries have all licenses, franchises, permits and other governmental authorizations that are necessary to enable them to conduct their respective businesses, are qualified to conduct business in every jurisdiction in which such qualification is legally required and are in compliance in all material respects with all applicable laws, ordinances and regulations, except for matters that, individually or in the aggregate, would not have, or could not reasonably be expected to have, a Material Adverse Effect on Coast.

Section 2.21 Brokerage. Except for fees payable to Sandler O’Neill & Partners, L.P., which will be paid by Coast as set forth in the engagement letter by and between Coast and Sandler O’Neill & Partners, L.P., dated January 29, 2007, and the fees payable to The Kafafian Group, Inc. as set forth in the engagement letter dated March 21, 2007, there are no claims or agreements for brokerage commissions, investment banking fees, financial advisory fees, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement payable by Coast or any Coast Subsidiary.

Section 2.22 Statements True and Correct. The proxy statement to be used by Coast to solicit any required approval of its shareholders as contemplated by this Agreement (“Proxy Statement”), will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of Coast, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein which is necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the Shareholders’ Meeting to be held pursuant to Section 4.03 hereof, including any adjournments thereof, omit to state any material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Shareholders’ Meeting which shall have become false or misleading in any material respect. The Proxy Statement will, when filed with the SEC, comply as to form in all material respects with the provisions of the applicable federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, Coast makes no representation or warranty with respect to statements made or incorporated by reference in, or information omitted from, any of the foregoing documents based on information provided by or on behalf of First Banks or Newco in writing to Coast specifically for inclusion or incorporation by reference therein.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FIRST BANKS

First Banks hereby represents and warrants to Coast and the Bank, and Newco, when formed, will represent and warrant to Coast and the Bank as follows:

Section 3.01 Organization.

(a) First Banks is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and it has the power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now carried on. First Banks is a bank holding company registered pursuant to the Bank Holding Company Act, as amended.

(b) Newco will be formed under the FBCA as a wholly-owned subsidiary of First Banks after execution of this Agreement and prior to the Effective Time and shall have the corporate power and authority to approve this Agreement and the Merger and to carry on its business as it is proposed to be conducted. Newco shall maintain its corporate status as active status in the State of Florida and shall not be required to become qualified to do business as a foreign corporation in any jurisdiction. Newco will be formed solely for the purpose of engaging in the Merger and the transactions contemplated hereby and will not engage in any other business activities, and shall conduct its operations only as contemplated by this Agreement. Newco shall be, immediately prior to the Effective Time, a wholly-owned subsidiary of First Banks and will have no subsidiaries.

Section 3.02 Authorization. The Board of Directors of First Banks has all of the requisite corporate power and authority and, upon its formation, Newco will have all of the requisite corporate power and authority to approve this Agreement and the Merger, and the Board of Directors of First Banks has, by appropriate corporate action approved, and upon its formation Newco’s Board of Directors shall approve, this Agreement and the Merger and authorized the execution hereof on its behalf by duly authorized officers (in the case of, Newco, through a joinder) and the performance of their respective obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of First Banks, Newco, or in any agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in this Agreement) by or to which any of them is bound or subject prohibits either of them from consummating this Agreement or the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by First Banks and, upon its formation, will be duly and validly executed through a joinder and delivered by Newco, and constitutes a legal, valid and binding obligation, enforceable against First Banks, and to become enforceable against Newco upon its formation, in accordance with its terms (subject to the Bankruptcy and Equity Exceptions). First Banks is not, and Newco will not be after its formation, in default under or in violation of any provision of its governing documents, or any promissory note, indenture or evidence of indebtedness or security therefor or any lease, contract, purchase or other material commitment or agreement, except as would not result in a Material Adverse Effect as to First Banks.

Section 3.03 Litigation. There is no suit, claim, action, proceeding, including, without limitation, arbitration proceeding or alternative dispute resolution proceeding, or investigation instituted or pending or, to the knowledge of First Banks, threatened against, affecting or naming as a party thereto First Banks or Newco, or against their respective businesses or assets that, individually or in the aggregate, are or would materially impede, delay, or impair the consummation of the Merger or the transactions contemplated hereby.

Section 3.04 Statements True and Correct.

(a) None of the information supplied by First Banks, Newco, or any of their affiliates in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto), will at the date mailed to shareholders of Coast and at the time of the Shareholders’ Meeting, contain

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any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(b) None of the information supplied or to be supplied by First Banks or Newco for inclusion in any document to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents that First Banks or Newco is responsible for filing with any other Regulatory Authority in connection with the transactions contemplated hereby will comply with applicable laws, rules and regulations.

Section 3.05 Brokerage. There are no claims or agreements for brokerage commissions, investment banking fees, financial advisory fees, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement payable by First Banks or any of its subsidiaries.

Section 3.06 Financing. First Banks shall have sufficient cash, available lines of credit, or other sources of immediately available funds to enable First Banks to pay the Aggregate Merger Consideration and its costs and expenses of the transaction contemplated under this Agreement (including those of Newco). First Banks intends to pay the Aggregate Merger Consideration and such costs and expenses from its available cash and cash equivalents.

Section 3.07 Not an Interested Shareholder. Neither First Banks or Newco nor any of their respective affiliates is an “Interested Shareholder” (as such term is defined in Section 607.0901 of the FBCA) of Coast.

Section 3.08 Ownership of Company Stock. Neither First Banks or Newco nor any of their respective affiliates beneficially owns any shares of Coast Stock.

ARTICLE IV

AGREEMENTS OF COAST AND THE BANK

Section 4.01 Business in Ordinary Course. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms and except (x) as expressly contemplated or permitted by this Agreement, (y) as required under the Cease and Desist Order or the Stipulation, or (z) is required by applicable law (including any compliance by Coast’s directors with their fiduciary duties); Coast and the Bank agree as follows:

(a) Coast, the Bank, and the Coast Subsidiaries shall continue to carry on their business and the discharge or incurrence of obligations and liabilities only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, Coast, the Bank and each Coast Subsidiary will not:

(i) declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, except for dividends of the Bank or the Coast Subsidiaries payable to Coast, the Bank or a Coast Subsidiary; or

(ii) except upon the exercise of options issued and outstanding prior to the date of this Agreement, issue any Coast Stock or other capital stock or any options, warrants, or other rights to subscribe for or purchase Coast Stock or any other capital stock or any securities convertible into or exchangeable for any capital stock; or

(iii) directly or indirectly redeem, purchase or otherwise acquire any Coast Stock or any other capital stock of Coast; or

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(iv) directly or indirectly redeem or repurchase any options to purchase Coast Stock; or

(v) effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock, or otherwise reorganize or recapitalize; or

(vi) increase the “brokered deposits” of the Bank, as that term is defined in 12 C.F.R. 337.6(a)(2), to a total dollar amount greater than the dollar amount of brokered deposits as of the date of this Agreement.

(vii) amend its articles of incorporation, or bylaws, or enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any person or entity.

(b) Except as required to comply with the Cease and Desist Order or the Stipulation, Coast and each Coast Subsidiary will not, without the prior written consent of First Banks (which consent shall not be unreasonably withheld, conditioned or delayed and, in any case, shall be responded to within two (2) business days of any request for a written consent):

(i) other than certain severance arrangements currently under consideration by the FDIC, grant any increase (other than ordinary and normal increases consistent with past practices or as may be required by law) in the compensation payable or to become payable to officers or salaried employees, adopt or make any change in any bonus, insurance, pension, or other Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees;

(ii) borrow or agree to borrow any amount of funds or directly or indirectly guarantee or agree to guarantee any obligations of others, except in the ordinary course of business (it being understood, with reference to the Bank, that in the ordinary course of business includes, among other things, Ordinary Banking Arrangements);

(iii) other than pursuant to loan commitments outstanding as of the date of this Agreement, make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in principal amounts in excess of $250,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $500,000 (excluding for this purpose any accrued interest or overdrafts);

(iv) purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than three years or any asset-backed securities, other than United States government obligations or those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation;

(v) other than letters of credit, loan agreements, credit and deposit agreements and documents, in each case made in the ordinary course of business, enter into any material agreement, contract or commitment having a term in excess of three (3) months;

(vi) except in the ordinary course of business, place on any of its material assets or properties any mortgage, pledge, lien, charge, or other encumbrance other than a Permitted Lien;

(vii) except in the ordinary course of business, (A) cancel or accelerate any material indebtedness owing to Coast, the Bank or a Coast Subsidiary or any claim which Coast, the Bank or any Coast Subsidiary may possess, or (B) waive any material rights of substantial value;

(viii) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property, other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness;

(ix) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that a report shall not be required with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless the Bank has reason to believe that such property might contain any such waste materials or otherwise might be contaminated;

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(x) commit any act or fail to do any act which will cause a breach of any agreement, contract or commitment and which is reasonably likely to have a Material Adverse Effect on Coast;

(xi) violate any law, statute, rule, governmental regulation or order, which violation will have a Material Adverse Effect on Coast;

(xii) purchase any real or personal property (other than by foreclosure of the Bank’s existing loans secured by such real or personal property) or make any other capital expenditure where the amount paid or committed therefor is in excess of $75,000; or

(xiii) increase or decrease the rate of interest paid on time deposits, except in the ordinary course of business.

Section 4.02 Breaches. Coast shall give prompt notice to First Banks (to the extent Coast has knowledge thereof), of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would cause any condition set forth in Article 6.01 hereof to not be satisfied at the Closing, and (b) any material failure of Coast to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not be treated as a breach for purposes of 6.01 unless the failure to give such notice results in material prejudice to First Banks.

Section 4.03 Submission to Shareholders. Coast shall (a) not later than thirty (30) days from the date of this Agreement prepare and cause to be filed with the SEC a Proxy Statement relating to the solicitation of shareholder approval of this Agreement and the Merger, (b) as soon as practicable thereafter prepare for a meeting of its shareholders as contemplated in the Proxy Statement (such meeting together with any adjournments is referred to as the “Shareholders’ Meeting”) relating to shareholder approval of this Agreement and the Merger, and (c) promptly cause the Shareholders’ Meeting to be duly called and held. Coast’s Board of Directors shall unanimously recommend to Coast’s shareholders the approval of this Agreement and the Merger and will not withdraw or modify the recommendation in any way adverse to First Banks except to the extent permitted by Section 4.15 hereof. Coast shall cause the Proxy Statement to be mailed to Coast shareholders and use its commercially reasonable efforts to obtain such shareholder approval. First Banks agrees to promptly provide Coast with all the information regarding First Banks and Newco required to be included in the Proxy Statement and to otherwise cooperate with Coast in the preparation of the Proxy Statement and the other necessary proxy solicitation materials of Coast with respect to the Merger.

Section 4.04 Consummation of Agreement. Coast and the Bank shall perform and fulfill all obligations on their respective parts to be performed or fulfilled pursuant to this Agreement and to effect the Merger in accordance with the terms and provisions hereof. Coast and the Bank shall furnish to First Banks in a timely manner all information, data and documents reasonably requested by First Banks in connection with First Bank’s effort to obtain all necessary regulatory approvals for the Merger, and shall cooperate fully with First Banks in seeking such approvals and in consummating the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the First Banks and Coast agree to:

(a) inform the other parties hereto of any communication, written or oral, from any Governmental Entity regarding this Agreement, the Merger and the other transaction contemplated hereby, unless prohibited by applicable law;

(b) if any party hereto or affiliate thereof, as their representative, receives a request from any such Governmental Entity for additional information or documentary material with respect to the transactions contemplated by this Agreement, endeavor in good faith to make, or cause to be made, as promptly as practicable and after consultation with the other party, an appropriate response in compliance with such request;

(c) consult with the other parties hereto with respect to, provide any necessary information with respect to, and, subject to the advice of counsel of each of Coast and First Banks), provide the other parties hereto (or their

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respective counsel) with copies of, all filings made by such parties with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby;

(d) do all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

Section 4.05 Access to Information. From the date hereof until the earlier termination of this Agreement or the Effective Time, upon reasonable notice and subject to applicable law, Coast and the Bank shall permit First Banks reasonable access during normal business hours and in a manner which will avoid undue disruption or interference with their normal operations, to their properties (and shall cause the Coast Subsidiaries to provide to First Banks comparable access to their properties) and all books, documents, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Coast, the Bank, and the Coast Subsidiaries including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants’ workpapers (if available and subject to the respective independent accountants’ consent), litigation files (other than attorney-client privileged matters or matters covered by an attorney work product or similar doctrine, except pursuant to a joint defense agreement or other similar agreement), plans affecting employees, and any other business activities or prospects in which First Banks may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Coast shall make reasonably available for interview by First Banks all individuals with knowledge of Coast and the Bank and their operations, including but not limited to all of the advisers, counsel and employees of Coast or the Bank. First Banks will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof and the previously executed Confidentiality Agreement (as defined in Section 8.01).

Section 4.06 Consents of Third Parties. Coast and the Bank shall use its commercially reasonable efforts to obtain all material consents of third parties necessary or desirable for the consummation of the transactions contemplated by this Agreement.

Section 4.07 Subsequent Financial Statements.

(a) As soon as available after the date hereof, Coast shall deliver to First Banks the monthly unaudited consolidated balance sheets and profit and loss statements of Coast prepared for its internal use, the report of condition and income of the Bank for each quarterly period completed prior to the Closing, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law.

(b) Coast shall file in a timely manner all reports, forms, filings, registration statements, and other documents (including, but not limited to, all exhibits, post-effective amendments and supplements thereto) required to be filed by it under the Securities Exchange Act of 1934 (the “Exchange Act”) between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement. If financial statements are contained in any reports filed with the SEC, such financial statements will present fairly, in all material respects, the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then-ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments and except for the permissible absence of footnote disclosure). As of their respective dates, such reports filed with the SEC will comply as to form in all material respects with the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.08 Bank Merger. Subject to the terms and conditions of this Agreement and applicable law, First Banks agrees to use, and shall cause Newco to use, its commercially reasonable efforts to take, or cause to be

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taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable after the date of this Agreement and, without limitation, shall: (a) prepare and file all forms, registrations, and notices required to be filed to consummate the transactions contemplated by this Agreement, including, without limitation, the taking of such action necessary to obtain in a timely manner all necessary approvals from the Banking Regulators to approve the acquisition of Coast by First Banks and the merger of the Bank with and into with and into First Bank (the “Bank Merger”), and (b) comply promptly with all applicable laws and legal requirements which may be imposed on it with respect to this Agreement, the Merger, and the Bank Merger (which actions shall include, without limitation, furnishing all information required under and in connection with approvals of or filings with any Governmental Entity). Coast and the Bank shall cooperate with First Banks, execute such documents and file such applications and notices as may be required or desirable in order to enable the Bank to enter into and consummate the Bank Merger, to be effective immediately following the Effective Time or as soon thereafter as practicable, and First Banks and Coast shall use their commercially reasonable efforts to have the Bank Merger approved by the applicable Bank Regulators as soon as practicable following the execution of this Agreement. As soon as practicable following the execution of this Agreement, the Bank will execute and deliver to First Banks a Merger Agreement in the form of Exhibit A to this Agreement.

Section 4.09 Employment of Senior Officer and Other Employees.

(a) Following the execution of this Agreement, Coast and the Bank will reasonably cooperate with First Banks in its efforts to arrange for the employment of Anne Lee after the Merger (the “Senior Officer”).

(b) Following the execution of this Agreement, Coast and the Bank will reasonably cooperate with First Banks in its efforts to retain such other employees as may be reasonably identified by First Banks.

Section 4.10 Insurance. Coast shall use its commercially reasonable efforts to maintain and pursue any and all material insurance claims under all insurance policies currently maintained by Coast or any Coast Subsidiary, and shall use its reasonably commercial efforts to refrain from taking any action that may adversely affect any claims or potential claims under all insurance policies currently maintained by Coast or any Coast Subsidiary.

Section 4.11 Director and Officer Insurance and Indemnification.

(a) By virtue of the occurrence of the Merger, First Banks agrees that it shall from and after the Effective Time assume and perform Coast’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Coast, the Bank and the Coast Subsidiaries as provided in the FBCA, and the articles of incorporation, bylaws, and indemnification agreements of Coast, the Bank or the Coast Subsidiaries or otherwise in effect as of the date of this Agreement with respect to matters occurring at any time prior to the Effective Time. Section 4.11 of the Disclosure Schedule contains a complete list of all indemnification agreements to which Coast is a party to on the date of this Agreement. Coast agrees not to amend any existing agreements under which Coast, the Bank, or any Coast Subsidiaries has agreed to indemnify any of the present or former directors, officers, employees, or agents of Coast, the Bank, or any Coast Subsidiary, or enter into new indemnification agreements providing such indemnification.

(b) Coast represents that it has received a quote for the purchase of an insurance policy extension from Travelers Insurance for Coast’s current policy providing directors’ and officers’ liability insurance for all present and former directors and officers of Coast, the Bank, or any Coast Subsidiary, which extension will extend through April 1, 2012 for $98,962, and First Bank agrees to arrange with Coast for the purchase of the extension at the price described herein prior to the Closing Date.

(c) In the event First Banks, the Surviving Corporation, or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any

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person, then, and in each such case, proper provision shall be made so that the successors and assigns of First Banks assume, guarantee, and perform the obligations set forth in this Section 4.11.

(d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Coast or any Coast Subsidiary and his or her heirs and representatives.

Section 4.12 Correspondence with Regulatory Agencies. Coast shall, following the execution of this Agreement and until the earlier of the Closing Date or the termination of this Agreement, provide to First Banks to the extent permitted by applicable law, as soon as practicable after transmittal or receipt but in no event later than two (2) business days after transmittal or receipt, copies of all correspondence with (i) the FDIC, (ii) the Federal Reserve, (iii) the Florida Department, (iv) the SEC, and (v) any and all other Governmental Entities having jurisdiction over the business, assets and properties of Coast or any Coast Subsidiary.

Section 4.13 Cancellation of Stock Options. The Board of Directors of Coast shall, prior to the Closing Date, take all action necessary under applicable law to terminate all existing stock option plans of Coast and to terminate all outstanding options to purchase Coast Stock.

Section 4.14 Fairness Opinion. Coast shall have received, prior to the Closing Date, a written opinion from The Kafafian Group, Inc., to the effect that, as of the date that the Board of Directors of Coast approved this Agreement, and subject to the qualifications and limitations set forth therein, the consideration to be received in the Merger by the holders of Coast Stock is fair to the holders of Coast Stock from a financial point of view, and such opinion shall not have been withdrawn or materially amended or modified prior to the Closing Date.

Section 4.15 Non-Solicitation.

(a) Coast agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any Acquisition Proposal. From and after the date of this Agreement and until the earlier of termination of this Agreement or the Effective Time, Coast shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, “Representatives”) to directly or indirectly:

(i) initiate, solicit or knowingly encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or which would be reasonably likely to lead to any third-party Acquisition Proposal; or

(ii) enter into any agreement with respect to any Acquisition Proposal; or

(iii) in the event of an unsolicited Acquisition Proposal, engage in negotiations or discussions with, or provide any information or data to, any person (other than First Banks or any of its affiliates or representatives) relating to an Acquisition Proposal.

Notwithstanding the foregoing, nothing contained in this Section 4.15 shall prohibit Coast or its board of directors from taking (and disclosing to Coast’s shareholders) any position with respect to a tender or exchange offer by a third party in compliance with Rules 14d-9 or 14e-2 under the Exchange Act or making such other disclosures to Coast’s shareholders if, in the good faith judgment of the board of directors of Coast, after consultation with outside legal counsel, such disclosure is necessary for the board of directors of Coast to comply with its fiduciary duties.

As used in this Agreement, “Acquisition Proposal” means any proposal or offer relating to any transaction or series of related transactions (other than the Merger) involving any (A) acquisition or purchase from Coast by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, referred to herein as a “Group”) of more than a 25% interest in the total outstanding

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voting securities of Coast or any Coast Subsidiary, or (B) exchange or tender offer involving Coast which, if consummated, would result in any Person beneficially owning 25% or more of any class of outstanding voting securities of Coast, or (C) merger, consolidation, business combination or similar transaction involving Coast, or (D) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 25% of the business or assets of Coast, or (E) any dissolution or liquidation of Coast, or (F) any other transaction similar to the foregoing with respect to Coast or any Coast Subsidiary.

(b) Notwithstanding Section 4.15(a) hereof, prior to receipt of the approval of the shareholders of Coast to this Agreement and the Merger, Coast may furnish, pursuant to a confidentiality agreement with terms no less favorable to Coast than those contained in the Confidentiality Agreement furnished to First Banks (subject to applicable law, including without limitation the fiduciary obligations of the board of directors of Coast), information concerning its business, properties or assets and such other information as it deems relevant to any person making an Acquisition Proposal that did not result from a breach of this Agreement and that the board of directors of Coast determines in good faith (after consultation with outside counsel and its financial advisors) is reasonably expected to result in a Superior Proposal, and may provide such information and negotiate and participate in discussions and negotiations with such person concerning such Acquisition Proposal if in the good faith opinion of the board of directors of Coast it is determined that providing such information or access or engaging in such discussions or negotiations is in the best interests of Coast and its shareholders and necessary in order for the board of directors of Coast to discharge its fiduciary duties to Coast’s shareholders under applicable law. Coast shall notify First Banks of such determination relating to a potential Superior Proposal and shall promptly provide to First Banks any material non-public information regarding Coast provided to any other party, which was not previously provided to First Banks.

As used herein, the term “Superior Proposal” shall mean a bona fide, written Acquisition Proposal made by such entity or group on an unsolicited basis, and in the absence of any violation of this Section 4.15 by Coast, which the board of directors determines, in good faith after consultation with its legal and financial advisors, is (i) not subject to any condition related to financing or, if so subject, that the board of directors of Coast has determined in its good faith judgment that it is reasonably likely to be financed, (ii) reasonably likely to be consummated (taking into account the legal aspects of the Acquisition Proposal, the person making the Acquisition Proposal and approvals required in connection therewith), and (iii) more favorable (taken as a whole) than the Aggregate Merger Consideration to Coast’s shareholders from a financial point of view; provided, that a Superior Proposal may be subject to customary conditions.

(c) Except as set forth in this Section 4.15(c), neither the board of directors of Coast nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Merger, to First Banks or to Newco, the approval or recommendation by the board of directors of Coast of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal.

Notwithstanding the foregoing, prior to the earlier of the termination of this Agreement or the Effective Time, the board of directors of Coast may (subject to the terms of this and the following sentence) withhold, withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth Business Day following Coast’s delivery to First Banks of a notice of its determination that an Acquisition Proposal constitutes a Superior Proposal (a “Superior Proposal Notice”); provided, however, that Coast shall not terminate this Agreement and enter into an agreement with respect to a Superior Proposal unless (i) prior to any such termination Coast has provided First Banks with a Superior Proposal Notice with respect to such Superior Proposal as aforesaid, (ii) within a period of five Business Days following the delivery of the Superior Proposal Notice, First Banks does not propose to amend this Agreement or enter into an alternative transaction, in either case which the board of directors of Coast determines in its good faith judgment in consultation with its legal and financial advisors to be no less favorable to the Coast’s shareholders, from a

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financial point of view, as such Superior Proposal, and (iii) at least five full Business Days after Coast has provided the Superior Proposal Notice, Coast delivers to First Banks a written notice of termination of this Agreement pursuant to this Section 4.15(c).

Section 4.16 Option Agreement. Concurrently with the execution of this Agreement, Coast agrees to enter into an Option Agreement in the form attached hereto as Exhibit B (the “Option Agreement”) pursuant to which Coast has granted to First Banks an option to purchase from Coast, upon the terms and conditions described in the Option Agreement, shares of Coast Stock.

Section 4.17 Environmental Reports. Coast and the Bank shall provide to First Banks, as soon as reasonably practical, but not later than thirty (30) days after the date hereof, a report of a phase one environmental investigation, conducted by a company reasonably acceptable to First Banks, on the real property owned, leased or operated by Coast or any Coast Subsidiary as described on the attached Exhibit C, and within ten (10) days after the acquisition or lease of any real property acquired or leased by Coast or any Coast Subsidiary after the date hereof (other than space in retail and similar establishments leased or operated for automatic teller machines), except as otherwise provided in Section 4.01(b)(ix). If required by the phase one investigation, in First Banks’ reasonable opinion, Coast shall obtain and provide to First Banks a report of a phase two investigation on properties requiring such additional study. First Banks shall have fifteen (15) business days from the receipt of any such phase two report to notify Coast of any objection to the contents of such report. Should the cost of taking all remedial and corrective actions and measures (i) required by applicable law or (ii) recommended or suggested by such report or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $300,000 as reasonably estimated by an environmental expert retained for such purpose by First Banks and reasonably acceptable to Coast, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be $300,000 or less with a reasonable degree of certainty, then First Banks shall have the right pursuant to Section 7.09 hereof, for a period of ten (10) business days following receipt of such estimate or indication that the cost of such actions and measures can not be so reasonably estimated, to terminate this Agreement, which shall be First Banks’ sole remedy in such event.

Section 4.18 Credit Agreements. Coast and the Bank agree to negotiate in good faith with First Bank to finalize the definitive agreements pursuant to which First Banks and First Bank shall provide the revolving lines of credit to Coast and the Bank, as the case may be, as contemplated in the commitment letter dated August 3, 2007 (the “Commitment Letter”). Coast and the Bank acknowledge that time is of the essence with respect to the definitive agreements for the revolving lines of credit and each of Coast and the Bank will use its commercially reasonable efforts to assure that the definitive agreements will be finalized and ready for execution within ten (10) business days after the date of this Agreement.

ARTICLE V

AGREEMENTS OF FIRST BANKS

Section 5.01 Regulatory Approvals. First Banks shall as soon as practicable, and in any event, within 30 days of the date of this Agreement, file all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board, the FDIC, and the Florida Department. Except for any portions of documents identified therein as confidential, First Banks shall (i) provide Coast with copies of all applications and notices to be made in connection with this Agreement prior to the filing thereof with any regulatory agency, (ii) promptly provide Coast with copies of all applicable regulatory applications, notices and supplemental filings actually submitted, and (iii) promptly provide Coast with copies of written communications received by it or its subsidiaries from, or delivered by First Banks or any of its subsidiaries to, any governmental agency in connection with this Agreement. First Banks shall keep Coast reasonably informed as to the status of such applications.

Section 5.02 Breaches. First Banks shall give prompt notice to Coast (to the extent First Banks has knowledge thereof), of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as

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the case may be, would cause any condition set forth in Article 6.02 hereof to not be satisfied at any time from the date hereof until the earlier of termination of this Agreement or the Effective Time, and (ii) any material failure of First Banks to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not be treated as a breach for purposes of 6.02 unless the failure to give such notice results in material prejudice to Coast.

Section 5.03 Consummation of Agreement. First Banks shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

Section 5.04 Employee Matters.

(a) First Banks shall provide the benefits described in this Section 5.04 with respect to each person who remains an employee of Coast or a Coast Subsidiary following the Closing Date (each a “Continued Employee”). Subject to First Banks’ ongoing right to adopt subsequent amendments or modifications of any plan referred to in this Section 5.04 or to terminate any such plan, in First Banks’ sole discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of First Banks, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs as may be in effect generally for employees of all of First Banks’ subsidiaries (the “First Banks Plans”), if and as a Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof and otherwise shall not be participating in a similar plan which is maintained by Coast after the Effective Time. Coast employees shall participate therein on the same basis as similarly situated employees of other subsidiaries of First Banks. All such participation shall be subject to the terms of such plans as may be in effect from time to time, and this Section 5.04 shall not give Continued Employees any rights or privileges superior to those of other employees of subsidiaries of First Banks. First Banks may terminate or modify all Employee Plans, and First Banks’ obligation under this Section 5.04 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, First Banks shall credit each Continued Employee with his or her term of service with Coast, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any First Banks Plan in which Continued Employees may participate. Nothing in this Agreement shall obligate First Banks, Coast or any other entity to employ any person or to continue to employ any person for any period of time.

(b) To the extent that any present employees of Coast or the Bank are not retained by First Banks after the Merger (each a “Terminated Employee”), First Banks agrees, to the extent permitted by applicable law and regulations, to make a severance package available to each Terminated Employee that will provide for two (2) weeks for each full year such Terminated Employee was employed by Coast or the Bank, with a maximum benefit of 26 weeks pay (the “Severance Package”). The Severance Package will not be available to any Terminated Employee who is eligible to receive severance payments under any other agreements or arrangements with Coast or the Bank.

Section 5.05 Option Agreement. Concurrently with the execution of this Agreement, First Banks agrees to enter into the Option Agreement.

Section 5.06 Credit Agreements. First Banks agrees to negotiate in good faith, and to cause First Bank to negotiate in good faith, with Coast and the Bank to finalize the definitive agreements pursuant to which First Banks and First Bank shall provide the revolving lines of credit to Coast and the Bank, as the case may be, as contemplated in the Commitment Letter. First Banks acknowledges that time is of the essence with respect to the definitive agreements for the revolving lines of credit and First Banks will use its commercially reasonable efforts, and will cause First Bank to use its commercially reasonable efforts, to assure that the definitive agreements will be finalized and ready for execution within ten (10) business days after the date of this Agreement.

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ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.01 Conditions to the Obligations of First Banks. The obligations of First Banks to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by First Banks) prior to or on the Closing Date of the following conditions:

(a) the representations and warranties made by Coast and the Bank in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect shall be true and accurate, in all respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, except to the extent expressly made as of an earlier date and except when the failure of such representations and warranties to be true and accurate would not, individually or in the aggregate, have a Material Adverse Effect on Coast (for purposes of this Section 6.01(a), a representation or warranty will not be deemed to be untrue or inaccurate because of any action or inaction on the part of Coast or the Bank that relates to the representation or warranty if First Banks has given its specific approval of such action or inaction to Coast or the Bank).

(b) Coast and the Bank shall have performed and complied in all material respects with all of its obligations and agreements required to be performed and complied with at and prior to the Closing;

(c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Bank Regulator or other person seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation thereof illegal;

(d) all necessary approvals, consents and authorizations required by law for consummation of the Merger, including the requisite approvals of the shareholders of Coast and all legally required approvals from the Banking Regulators, shall have been obtained, and all waiting periods required by law shall have expired;

(e) First Banks shall have received all documents required to be received from Coast, including without limitation all documents deliverable at Closing pursuant to Section 1.06(a), and the consents referred to in Section 4.06, on or prior to the Closing Date, all in form and substance reasonably satisfactory to First Banks;

(f) the Bank Merger shall have been authorized by all necessary parties, and any regulatory approvals required in connection therewith shall have been granted;

(g) There shall not have been any material addition or other material changes to the Stipulation and the Cease and Desist Order entered into with the FDIC and the State of Florida Office of Financial Regulation that are adverse to Coast or the Bank;

(h) Coast and Bank shall not have been designated by the SEC or any other governmental agency with jurisdiction over Coast’s or Bank’s business, assets or property the target of any criminal or civil enforcement action prior to the Closing Date;

(i) Except as identified in Section 2.08 of the Disclosure Schedule, there shall not have been any additional class action lawsuits filed against Coast, the Bank, or any Coast Subsidiary, except for class action lawsuits arising out of substantially the same facts as those alleged or may be alleged in the class action lawsuit(s) identified in Section 2.08 of the Disclosure Schedule;

(j) Coast shall have purchased the insurance coverage provided for in Section 4.11, and such policy shall be in place as of the Closing Date, and all material claims made under existing insurance policies shall have been

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filed in a timely fashion and there shall not have been a denial on any material amount of any claim related to any litigation disclosed pursuant to Section 2.08 of this Agreement;

(k) Coast and the Bank shall have, as of the Closing Date, (i) adversely classified credits (i.e., loss, doubtful, or substandard, as such terms are defined by Bank Regulators) not exceeding $175 million, including unfunded commitments, based on classification by bank regulatory authorities or through internal bank loan review procedure applied in accordance with safe and sound banking practices, and (ii) total assets of not less than $550 million;

(l) There shall not have been any third party claims filed against Coast or the Bank other than those claims (i) disclosed in Section 2.08 of the Disclosure Schedule or (ii) which arise from or relate to the developments in the residential lending department as a result of the cessation of building activities by CCI or its affiliated entities; and

(m) First Banks shall have received the environmental reports required by Section 4.17 hereof and shall not have timely elected pursuant to Section 7.09 hereof (and in accordance with the provisions of Section 4.17 hereof) to terminate this Agreement.

Section 6.02 Conditions to the Obligations of Coast and the Bank. The obligations of Coast and the Bank to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Coast) prior to or on the Closing Date of the following conditions:

(a) the representations and warranties made by First Banks in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect shall be true and accurate, in all respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, except to the extent expressly made as of an earlier date and except when the failure of such representations and warranties to be true and accurate would not, individually or in the aggregate, have a Material Adverse Effect on First Banks;

(b) First Banks shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed or complied with at or prior to the Closing, including, without limitation, the formation of Newco;

(c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Bank Regulator or other person seeking any of the foregoing be pending; and here shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation thereof illegal;

(d) all necessary approvals, consents and authorizations required by law for consummation of the Merger, including, without limitation, the requisite approvals of the shareholders of Coast and all legally required regulatory approvals, shall have been obtained, and all waiting periods required by law shall have expired; and

(e) First Banks shall have delivered to the Paying Agent the Aggregate Merger Consideration.

(f) Coast shall have received all documents required to be received from First Banks, including, without limitation, those identified in Section 1.06(b) hereof, at or prior to the Closing, all in form and substance reasonably satisfactory to Coast.

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ARTICLE VII

TERMINATION

Section 7.01 Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the shareholders of Coast shall have been previously obtained.

Section 7.02 Breach of Agreements. In the event that there is a material breach of any of the representations and warranties or agreements of First Banks, on one hand, or Coast or the Bank, on the other hand, which breach is not cured within thirty (30) days after notice to cure such breach is given to the breaching party by the non-breaching party, and such breach or inaccuracy would provide the terminating party with the ability to refuse to consummate under the applicable standard set forth in Section 6.01(a), in the case of First Banks, or 6.02(a), in the case of Coast, then the non-breaching parties, regardless of whether approval of this Agreement and the Merger by the shareholders of Coast shall have been previously obtained, may terminate and cancel this Agreement by giving notice of such action to the other parties.

Section 7.03 Failure of Conditions. In the event that any of the conditions to the obligations of a party are not satisfied or waived at or prior to the Closing, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether approval of the transactions contemplated by this Agreement by the shareholders of Coast shall have been previously obtained, terminate and cancel this Agreement by giving notice of such action to the other parties.

Section 7.04 Denial of Regulatory Approval. If any regulatory application filed pursuant to Section 5.01 hereof should be finally denied or disapproved by a regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by First Banks, as a condition for approval, shall not be deemed to be a denial or disapproval so long as First Banks diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review or similar such act on the part of First Banks (hereinafter referred to as the “Appeal”), then the application will be deemed denied unless First Banks prepares and timely files and continues to pursue an Appeal seeking the necessary approval.

Section 7.05 Regulatory Enforcement Matters. In the event that Coast or any Coast Subsidiary shall become a party or subject to any written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any Government Entity (“Governmental Action”), other than any Governmental Action in effect or, Governmental Action arising out of inquiries, investigations, actions or proceedings that are already underway as of the date of this Agreement, or if the FDIC or the Florida Department takes any action, or informs First Banks that it intends to take any action, to close the Bank, to place the Bank in conservatorship or receivership, to organize or otherwise be involved in any sale of the Bank or any assets of the Bank under 12 U.S.C. 1823 or under any similar federal or state banking law, or to take any action under 12 U.S.C. 1823(c) to provide assistance to the Bank, then First Banks may terminate this Agreement by giving notice of such termination to Coast.

Section 7.06 Unilateral Termination. This Agreement may be terminated by First Banks or Coast by giving notice to the other parties: (i) if the Closing shall not have occurred on or prior to January 30, 2008 (“Outside Termination Date”), unless the failure of the closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, (ii) if the shareholders of Coast fail to vote their approval of this Agreement and the Merger contemplated hereby as required under the FBCA at the Shareholders’ Meeting held pursuant to Section 4.03 of this Agreement, (iii) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the Outside Termination Date (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard

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set forth in Section 6.01(a) of this Agreement in the case of Coast and Section 6.02(a) in the case of First Banks or then in material breach of any covenant or other agreement contained in this Agreement), (iv) in the event that the agreements providing for revolving lines of credit to be entered into by First Banks, First Bank, Coast and the Bank, as described in the Commitment Letter, are not executed within ten (10) business days after the date of this Agreement, or (v) the Deficiency Amount as determined in Section 1.03(b) is greater than Ten Million Dollars ($10,000,000).

Section 7.07 Withdrawal of Recommendation. This Agreement may be terminated by First Banks, if (i) Coast’s board of directors shall have withdrawn, modified, or changed its recommendation to its shareholders with respect to approval of this Agreement or the Merger in a manner adverse to the Merger, (ii) Coast enters into a definitive agreement with any party other than First Banks or its affiliates in respect of any Acquisition Proposal, or Coast’s board of directors shall have approved or recommended any proposal other than by First Banks in respect of an Acquisition Proposal, (iii) the Coast board of directors or any committee thereof resolves to take any of the actions described in Sections 7.08(i) or (ii) of this Agreement, (iv) Coast shall have materially violated or breached any of its obligations under Section 4.15 of this Agreement.

Section 7.08 Superior Proposal. This Agreement may be terminated by Coast at any time prior to the receipt of the approval of the Merger by Coast’s shareholders, pursuant to and in compliance with Section 4.15(c) of this Agreement.

Section 7.09 Environmental Reports. First Banks may terminate this Agreement to the extent provided by Section 4.17 by giving notice of such termination to Coast.

Section 7.10 Effect of Termination. In the event of termination of this Agreement by either Coast, the Bank or First Banks prior to the consummation of the Merger as provided in Section 7, this Agreement shall forthwith become void and have no effect except (a) the obligations of the parties under this Section 7.10, and Sections 8.01, 8.03, and 8.06 – 8.14 shall survive any termination of this Agreement and (b) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Confidential Information. Except as otherwise agreed to in writing or as otherwise required by applicable law or regulation (including Nasdaq and NASD rules), until the Effective Time, First Banks, Newco, and their respective subsidiaries and Affiliates, will be bound by, and all information received by First Banks, Newco, their respective subsidiaries, Affiliates, or representatives pursuant to Section 4.05 shall be subject to, the terms of the confidentiality agreement, dated March 5, 2007, entered into by and between First Banks and Coast (as may be amended from time to time, the “Confidentiality Agreement”). In the event this Agreement is terminated and the Merger is not consummated, the parties to this Agreement affirm their understanding that the terms of the Confidentiality Agreement shall survive such termination and shall continue in full force and effect.

Section 8.02 Publicity. The initial press release relating to this Agreement shall be a joint press release issued by Coast and First Banks. Thereafter, so long as this Agreement is in effect, neither Coast nor First Banks, nor any of their respective Affiliates or representatives, shall issue any press release or make any other public announcement with respect to the Merger or this Agreement without first giving notice to and consulting with the other party, and considering in good faith incorporating any reasonable comments of such other party, except that a party may, without first consulting with the other party, issue a press release or make any other public announcement after receiving advice from counsel that such public statement or announcement is required by the rules of the Nasdaq or applicable law; provided, that, such party has attempted in good faith to consult with the other party prior to issuing such press release or other public announcement but has been unable to do so in a timely manner.

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Section 8.03 Return of Documents. Upon termination of this Agreement without the Merger becoming effective, each party shall deliver to the others originals and all copies of all Information made available to such party and will not retain any copies, extracts or other reproductions, in whole or in part, of such Information.

Section 8.04 Notices. All notices or other communications given or made pursuant to this Agreement shall be in writing and shall be (a) delivered by registered or certified mail, return receipt requested, (b) by expedited mail or package delivery service guaranteeing next business day delivery, or (c) delivered personally, by hand or by facsimile copy, to the person at the addresses set forth below (or such other address as may be provided hereunder):

If to First Banks:

First Banks, Inc.

600 James S. McDonnell Boulevard

Mail Stop M1-199-015

Hazelwood, Missouri 63042

Attention: Peter D. Wimmer, Esq.

Facsimile: (314) 592-6640

with a copy to:

Robert LaRose

Thompson Coburn LLP

One U.S. Bank Plaza

St. Louis, Missouri 63101

Facsimile: (314) 552-7000

If to Coast and the Bank:

Coast Financial Holdings, Inc.

1301 6th Avenue West

Suite 300

Bradenton, Florida 34205

Attention: Anne V. Lee

Facsimile: (941) 795-6161

with a copy to:

Richard Denmon

Carlton Fields, P.A.

Corporate Center Three

4221 West Boy Scout Boulevard, Suite 1000

Tampa, Florida 33607

Facsimile: (813) 229-4133

or to such other address as any party may from time to time designate by notice to the others.

Any notice or other communication to be given or made or that may be given or made pursuant to this Agreement shall be deemed to have been given: (x) three calendar days after deposit of such notice or communication in the United States mail, registered or certified, return receipt requested, with proper postage affixed thereto; (y) on the first business day after depositing such notice or communication with Federal Express, Express Mail, or such other expedited mail or package delivery service guaranteeing delivery no later than the next business day if next business day delivery service has been requested or paid for, or (z) upon delivery if hand delivered or delivered by facsimile copy to the appropriate address and person as provided hereinabove, or to the person to whose attention the notice is to be given or made to the other parties, in the manner hereinabove provided.

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Section 8.05 Nonsurvival of Representations, Warranties and Agreements. Except for the agreements set forth in Sections 1.07, 5.04, 8.01, 8.04 and 8.06–8.14 hereof, no representation, warranty or agreement contained in this Agreement shall survive the Closing.

Section 8.06 Costs and Expenses. Except as otherwise provided herein, each party shall pay its own costs and expenses incurred in connection with this Agreement and the matters contemplated hereby, including without limitation all fees and expenses of attorneys, accountants, brokers, financial advisors and other professionals. If any of the parties hereto files suit to enforce this Section 8.06 or seeking to recover costs and expenses or damages for breach of this Agreement, the costs, fees, charges and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of the prevailing party in such litigation and any related litigation shall be borne by the non-prevailing party.

Section 8.07 Entire Agreement. This Agreement, together with the Confidentiality Agreement and the Option Agreement, constitutes the entire agreement among the parties with respect to the transactions contemplated hereby and this Agreement supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements among the parties relating to the subject matter hereof and thereof.

Section 8.08 Headings and Captions. The captions of the Articles and the Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

Section 8.09 Waiver, Amendment or Modification. The conditions of this Agreement which may be waived may only be waived by a written instrument delivered to the other party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto and no provision hereof relating to the manner or the basis in which Coast Stock will be exchanged for the Per Share Merger Price or any change in the Per Share Merger Price shall be amended, modified, or supplemented after the Shareholders’ Meeting without the requisite approval of the Coast shareholders.

Section 8.10 Rules of Construction. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with United States GAAP; (c) “or” is not exclusive; and (d) words in the singular may include the plural and in the plural include the singular.

Section 8.11 No Assignment. None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other person, and any such purported assignment or delegation that is made without the prior written consents of the parties to this Agreement shall be null and void and of no effect.

Section 8.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

Section 8.13 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to and does not confer upon any person or the heirs, successors or assigns of such person (other than the parties hereto), any rights, remedies, obligations, or liabilities under or by reason of this Agreement and, other than those persons covered by Section 4.11, who shall have the right the provisions thereof directly but who shall have no right to approve any amendments, modifications, or supplements to this Agreement (including those pertaining to or affecting Section 4.11 hereof) which are approved by the parties hereto. Except as expressly stated in this Agreement, none of the parties hereto makes any agreement, covenant, representation or warranty, express or implied, to any other party hereto.

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Section 8.14 Governing Law. This Agreement and any suit, action, or proceeding arising out of or related to this Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Florida, without regard to any choice of law rules or principles that would result in the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FIRST BANKS, INC.

By:	/s/ Terrance M. McCarthy
Terrance M. McCarthy
Its:	President and Chief Executive Officer

COAST FINANCIAL HOLDINGS, INC.

By:	/s/ Anne V. Lee
Anne V. Lee
Its:	President and Chief Executive Officer

COAST BANK OF FLORIDA

By:	/s/ Anne V. Lee
Anne V. Lee
Its:	President and Chief Executive Officer

Newco hereby joins in the foregoing Agreement, undertakes to be bound thereby and that it will duly perform all acts and things therein referred to or provided to be done by it.

IN WITNESS WHEREOF, Newco has caused this undertaking to be made in counterparts by its duly authorized officers as of this              day of                     , 2007.

NEWCO

By:
Name:
Title:

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ANNEX B

OPTION AGREEMENT

OPTION AGREEMENT (this “Agreement”), dated as of August 3, 2007, made and entered into by and between Coast Financial Holdings, Inc., a Florida corporation (“Coast”), and First Banks, Inc., a Missouri corporation (“First Banks”).

WHEREAS, concurrently with the execution and delivery of this Agreement, First Banks and Coast are entering into an Agreement and Plan of Merger, dated as of the date hereof, to be joined in by Newco, a company to be formed as a wholly-owned subsidiary of First Banks (“Newco”), (the “Merger Agreement”), which provides, among other things, for the merger of Newco with and into Coast (the “Merger”), upon the terms and subject to the conditions of the Merger Agreement.

WHEREAS, as a condition to First Bank’s and Newco’s willingness to enter into the Merger Agreement, First Banks has requested that Coast agree, and Coast has agreed, to grant to First Banks an option to purchase shares of Coast’s common stock, par value $5.00 per share (“Coast Stock”), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

1. GRANT OF OPTION. Subject to the terms and conditions set forth herein (including the terms and conditions to exercise set forth in Section 2 of this Agreement), Coast hereby grants to First Banks an irrevocable option (the “Option”) to purchase up to 1,295,303 authorized but unissued shares of Coast Stock (subject to adjustment as set forth in Section 9 of this Agreement) (the “Option Shares”) at a per share purchase price equal to amount that the “Per Share Merger Price” (as that term is defined in Section 1.03(c) of the Merger Agreement) would have been had the Determination Date (as that term is defined in Section 1.05 of the Merger Agreement) occurred on the earliest date that an “Exercise Event” (as that term is defined in Section 2(c) of this Agreement) occurs, with such per share purchase price subject to further adjustment as set forth in Section 9 of this Agreement (the “Exercise Price”); provided, however, that in no event shall the number of shares of Coast Stock for which this Option is exercisable, when combined with Coast Stock beneficially owned at such time by First Banks and Newco, exceed 19.9% of the issued and outstanding Coast Stock.

2. EXERCISE OF OPTION. (a) Conditions to Exercise. Subject to compliance with applicable laws and regulations, First Banks may exercise the Option, in whole or in part, at any time and from time to time if, but only if, both a Triggering Event (as defined below) and an Exercise Event (as defined below) shall have occurred prior to the occurrence of the Exercise Termination Event (as defined below). An “Exercise Termination Event” shall mean: (i) the Effective Time (as defined in the Merger Agreement) of the Merger or (ii) termination of the Merger Agreement in accordance with its terms, if such termination occurs before the occurrence of a Triggering Event (other than a termination due to the breach of, or a default under, the Merger Agreement by First Banks or Newco or the failure of First Banks or Newco to satisfy a condition to closing of the Merger Agreement (each, a “Triggering Event Exception”), in which case an Exercise Termination Event shall exist whether or not there has been a Triggering Event), or (iii) in the case of a termination of the Merger Agreement in accordance with its terms occurring after the occurrence of a Triggering Event in which no Triggering Event Exception exists, the failure of an Exercise Event to have occurred within six months of the occurrence of the Triggering Event. For purposes of this Agreement only, in the event that the shareholders of Coast fail to vote their approval of the Merger Agreement and the Merger contemplated thereby as required under the FBCA at the Shareholders’ Meeting held pursuant to Section 4.03 of the Merger Agreement, the Merger Agreement shall be deemed to have been terminated in accordance with its terms immediately following such shareholder vote, notwithstanding any provisions in the Merger Agreement requiring any written notification or other communication to First Banks as a condition to such termination.

Any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law.

(b) Triggering Event. The term “Triggering Event” shall mean:

(i) any offer or proposal made to Coast or its wholly-owned subsidiary, Coast Bank of Florida, a state chartered bank (“Coast Bank”), after the date hereof by any person other than First Banks or an affiliate of First Banks, without having received First Banks’ prior written consent, to enter into any transaction or series of transactions that would constitute an Acquisition Transaction (as defined below);

(ii) any acquisition by any person (excluding officers and directors of Coast or its subsidiaries) other than First Banks, any affiliate of First Banks, or any Coast subsidiary acting in a fiduciary capacity, of beneficial ownership (as defined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”)) or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Coast Stock; or

(iii) any recommendation by the Board of Directors of Coast that the shareholders of Coast approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement, or any withdrawal by the Board of Directors of Coast of its recommendation or any failure to recommend that the shareholders of Coast vote “FOR” the Merger Agreement and the Merger;

(iv) the filing of any application or notice with the Federal Deposit Insurance Corporation or other federal or state bank regulatory authority by any person other than First Banks or an affiliate of First Banks, other than in connection with a transaction to which First Banks has given its prior written consent, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

For purposes of this Agreement, an “Acquisition Transaction” shall mean (i) any agreement entered into by Coast to engage in, an Acquisition Proposal (as defined in Section 4.15(a) of the Merger Agreement) with any person other than First Banks or an affiliate of First Banks; or (ii) the approval by the board of directors of Coast (the “Coast Board”) of, or the recommendation of the Coast Board that the shareholders of Coast approve or accept, any Acquisition Proposal.

(c) Exercise Event. The term “Exercise Event” shall mean either of the following events or transactions occurring after the date hereof:

(i) the consummation of an Acquisition Transaction with any person other than First Banks or an affiliate of First Banks, provided that, for purposes of determining an Acquisition Transaction qualifying under this Section 2(c)(i), each reference in the definition of Acquisition Proposal (as defined in Section 4.15(a) of the Merger Agreement) to “25%” shall be changed to “50%”;

(ii) the acquisition by any person (excluding officers and directors of Coast or its subsidiaries) other than First Banks, any affiliate of First Banks, or any Coast subsidiary acting in a fiduciary capacity, of beneficial ownership (as defined under Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 50% or more of the outstanding shares of Coast Stock; or

(iii) the execution by Coast or Coast Bank of an agreement for an Acquisition Transaction with any person other than First Banks or an affiliate of First Banks, provided that, for purposes of determining an Acquisition Transaction qualifying under this Section 2(c)(iii), each reference in the definition of Acquisition Proposal (as defined in Section 4.15(a) of the Merger Agreement) to “25%” shall be changed to “50%”.

(d) Notice by Company of Triggering and Exercise Events. Coast shall give notice promptly to First Banks of the occurrence of any Triggering Event or Exercise Event, it being understood that the giving of such notice by Coast shall not be a condition to the right of First Banks to exercise the Option.

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(e) Limitation to Exercising Option. No Option Shares shall be issued pursuant to the exercise of the Option if (i) at the time of the occurrence of a Triggering Event, or an Exercise Event, or at the time of exercise, First Banks or Newco is in material breach of the Merger Agreement, or (ii) a preliminary or permanent injunction barring the exercise of the Option has been issued by a court of proper or competent jurisdiction.

(f) Exercise Procedures and Closing. In the event First Banks is entitled to and wishes to exercise the Option, in whole or in part, First Banks shall give Coast notice of such exercise (the “Notice”) prior to an Exercise Termination Event (the date of which being referred to herein as the “Notice Date”) specifying (i) the total number of Option Shares that First Banks will purchase pursuant to such exercise and (ii) a place and date (“Closing Date”) which shall not be earlier than three business days and not later than 20 business days after the Notice Date for the closing of such purchase (the “Closing”); provided, however, that, prior notification to or approval of the FDIC or any other regulatory authority is required in connection with such purchase pursuant to the exercise of the Option, First Banks shall promptly file with the FDIC or other regulatory authority the required notification or application for approval and shall expeditiously process the same (and Coast shall cooperate reasonably with First Banks, at First Banks’ expense, in the filing of any such notification or application and the obtaining of any such approval), and the period of time within which the Closing must occur will instead be within three business days after the date on which (y) any required notification period has expired or been terminated or (z) such approval has been obtained, and in either event, any requisite waiting period has expired.

(g) Termination of Exercise Election. Notwithstanding Section 2(f), in no event shall a Closing with respect to the exercise of the Option, whether in whole or in part (the “Particular Exercise”), occur more than six months after the Notice Date with respect to the Particular Exercise, and if the Closing with respect to the Particular Exercise shall not have occurred within such six month period because proper and timely notification has not been given to the FDIC or other regulatory authority, or because the FDIC or other regulatory authority has not issued or granted any required approvals, the Option as to the number of Company Shares that are the subject of the Particular Exercise shall be deemed to have expired and shall be null and void. If (i) First Banks has received official notice that an approval of the FDIC or any other regulatory authority required for the purchase of Option Shares will not be issued or granted or (ii) a Closing with respect to a Particular Exercise shall not have occurred within six months after the Notice Date with respect to the Particular Exercise because the FDIC or other regulatory authority has not issued or granted any required approval, First Banks shall be entitled to exercise its rights under Section 6.

3. PAYMENT AND DELIVERY OF CERTIFICATES. (a) Payment of Exercise Price. At each Closing, First Banks shall pay to Coast, in immediately available funds by wire transfer to a bank account designated by Coast, an amount equal to the Exercise Price multiplied by the number of Option Shares being purchased at such Closing.

(b) Issuance of Certificates. At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Coast shall deliver to First Banks a certificate or certificates representing the Option Shares being purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and First Banks shall deliver to Coast a letter, in customary form, agreeing that First Banks shall not offer to sell, sell, or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement. If the Option should be exercised in part only, Coast shall deliver to First Banks at such Closing, a new Option evidencing the rights of First Banks to purchase the balance of the Coast Stock purchasable thereunder.

(c) Certificate Legend. Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY OTHER

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APPLICABLE JURISDICTION AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, DISPOSED OF OR OTHERWISE TRANSFERRED (SUCH A “TRANSFER”) UNLESS REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND ALL OTHER APPLICABLE SECURITIES LAWS UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

THE SHARES OF COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO FURTHER RESTRICTION AS TO THEIR TRANSFER PURSUANT TO THE TERMS OF AN OPTION AGREEMENT DATED AS OF AUGUST 3, 2007. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR.

The above legends shall be removed by delivery of substitute certificate(s) without such legend if First Banks shall have delivered to Coast a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Coast and its counsel, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended (the “Securities Act”).

4. REPRESENTATIONS AND WARRANTIES OF COAST. Coast represents and warrants to First Banks that:

(a) Corporate Status and Authority. Coast is a corporation duly organized, validly existing and in active status under the laws of the State of Florida and has the requisite corporate power and authority to enter into this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement by Coast and the consummation by Coast of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Coast and no other corporate proceedings on the part of Coast are necessary to authorize this Agreement or any of the transactions contemplated hereby.

(c) Enforceability. This Agreement has been duly executed and delivered by Coast, and, subject to giving any necessary notifications to, or making any required filings or registrations with, applicable regulatory authorities (the “Regulatory Authorities”) or obtaining any necessary approvals, consents, authorizations, orders, exemptions, or waivers from, or the taking of any other required action by, the applicable Regulatory Authorities (collectively, “Regulatory Action”) and provided that this Agreement constitutes a valid binding and enforceable agreement of First Banks, this Agreement constitutes a valid, and binding agreement of Coast and is enforceable against Coast in accordance with its terms (subject to the Bankruptcy and Equity Exceptions (as defined in Section 2.02 of the Merger Agreement)).

(d) Authority and Validity of Option Shares. Coast has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Option, the number of Option Shares as adjusted pursuant to Section 9 hereof. Upon issuance and delivery of the Option Shares in accordance with the terms of this Agreement, the Option Shares will be validly issued, fully paid, nonassessable, free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever (other than those claims, liens, charges, encumbrances and security interests agreed to by, or resulting from the acts or omissions of, First Banks or Newco).

(e) No Conflict. The execution and delivery of this Agreement by Coast does not, and the consummation by Coast of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, the articles of incorporation or bylaws of Coast or any agreement to which Coast is a party, or the creation of a lien, pledge, security interest or other encumbrance on assets of Coast or any of its subsidiaries, which in any such event is reasonably likely to have a Material Adverse Effect (as defined in Section 2.05 of the Merger Agreement) on Coast or First Banks.

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5. REPRESENTATIONS AND WARRANTIES OF FIRST BANKS. First Banks represents and warrants to Coast that:

(a) Corporate Status and Authority. First Banks is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b) Due Authorization. The execution and delivery of this Agreement by First Banks and the consummation by First Banks of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of First Banks and no other corporate proceedings on the part of First Banks are necessary to authorize this Agreement or any of the transactions contemplated hereby.

(c) Enforceability. This Agreement has been duly executed and delivered by First Banks, and, subject to any required Regulatory Action, and provided that this Agreement constitutes a valid, binding and enforceable agreement of Coast, this Agreement constitutes a valid and binding agreement of First Banks and is enforceable against First Banks in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

6. TERMINATION ELECTION BY FIRST BANKS. (a) Termination Fee. Upon the election of First Banks by notice given to Coast (the date on which such notice of such election is given to Coast is hereinafter referred to as the “Election Date”) at any time commencing upon the first occurrence of an Exercise Event occurring prior to the occurrence of an Exercise Termination Event, the right to exercise the Option pursuant to Section 2 hereof, to the extent not previously exercised, shall terminate, and Coast (or any successor entity thereof) shall pay to First Banks the Termination Fee. The “Termination Fee” shall mean an amount equal to the excess, if any, of (x) the Applicable Price (as defined below) for each share of Coast Common Stock over (y) the Exercise Price, multiplied by the number of Option Shares with respect to which the Option has not been exercised.

(b) Payment of Termination Fee. If First Banks gives notice of an election under the terms of Section 6(a), Coast shall, within 10 business days after the consummation of an Acquisition Transaction (“Consummation Date”), pay the Termination Fee to First Banks in immediately available funds, and, as of the Consummation Date, the right to exercise the Option pursuant to Section 2 hereof, to the extent not previously exercised, shall terminate. Notwithstanding the foregoing, to the extent that prior notice to or approval of the FDIC or other regulatory authority is required in connection with the payment of all or any portion of the Termination Fee, Coast shall deliver from time to time that portion of the Termination Fee that it is not then so prohibited from paying and shall promptly file with the FDIC or other regulatory authority, as the case may be, the required notice or application for approval and shall use reasonable efforts to expeditiously process the same (and First Banks shall cooperate with Coast in the filing of any such notice or application and the obtaining of any such approval), and the period of 10 business days to which reference is made in the preceding sentence for the payment of the portion of the Termination Fee requiring such notice or approval shall instead commence on the date on which (i) any required notice period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have expired. If notice of an election has been given under the terms of Section 6(a), and the FDIC or any other regulatory authority prohibits payment of any part of the Termination Fee, Coast shall promptly give notice of such fact to First Banks and First Banks shall thereafter have the right to exercise the Option only for that number of Option Shares equal to the difference between the Option Shares that were the subject of the notice of election under the terms of Section 6(a), and the number of Option Shares as to which a Termination Fee has been delivered pursuant to Section 6(a) (the “Permissible Option Shares”); provided, however, that, if the Option shall have expired pursuant to Section 2 hereof before the date of such notice or shall be scheduled to expire at any time before the expiration of a period ending on the 30th business day after such date, First Banks shall nonetheless have the right to exercise the Option, pursuant to Section 2 hereof, with respect to the Permissible Option Shares, until the expiration of such 30th business day.

(c) Applicable Price. For purposes of this Agreement, the “Applicable Price” means the greater of (i) the highest price per share at which a tender or exchange offer has been made for shares of Coast Common

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Stock after the date of this Agreement and on or before such Consummation Date, or (ii) the price per share to be paid by any third party for shares of Coast Stock or the consideration per share to be received by holders of Coast Stock, in each case pursuant to an agreement for a merger or other business combination transaction with Coast entered into on or before such Consummation Date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an investment banking firm selected by both First Banks and Coast, which determination shall be conclusive for all purposes of this Agreement.

7. REGISTRATION RIGHTS. Coast shall, if requested by First Banks at any time within two years after a Closing Date for Option Shares as expeditiously as possible prepare and file a registration statement under the Securities Act covering the Option Shares in order to permit the sale or other disposition of any Option Shares issued upon total or partial exercise of this Option in accordance with the intended method of sale or other disposition requested by First Banks. Coast shall use its commercially reasonable efforts to qualify such shares or other securities under any applicable state securities laws. First Banks agrees to use commercially reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall own beneficially 5% or more of the then outstanding voting power of Coast. Coast shall use commercially reasonable efforts to cause such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 120 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Coast hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 days in the aggregate if the Board of Directors of Coast shall have reasonably determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Coast. First Banks shall have the right to demand only one such registration. The registration statement prepared and filed under this Section 7 shall be at Coast’s expense except for underwriting discounts or commissions, brokers’ fees and the fees and disbursement of First Banks’ counsel related thereto. First Banks shall provide all information reasonably requested by Coast for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 7, Coast effects a registration under the Securities Act of Coast Stock for its own account or for any other shareholders of Coast (other than on Form S-4 or Form S-8, or any successor form), upon the written request of First Banks delivered to Coast within 10 business days of the giving of notice by Coast to First Banks of the intention to file such a registration statement, First Banks shall be permitted the right to participate in such registration (“piggyback registration”), and such participation shall not affect the obligation of Coast to effect a registration statement for First Banks under this Section 7; provided that, if the managing underwriters of such offering advise Coast in writing that in their opinion the number of shares of Coast Stock requested to be included in such registration exceeds the number which can be sold in such offering, Coast shall include the shares requested to be included therein by First Banks only to the extent permitted by the managing underwriters consistent with the financing requirements of Coast. Coast shall be obligated to effect only one such piggyback registration pursuant to this Section 7. In connection with any registration pursuant to this Section 7, Coast and First Banks shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

8. VOTING OF OPTION SHARES. Subject to restrictions, if any, imposed under the laws of the State of Florida, if any, First Banks shall have the right to vote any Option Shares acquired by it pursuant to this Agreement in any manner it deems appropriate, as determined in its sole discretion. Prior to the exercise of the Option, First Banks shall have no rights to vote any shares or have any other rights as a shareholder of Coast.

9. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. Without limitation to any restriction on Coast contained in this Agreement or in the Merger Agreement, in the event of any dividend (whether in cash, securities or other property, but excluding any regular, quarterly cash dividend of Coast) stock split,

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reclassification, recapitalization, reverse split, merger (other than the Merger), combination, exchange of shares or similar event, with respect to the Coast Stock, or the sale of Coast Stock or the grant of any option after the date hereof for the purchase of Coast Stock to anyone other than First Banks, the type and number of shares or securities subject to the Option, and the Exercise Price provided in Section 1, shall be adjusted appropriately so that First Banks shall have the option, under the terms and conditions of this Agreement, to purchase from Coast (or its successors) that number of shares of Coast Stock aggregating 19.9% (taking into account any prior issuances of Option Shares to First Banks) of the outstanding Coast Stock, for the aggregate price calculated as of the date of this Agreement by multiplying the number of Option Shares stated in Section 1 by the Exercise Price stated in Section 1 (without taking into account, for such purposes, any adjustment under this Section 9).

10. ADDITIONAL AGREEMENTS OF COAST. Coast agrees: (a) that it shall at all times until the termination of this Agreement have reserved for issuance upon the exercise of the Option, in whole or in part, that number of authorized and reserved shares of Coast Stock that are then issuable by Coast to First Banks upon exercise of the Options under this Agreement; (b) it will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Coast; and (c) it will reasonably cooperate with First Banks in taking all action required (including complying with all applications, premerger notification, reporting and waiting period required under applicable federal or state law or regulations before the Option, or any portion thereof, may be exercised and providing such information to each such governmental authority as it may require) in order to permit First Banks to exercise the Option.

11. BINDING EFFECT; ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement or the Merger Agreement, neither of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, and any such purported assignment or delegation that is made without such prior written consent shall be null and void and of no effect. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever.

12. EQUITABLE RELIEF. The parties recognize and agree that if for any reason any of the provisions of this Agreement are breached, immediate or irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

13. ENTIRE AGREEMENT. This Agreement, together with the Merger Agreement (including the exhibits and schedules thereto) and the Confidentiality Agreement (as defined in the Merger Agreement), constitute the entire agreement among the parties with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements among the parties relating to the subject matter hereof and thereof.

14. FURTHER ASSURANCES. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary or in order to consummate the transactions contemplated hereby.

15. VALIDITY. If any court or regulatory authority of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order to effectuate, as nearly as possible, to the extent permitted

7

by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason such court or regulatory authority holds or determines that the Option does not permit First Banks to acquire, or does not require Coast to comply with Section 6 hereof, it is the express intention of Coast to allow First Banks to acquire or require Coast to comply with Section 6 hereof with respect to such lesser number of shares as may be permissible without any amendment or modification hereof. Each party agrees that, should any court or other regulatory authority of competent jurisdiction hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including, without limitation, to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

16. NOTICES. All notices or other communications given or made pursuant to this Agreement shall be in writing and shall be (a) delivered by registered or certified mail, return receipt requested, (b) by expedited mail or package delivery service guaranteeing next business day delivery, or (c) delivered personally, by hand or by facsimile copy, to the person at the addresses set forth below (or such other address as may be provided hereunder):

If to First Banks:

First Banks, Inc.

600 James S. McDonnell Boulevard

Mail Stop M1-199-015

Hazelwood, Missouri 63042

Attention: Peter D. Wimmer, Esq.

Facsimile: (314) 592-6640

with a copy to:

Robert LaRose

Thompson Coburn LLP

One U.S. Bank Plaza

St. Louis, Missouri 63101

Facsimile: (314) 552-7000

If to Coast and the Bank:

Coast Financial Holdings, Inc.

1301 6th Avenue West

Suite 300

Bradenton, Florida 34205

Attention: Anne V. Lee

Facsimile: (941) 795-6161

with a copy to:

Richard Denmon

Carlton Fields, P.A.

Corporate Center Three

4221 West Boy Scout Boulevard, Suite 1000

Tampa, Florida 33607

Facsimile: (813) 229-4133

or to such other address as any party may from time to time designate by notice to the others.

Any notice or other communication to be given or made or that may be given or made pursuant to this Agreement shall be deemed to have been given: (x) three calendar days after deposit of such notice or

8

communication in the United States mail, registered or certified, return receipt requested, with proper postage affixed thereto; (y) on the first business day after depositing such notice or communication with Federal Express, Express Mail, or such other expedited mail or package delivery service guaranteeing delivery no later than the next business day if next business day delivery service has been requested or paid for, or (z) upon delivery if hand delivered or delivered by facsimile copy to the appropriate address and person as provided hereinabove, or to the person to whose attention the notice is to be given or made to the other parties, in the manner hereinabove provided.

17. GOVERNING LAW. This Agreement and any suit, action, or proceeding arising out of or related to this Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Florida, without regard to any choice of law rules or principles that would result in the application of the laws of any other jurisdiction.

18. INTERPRETATION. Whenever a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”. The terms “herein” and “hereof” shall be deemed to refer to this Agreement in its entirety. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

19. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

20. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

[SIGNATURES ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

FIRST BANKS, INC.

By:	/s/ Terrance M. McCarthy
Terrance M. McCarthy
Its:	President and Chief Executive Officer

COAST FINANCIAL HOLDINGS, INC.

By:	/s/ Anne V. Lee
Anne V. Lee
Its:	President and Chief Executive Officer

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Annex C

August 3, 2007

Board of Directors

Coast Financial Holdings, Inc.

1301 6th Avenue West

Bradenton, Florida 34205

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Coast Financial Holdings, Inc. (“Coast”, or the “Company”) common shares (“Common Shares”), of the consideration to be paid pursuant to the Agreement and Plan of Merger dated August 3, 2007 (the “Agreement”) by and between the Company and First Banks, Inc. (“First Banks” or the “Buyer”). As a result of the Merger, as defined in the Agreement, each outstanding Common share shall cease to be outstanding and shall be converted for an aggregate cash payment of Twenty-Two Million One Hundred Thirty Thousand Seven Hundred Ninitey-Three Dollars and Eighty Cents ($22,130,793.80) (the initial Aggregate Purchase Price) ($3.40 per share), less the Adjustment Amount as defined in Section 1.03(b) in the Agreement. As per Section 7.06 of the Agreement, the transaction may be terminated if the Defiency Amount as determined in Section 1.03(b) is greater than Ten Million Dollars ($10,000,000). The terms and conditions of the Merger are more fully set forth in the Agreement.

The Kafafian Group, Inc. (“TKG”), as part of our financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate and other purposes. In the ordinary course of business TKG provides consulting services to financial institutions, including performance measurement, profitability outsourcing, strategic planning, process improvement, and various investment banking advisory services. TKG has been retained by the Board of Directors of the Company as an independent contractor to determine whether, as of the date of this opinion letter, the Merger Consideration is fair, from a financial point of view to the holders of the Common Shares. TKG will receive a fee upon delivery of this opinion letter. TKG also performed consulting services relating to the development of a strategic plan on behalf of the Company during the past twelve months—for which it also received a fee. TKG does not have any relationship with First Banks.

In rendering this opinion, TKG, among other things:

•	Reviewed the Agreement;

•	Analyzed regulatory filings and other financial information concerning Coast since 2004;

•	Analyzed regulatory filings and other financial information concerning First Banks since 2004;

•	Discussed past, present, and future financial performance and operating philosophies with Coast and First Banks senior managements;

•	Reviewed certain internal financial data and projections of Coast;

•	Compared the financial condition, financial performance, and market trading multiples of Coast to similar financial institutions;

•	Compared the financial condition and financial performance of First Banks to similar financial institutions;

•	Reviewed reported price and trading activity for Coast and compared it to the price and trading activity for similar financial institutions;

•	Reviewed reported price and trading activity of similar financial institutions to First Banks;

•	Compared the consideration to be paid to Coast pursuant to the Agreement with the consideration paid by other acquirers in comparable acquisitions of other financial institutions;

•

Reviewed the pro forma impact of the Merger on the earnings and book value of the combined company and compared the contributions of each institution in a number of key financial categories to the combined company;

BOARD OF DIRECTORS

August 3, 2007

•	Reviewed summaries of non-binding offers to purchase or recapitalize Coast that resulted from a bidding process undertaken on behalf of Coast by Sandler O’Neill & Partners, L.P.;

•	Reviewed Coast’s Cease and Desist Order entered against Coast Bank of Florida dated May 25, 2007 and the Stipulation entered into by Coast Bank of Florida in connection therewith; and

•	Considered other financial studies, analyses, and investigations and reviewed other information deemed appropriate to render this opinion.

TKG held discussions with certain members of senior management and other representatives of Coast and First Banks to discuss the foregoing as well as other matters TKG deemed relevant including, but not limited to the following:

•	The deterioration in the financial performance and capital of Coast since September 30, 2006 and the increased need for liquidity during such period;

•	Coast’s public announcement on January 24, 2007 of its intent to explore various strategic alternatives for the Company while acting in the best interests of shareholders;

•

The results of the efforts to solicit third parties with respect to possible interest in purchasing or making an investment in Coast and the preliminary discussions held with certain of those parties prior to the execution of the Agreement;

•

The capital and liquidity position of the Company that existed at the time of the execution of the Agreement and could potentially have existed as a result of the Agreement not being executed and could potentially exist in the event the Merger is not consummated and the negative publicity generated therefrom;

•	The potential for further significant deterioration in Coast’s financial performance, capital and liquidity position;

•

The viability of Coast as an independent company. We considered the possibility that if Coast remained independent, the bank regulatory authorities having jurisdiction over Coast and its subsidiary could seek receivership or other remedy if Coast and Coast Bank of Florida continued its failure to meet the requirements of such regulatory authorities with respect to its operations, financial condition and capital requirements. We recognized the possibility that shareholder value, as represented by the Merger Consideration proposed in the Agreement, could be impaired if such regulatory authorities were to take such actions.

As part of its analyses, TKG took into account its assessment of general economic, market and financial conditions, its experience in similar transactions, as well as its experience in and knowledge of the banking industry. TKG’s opinion is based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to TKG through the respective dates thereof.

TKG has assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed and/or discussed for the purposes of its opinion, without independent investigation. TKG assumed that financial forecasts provided by Coast were reasonably prepared on bases reflecting the best currently available estimates and judgments of senior management and are based on reasonable assumptions, estimates and judgments. Any estimates contained in the analyses performed by TKG are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the values of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold.

BOARD OF DIRECTORS

August 3, 2007

TKG did not make any independent evaluation or appraisals of either Coast or First Banks or their respective assets or liabilities, nor was it furnished with any such appraisals. TKG has not made a review of the loans or loan loss reserves or reviewed any individual loan files of Coast or First Banks. TKG did not conduct a physical inspection of any properties or facilities of Coast or First Banks. TKG also assumed, without independent verification, that the aggregate allowances for loan losses for Coast and First Banks were adequate.

TKG relied upon assurances from management of Coast and First Banks that they are not aware of any facts or circumstances that may cause the information reviewed by it to contain a misstatement of omission of a fact material to its opinion. TKG has assumed that the Merger will be completed in accordance with the terms of the Merger Agreement and all applicable laws and regulations. TKG has assumed in all respects material to its analysis that all of the representations and warranties contained in the Agreement and all related agreements were true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement have not been nor will be waived. TKG also has assumed that there has been no material change to Coast’s or First Bank’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us.

This opinion is being furnished for the use and benefit of the Board of Directors of the Company and is not a recommendation to any shareholder as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement. TKG expresses no view as to, and our opinion does not address, the underlying business decision of Coast to engage in the Merger, the relative merits of the Merger as compared to other alternative business strategies that might exist for Coast, or the effect of any other transaction in which Coast might engage. TKG’s opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus or proxy statement, or in any other document, or used for any other purpose, without TKG’s prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration, as provided and described in the Agreement, is fair, from a financial point of view, to the holders of Common Stock.

Very truly yours,

The Kafafian Group, Inc.

ANNEX D

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

)
In the Matter of	)
	)	ORDER TO
COAST BANK OF FLORIDA	)	CEASE AND DESIST
BRADENTON, FLORIDA	)
	)	FDIC-07-086b
(Insured State Nonmember Bank))
)

Coast Bank of Florida, Bradenton, Florida (“Bank”), having been advised of its right to a Notice of Charges and of Hearing detailing the unsafe or unsound banking practices and violations of laws and/or regulations alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“Consent Agreement”) with counsel for the Federal Deposit Insurance Corporation (“FDIC”) and with the Director (“Director”) of the Division of Financial Institutions for the Florida Office of Financial Regulation (“OFR”) dated                     , 2007, whereby solely for the purpose of this proceeding and without admitting or denying any alleged facts, charges of unsafe or unsound banking practices and violations of laws and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“Order”) by the FDIC and the OFR. The OFR is authorized to issue an order to cease and desist pursuant to Section 655.033, Florida Statutes (2006).

The FDIC and the OFR considered the matter and determined that there is reason to believe that the Bank had engaged in unsafe or unsound banking practices and had committed violations of law and/or regulations. The FDIC and the OFR, therefore, accepted the Consent Agreement and issued the following:

ORDER TO CEASE AND DESIST

IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns cease and desist from the following unsafe and unsound banking practices and violations of laws and/or regulation:

(a)	operating with a board of directors that has failed to provide adequate supervision over and direction to the active management of the Bank;

(b)	operating with inadequate management;

(c)	operating with inadequate equity capital in relation to the volume and quality of assets held;

(d)	operating with an inadequate allowance for loan and lease losses (“ALLL”);

(e)	operating with ineffective audit programs;

(f)	operating with inadequate oversight of the loan portfolio and concentrations of credit;

(g)	operating with an excessive volume of poor quality loans;

(h)	following hazardous lending practices and operating with an inadequate loan policy;

(i)	operating with inadequate liquidity and funds management;

(j)	operating with inadequate strategic planning;

(k)	operating in such a manner as to produce low earnings;

(l)	operating with excessive exposure to interest rate risk;

(m)	operating in violation of laws and regulations and in contravention of Statements of Policy as more fully described on pages 21 through 30 of the Report of Examination dated January 29, 2007 (“Report”); and

(n)	operating with an information security program, risk assessment of the Information Technology (“IT”) area, IT audit, and a Disaster Recovery Plan that are inadequate.

IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

COMPLIANCE COMMITTEE

1. Within 30 days of the date of this Order, the Bank’s Board of Directors (“Board”) shall establish a Board Committee (“Compliance Committee”), consisting of at least five members, responsible for ensuring compliance with the Order, overseeing corrective measures with respect to the Order, and reporting to the Board. At least three members of the Compliance Committee shall be independent directors as defined herein. The Compliance Committee shall monitor compliance with this Order and within 45 days from the effective date of this Order, and every 30 days thereafter, shall submit a written report detailing the Bank’s compliance with this Order to the Board, for review and consideration during its regularly scheduled meeting. The compliance report and any discussion related to the report or Order shall be incorporated into the minutes of the meeting of the Board. Nothing contained herein shall diminish the responsibility of the entire Board to ensure compliance with the provisions of this Order. For the purposes of this Order, an “independent director” shall be an individual who is not employed in any capacity by the Bank, any of its subsidiaries, or affiliated organizations, other than as a director; or is otherwise deemed to be an independent director for purposes of this Order by the Regional Director of the FDIC’s Atlanta Regional Office (“Regional Director”) and the Director (collectively, “Supervisory Authorities”).

MANAGEMENT

2. (a) Within 60 days from the effective date of this Order, the Bank shall have and retain qualified management with the qualifications and experience commensurate with assigned duties and responsibilities at the Bank. Each member of management shall be provided appropriate written authority from the Board to implement the provisions of this Order. At a minimum, management shall include the following:

(i) a chief executive officer with proven ability in managing a bank of comparable size and in effectively implementing lending, investment and operating policies in accordance with sound banking practices; and

(ii) a senior lending officer with a significant amount of appropriate lending, collection, and loan supervision experience, and experience in upgrading a low quality loan portfolio and loan workout experience.

(b) The qualifications of management shall be assessed on its ability to:

(i) comply with the requirements of this Order;

(ii) operate the Bank in a safe and sound manner;

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(iii) comply with applicable laws and regulations; and

(iv) restore all aspects of the Bank to a safe and sound condition, including, but not limited to, asset quality, capital adequacy, earnings, management effectiveness, liquidity, and funds management.

(c) Within 30 days of the effective date of this Order, the Board shall cause to be developed a written analysis and assessment of the Bank’s management and staffing needs (“Management Plan”), which shall include, at a minimum:

(i) identification of both the type and number of officer positions needed to manage and supervise properly the affairs of the Bank;

(ii) evaluation of each Bank senior executive officer’s qualifications and experience to determine whether these individuals possess the ability, experience, and other qualifications required to perform present and anticipated duties, including adherence to the Bank’s established policies and practices, and maintenance of the Bank in a safe and sound condition; and

(iii) identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management;

(iv) evaluation of the members of the Board to determine if they possess the background and experience needed to provide proper oversight of the Bank’s affairs; and

(v) a plan of action to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications, which is determined necessary to fill positions consistent with the Management Plan.

(d) The written Management Plan and any subsequent modification thereto shall be submitted to the Supervisory Authorities for review and comment. Not more than 30 days from the receipt of any comment from the Supervisory Authorities, and after consideration of such comment, the Board shall approve the written Management Plan and/or any subsequent modification thereto which approval shall be recorded in the minutes of the Board. Thereafter, the Bank and its institution-affiliated parties shall implement and follow the written Management Plan and/or any subsequent modification.

(e) During the life of this Order, the Bank shall notify the Supervisory Authorities in writing of the resignation and/or terminations of any members of its Board and/or any of its senior officer(s) within 15 days of the event. The Bank shall also establish procedures to ensure compliance with section 32 of the FDI Act, 12 U.S.C. § 1831(i) and Subpart F of Part 303 of the FDIC Rules and Regulations, 12 C.F.R. §§ 303.100 through 303.103. In addition, the Bank shall notify the Supervisory Authorities in writing when it proposes to add any individual to the Bank’s Board or employ any individual as a senior executive officer. The notification must be received at least 30 days before such addition or employment is intended to become effective and should include a description of the background and experience of the individual(s) to be added or employed. The Supervisory Authorities may specify, at their sole discretion, such additional information or notice requirements for the Bank to submit as may be deemed necessary for the Supervisory Authorities to properly evaluate the proposed individual(s). The Bank shall not add or employ any proposed individual(s) if either of the Supervisory Authorities issues a written notice of disapproval.

CAPITAL

3. (a) Within 180 days from the effective date of this Order, the Bank shall have Tier 1 capital in such an amount as to equal or exceed seven and one-half percent (7.5%) of the Bank’s total assets. Thereafter, during the life of this Order, the Bank shall maintain Tier 1 capital in such an amount as to equal or exceed seven and one-half percent (7.5%) of the Bank’s total assets.

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(b) Within 60 days from the effective date of this Order, the Bank shall develop and adopt a plan (“Capital Plan”) to maintain a Total Risk Based Capital Ratio of at least ten percent (10%) as defined in the FDIC Statement of Policy on Risk-Based Capital contained in Appendix A to Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325, Appendix A. The Capital Plan and any subsequent modification thereto shall be submitted to the Supervisory Authorities for review and comment. Not more than 30 days from the receipt of any comment from the Supervisory Authorities and after consideration of such comment, the Board shall approve the Capital Plan and/or any subsequent modification thereto which approval shall be recorded in the minutes of the Board. Thereafter, the Bank shall implement and follow the Capital Plan and/or any subsequent modifications.

(c) The level of Tier 1 capital to be maintained during the life of this Order pursuant to subparagraph (a) shall be in addition to a fully funded ALLL, the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and /or visitations.

(d) Any increase in Tier 1 capital necessary to meet the requirements of this section may be accomplished by the following:

(i) the sale of common stock; or

(ii) the sale of noncumulative perpetual preferred stock; or

(iii) the direct contribution of cash capital by the Board, shareholders, and/or parent holding company; or

(iv) any other means acceptable to the Supervisory Authorities; or

(iv) any combination of the above means. Any increase in Tier 1 capital necessary to meet the requirements of this section may not be accomplished through a deduction from the Bank’s ALLL.

(e) If all or part of the increase in Tier 1 capital required by this section is accomplished by the sale of new securities, the Board shall forthwith take all necessary steps to adopt and implement a plan for the sale of such additional securities, subject to their fiduciary duties, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with the Federal securities laws. Prior to the implementation of the plan and, in any event, not less than fifteen (15) days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429 and to the OFR, 200 East Gaines Street, Tallahassee, Florida 32399-0371 for review. Any changes requested to be made in the plan or materials by the Supervisory Authorities shall be made prior to their dissemination. If the increase in Tier 1 capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Supervisory Authorities for prior approval.

(f) In complying with the provisions of this section, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities, a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within ten (10) days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank’s securities who received or was tendered the information contained in the Bank’s original offering materials.

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(g) For the purposes of this provision, the terms “Tier 1 capital” and “total assets” shall have, the meanings ascribed to them in Part 325 of the FDIC Rules and Regulations, 12 C.F.R. §§ 325.2(t) and 325.2(v).

ESTABLISH/MAINTAIN ALLOWANCE FOR LOAN/LEASE LOSSES

4. (a) Within 30 days from the effective date of this Order, the Board shall review the adequacy of the ALLL and establish a comprehensive policy for determining the adequacy of the ALLL. For the purpose of this determination, the adequacy of the ALLL shall be determined after the charge-off of all loans or other items classified “Loss”. The policy shall provide for a review of the ALLL at least once each calendar quarter. Said review should be completed at least ten (10) days prior to the end of each quarter, in order that the findings of the Board with respect to the ALLL may be properly reported in the quarterly Reports of Condition and Income. The review should focus on the results of the Bank’s internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Reports of Condition and Income, by a charge to current operating earnings.

(b) The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review. The Bank’s policy for determining the adequacy of the Bank’s ALLL and its implementation shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

AUDITS

5. Within 90 days from the effective date of this Order, the Board shall review and amend the Bank’s internal and external audit policies as necessary to address requirements for the frequency and scope of internal and external auditing procedures commensurate with the Bank’s risk profile. The Board shall identify the risk areas of the Bank’s activities and assess the scope and frequency of external and internal audits needed over each area.

LOAN POLICY

6. Within 60 days from the effective date of this Order, the Board shall adopt and implement a revised written lending and collection policy to provide effective guidance and control over the Bank’s lending function, which policy shall be revised to include, at a minimum, all items enumerated on page 16 of the Report. Such policy and its implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

CREDIT RISK

7. Within 90 days from the effective date of this Order, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to reduce the level of credit risk in the Bank. The program shall include, but not be limited to:

(a) procedures to strengthen credit underwriting;

(b) procedures to strengthen management of loan operations and to maintain an adequate, qualified staff in the credit area; and

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(c) procedures to ensure conformance with the Bank’s loan policy and laws, rules, and regulations pertaining to the lending function;

(d) procedures to ensure concentrations of credit are adequately identified, monitored, and controlled; and

(e) procedures for strengthening collections.

CONCENTRATIONS OF CREDIT

8. Within 90 days from the effective date of this Order, the Board shall perform a risk segmentation analysis with respect to the Concentrations of Credit listed on pages 50 and 51 of the Report. Concentrations should be stratified as the Board deems appropriate, but shall include concentrations identified by industry, geographic distribution, underlying collateral, direct or indirect extensions of credit to or for the benefit of any borrowers dependent upon the performance of a single developer or builder, and other asset groups that are considered economically related and in the aggregate represent 100% or more of the Bank’s tier 1 capital account. The Board shall develop a written plan that is acceptable to the Supervisory Authorities for systematically reducing concentration risk over time in relation to Tier 1 capital and identify procedures for monitoring compliance with the plan.

REDUCTION OF CLASSIFIED ITEMS

9. (a) Within 10 days from the effective date of this Order, the Bank shall eliminate from its books, by charge-off or collection, all items or portions of items classified “Loss” and 50 percent of all items or portions of items classified “Doubtful” identified in the Report that have not been previously collected or charged-off. In the alternative, for any loan classified “Doubtful”, the Bank may increase its ALLL by an amount equal to 50 percent of the loan classified “Doubtful”. Elimination of these items through proceeds of other loans made by the Bank is not considered collection for purposes of this paragraph.

(b) Additionally, while this Order remains in effect, the Bank shall, within 30 days of the receipt of any official Report of Examination of the Bank from the FDIC or the OFR, eliminate from its books, by collection, charge-off, or other proper entries, the remaining balance of any items classified “Loss” and 50 percent of those classified “Doubtful” unless otherwise approved in writing by the Supervisory Authorities.

(c) Within 90 days from the effective date of this Order, the Bank shall have reduced the items classified “Substandard” as of the Report and those items classified “Doubtful” that have not previously been charged off or reserved for, to not more than $155,000,000.

(d) Within 180 days from the effective date of this Order, the Bank shall have reduced the items classified “Substandard” and those items classified “Doubtful” as of the Report that have not previously been charged off to not more than $140,000,000.

(e) Within 360 days from the effective date of this Order, the Bank shall have reduced the items classified “Substandard” and those items classified “Doubtful” as of the Report that have not previously been charged off to not more than $105,000,000.

(f) Within 540 days from the effective date of this Order, the Bank shall have reduced the items classified “Substandard” and those items classified “Doubtful” as of the Report that have not previously been charged off to not more than $35,000,000.

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(g) The requirements of subparagraphs 9(c), 9(d), 9(e), and 9(f) are not to be construed as standards for future operations and, in addition to the foregoing, the Bank shall eventually reduce the total of all adversely classified items. Reduction of these items through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph. As used in subparagraphs 9(c), 9(d), 9(e), and 9(f) the word “reduce” means:

(i) to collect;

(ii) to charge-off; or

(iii) to sufficiently improve the quality of items adversely classified to warrant removing any adverse classification, as determined by the Supervisory Authorities.

REDUCTION OF SPECIAL MENTION ASSETS

10. Within 45 days from the effective date of this Order, the Bank shall develop and implement a plan to ensure the portfolios of loans listed for “Special Mention” in the Report have been reviewed for overall quality and that the deficiencies noted have been corrected within 120 days.

POLICY FOR LIQUIDITY AND FUNDS MANAGEMENT

11. (a) Within 60 days from the effective date of this Order, the Board shall review its Liquidity and Contingency Funding Plan for appropriateness and to ensure officers assigned responsibilities under the Plan are capable of fulfilling their responsibilities.

(b) Within 60 days from the effective date of this Order, the Board of Directors shall develop a plan to reduce the Bank’s reliance on wholesale and QwikRate funding, and high cost local deposits.

BROKERED DEPOSITS

12. Upon the effective date of this Order, the Bank shall not increase the amount of brokered deposits above the amount outstanding as of the effective date of this Order. Within ten (10) days of the effective date of this Order, the Bank shall submit to the Supervisory Authorities a written plan for eliminating its reliance on brokered deposits. The plan shall detail the current composition of brokered deposits by maturity and explain the means by which such deposits will be paid. The Bank shall submit the plan to the Supervisory Authorities for review and comment. Within 10 days of receipt of all such comments from the Supervisory Authorities and after consideration of all such comments, the Bank shall approve the revised plan, which approval shall be recorded in the minutes of the meeting of the Board. Thereafter, the Bank shall implement and fully comply with the plan. At the end of each month, the Bank shall provide a written progress report to the Supervisory Authorities detailing the level, source, and use of brokered deposits with specific reference to progress under the Bank’s plan. For purposes of this Order, brokered deposits are defined in section 337.6(a)(1) of the FDIC Rules and Regulations to include any deposits funded by third party agents or nominees for depositors, including deposits managed by a trustee or custodian when each individual beneficial interest is entitled to or asserts a right to federal deposit insurance.

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WRITTEN STRATEGIC/BUSINESS PLAN

13. (a) Within 60 days from the effective date of this Order, the Board shall prepare, implement, and thereafter ensure Bank adherence to a written three-year business plan that shall include a projection of major balance sheet and income statement components, and shall provide for injections of equity capital, as necessary. The business plan shall also include a written profit plan and a detailed budget. Specifically, the plan shall describe the Bank’s objectives for improving Bank earnings, contemplated strategies, and major capital expenditures required to achieve those objectives. Such strategies shall include specific market segments that the Bank intends to promote or develop. Procedures shall also be established to monitor the Bank’s actual results against these projections and to provide for appropriate adjustments to the budget and profit plan. The plan shall set forth specific time frames for the accomplishment of these objectives as well as a description of the operating assumptions that form the basis for major projected income and expense components.

(b) A copy of the plan shall be submitted to the Supervisory Authorities for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Supervisory Authorities, the Bank shall implement and adhere to the program.

EARNINGS

14. Within 60 days from the effective date of this Order, the Bank shall formulate and implement a written plan (“Earnings Plan”) for the improvement of Bank earnings. The Earnings Plan shall be forwarded to the Supervisory Authorities for review and comment and shall address, at a minimum, the following:

(a) goals and strategies for improving and sustaining Bank earnings, including:

(i) the identification of the major areas in, and means by which, the Board will seek to improve the Bank’s operating performance;

(ii) development of realistic and comprehensive budgets;

(iii) monthly review of earnings performance to monitor the income and expenses of the Bank to compare actual figures with budgetary projections;

(iv) a description of the operating assumptions that form the basis for, and adequately support, major projected income and expense components; and

(v) coordination of the Bank’s loan, investment, and operating policies, and budget and profit planning, with the funds management policy.

(b) Following the end of each calendar quarter, the Board shall evaluate the Bank’s actual performance in relation to the plan required by this paragraph and shall record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting at which such evaluation is undertaken.

SENSITIVITY TO MARKET RISK

15. (a) Within 60 days from the effective date of this Order, the Board shall review and amend as necessary, the Bank’s written interest rate risk policy. At a minimum, the policy shall include guidelines for the following:

(i) measures designed to control the nature and amount of interest rate risk the Bank takes, including those that establish target ratios, specify risk limits and define lines of responsibilities and authority for managing risk;

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(ii) a system for identifying and measuring interest rate risk, including a periodic calculation to measure interest rate risk exposure at various time horizons,;

(iii) established goals and strategies for reducing and managing the Bank’s interest rate risk exposure;

(iv) a system for monitoring and reporting risk exposures; and

(v) a system for internal controls, review, and an audit to ensure the integrity of the overall risk management process.

(b) In addition, the Bank will review the appropriateness of the simulation model and revise the Asset Liability Management and Investment Policy to include realistic growth assumptions. The Board shall also validate the accuracy of the model.

ELIMINATE VIOLATIONS OF LAW AND INTERAGENCY STATEMENTS OF POLICY

16. (a) Within 60 days from the effective date of this Order, the Bank shall eliminate and/or correct all violations of laws and regulations cited by the FDIC on pages 21 through 24 in the Report, and shall take all necessary steps to ensure future compliance with all applicable laws and regulations.

(b) Within 60 days from the effective date of this Order, the Bank shall eliminate and/or correct all contraventions of policy cited by the FDIC on pages 25 through 30 in the Report. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable statements of policy.

INFORMATION TECHNOLOGY

17. (a) Within 90 days from the effective date of this Order, the Board shall appoint or hire someone qualified and with proper authority to implement and administer the information security program.

(b) Within 90 days from the effective date of this Order, the Board shall develop and fully implement an appropriate Customer Information Security Program that complies with Part 364, Appendix B of the FDIC’s Rules and Regulations—Interagency Guidelines Establishing Information Security Standards. The program shall at a minimum, address:

(i) Bank-wide risk assessment of all information assets;

(ii) appropriate controls to properly safeguard information assets;

(iii) periodic independent testing of controls;

(iv) employee training to ensure controls are properly implemented;

(v) effective vendor management;

(vi) incident response program; and

(vii) annual Board reporting of compliance status

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(c) Within 90 days from the effective date of this Order, the Board shall adopt a written Contingency/Recovery Plan (Plan) incorporating the guidance provided in the “Business Continuity Planning” Booklet of the Federal Financial Institutions Examination Council’s IT Examination Handbook. The Plan shall specify critical business units, recovery time objectives, and include BCP plans for critical business units. The Bank shall thereafter implement the Plan and test the Plan at least annually. Results of the tests shall be reported to the Board of Directors, which shall be noted in the minutes of the meeting of the Board of Directors.

(d) Within 90 days from the effective date of this Order, the Board shall establish an IT Audit program based on the bank-wide risk assessment and in accordance with the guidance provided in the “Audit Booklet” of the Federal Financial Institutions Examination Council’s IT Examination Handbook. The Audit program should include independent network vulnerability testing and an effective audit exception tracking process.

(e) Within 120 days, all other remaining IT deficiencies cited in the Report will be corrected.

CALL REPORTS

18. During the life of this Order, the Bank shall file with the FDIC Consolidated Reports of Condition and Income which accurately reflect the financial condition of the Bank as of the end of the period for which the Reports are filed, including any adjustment in the Bank’s books made necessary or appropriate as a consequence of any FDIC or OFR examination of the Bank during that reporting period.

CASH DIVIDENDS

19. The Bank shall not pay cash dividends without the prior written consent of the Supervisory Authorities.

DISCLOSURE

20. Simultaneously with the execution of the Consent Agreement by the Board, the Bank shall provide to its sole shareholder, Coast Financial Holdings, Inc. (“CFHI”), a copy of this Order and a summary fully describing this Order in all material respects for inclusion by CFHI in its next communication with its shareholders and in order for CFHI to meet its disclosure obligations under the federal securities laws and the rules and regulations thereunder, including, without limitation, disclosure in CFHI’s Statement on Schedule 14A, and its periodic, annual and quarterly reports on Forms 8-K, 10-K and 10-Q, respectively. The Bank shall simultaneously provide a copy of such summary to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429, and the OFR, 200 East Gaines Street, Tallahassee, Florida 32399-0371 for its review and comment prior to the effective date of this Order. The Bank shall promptly forward to CFHI any changes in the summary required by the Supervisory Authorities. Any changes requested to be made by the Supervisory Authorities shall be made prior to dissemination. The description shall fully describe the Order in all material respects.

PROGRESS REPORTS

21. Within 30 days of the end of the first quarter following the effective date of this Order, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken to secure compliance with this Order and the results thereof. Such reports shall include a copy of the Bank’s Reports of Condition and Income. Such reports may be discontinued when the corrections required by this Order have been accomplished and the Supervisory Authorities have released the Bank in writing from making further reports.

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CONCLUSION/SIGNATURE PAGE

This Order shall become effective immediately from the date of its issuance. The provisions of this Order shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this Order shall have been modified, terminated, suspended, or set aside by the FDIC. Pursuant to delegated authority.

Dated at Atlanta, Georgia, this 25th day of May, 2007.

/s/ Mark S. Schmidt
Mark S. Schmidt
Regional Director
Atlanta Region
Federal Deposit Insurance Corporation

The OFR having duly approved the foregoing Order, and the Bank, through its Board, having agreed that the issuance of said Order by the FDIC shall be binding as between the Bank and the OFR to the same degree and legal effect that such Order would be binding upon the Bank if the OFR had issued a separate order that included and incorporated all of the provisions of the foregoing ORDER pursuant to Section 655.033, Florida Statutes (2006).

Dated this 24th day of May, 2007.

/s/ Linda B. Charity
Linda B. Charity
Director
Division of Financial Institutions
Office of Financial Regulation

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COAST FINANCIAL HOLDINGS, INC.

Special Meeting of Shareholders,             , 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Common Shares of Coast Financial Holdings, Inc., a Florida corporation (the “Company”), does hereby appoint James K. Toomey and Anne V. Lee, and each of them, as due and lawful attorneys-in-fact (each of whom shall have full power of substitution), to represent and vote as designated below all of the Common Shares of the Company that the undersigned held of record at the close of business             , 2007, at the Special Meeting of Shareholders of the Company to be held at [Insert Place], on [Insert Date], 2007, at [Insert Time] a.m. local time, or any adjournment thereof, on the following matters, and on such other business as may properly come before the meeting:

1.	APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

Proposal to approve and adopt the Agreement and Plan of Merger (“Merger Agreement”), dated as of August 3, 2007, by and among the Company, Coast Bank of Florida, and First Banks, Inc., a Missouri Corporation, and the transactions contemplated thereby, as described in the accompanying Proxy Statement of the Company dated             , 2007 (the “Merger Proposal”).

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	GRANT OF DISCRETIONARY AUTHORITY TO VOTE IN FAVOR OF ANY ADJOURNMENTS OF POSTPONEMENTS OF THE SPECIAL MEETING, IF NECESSARY

Proposal to grant the discretionary authority to vote in favor of any adjournments or postponements of the Special Meeting, if necessary, including adjournments or postponements to provide additional time to solicit additional proxies in favor of the Merger Proposal if there are not sufficient votes for approval of the Merger Proposal at the special meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, on such other business as may properly come before the meeting (the Board of Directors is not aware of any matter other than the above proposals which are to be presented for action at the Special Meeting).

The above proposals are described in greater detail in the accompanying Proxy Statement dated             , 2007, which is incorporated herein by reference.

(Please Sign and Date on Reverse Side)

(Continued from Other Side)

PLEASE SIGN AND RETURN PROMPTLY.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR THE GRANT OF DISCRETIONARY AUTHORITY TO VOTE IN FAVOR OF ANY ADJOURNMENTS OF POSTPONEMENTS OF THE SPECIAL MEETING.

PLEASE ENTER THE NUMBER OF COMMON SHARES OF COAST FINANCIAL HOLDINGS, INC. YOU OWN:

(Please sign, date, and return this proxy form exactly as your name or names appear below whether or not you plan to attend the meeting.)

☐	I plan to attend the Special Meeting.
☐	I do not plan to attend the Special Meeting.

Date: , 2007

Signature(s):
Title or Authority (if applicable)

Please sign your name here exactly as it appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer or other similar capacity, so indicate. If the owner is a corporation, an authorized officer should sign for the corporation and state his or her title. If shares are held in more than one capacity, this Proxy shall be deemed valid for all shares held in all capacities.